   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1997

                                                       REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                            UNIVERSAL OUTDOOR, INC.
             (Exact name of Registrant as specified in its charter)

          ILLINOIS                       7312                    36-2827496
(State or other jurisdiction       (Primary Standard          (I.R.S. Employer
     of incorporation)         Industrial Classification    Identification No.)
                                     Code Number)

                                ----------------

                       321 NORTH CLARK STREET, SUITE 1010
                            CHICAGO, ILLINOIS 60610
                                 (312) 644-8673

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                                ----------------

                                 PAUL G. SIMON
                                GENERAL COUNSEL
                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                       321 NORTH CLARK STREET, SUITE 1010
                            CHICAGO, ILLINOIS 60610
                                 (312) 644-8673
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

                                WITH COPIES TO:

               LELAND E. HUTCHINSON                                  STACY J. KANTER
                 WINSTON & STRAWN                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
               35 WEST WACKER DRIVE                                  919 THIRD AVENUE
             CHICAGO, ILLINOIS 60601                             NEW YORK, NEW YORK 10022
                  (312) 558-5600                                      (212) 735-3000

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                ----------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM
                     TITLE OF EACH CLASS OF                           AGGREGATE OFFERING                AMOUNT OF
                  SECURITIES TO BE REGISTERED                              PRICE (1)                REGISTRATION FEE
9 3/4% Series B Senior Subordinated Exchange Notes due 2006.....         $100,000,000                    $30,304

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED            , 1997

                           OFFER FOR ALL OUTSTANDING
   [LOGO]
               9 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2006
                                IN EXCHANGE FOR
          9 3/4% SERIES B SENIOR SUBORDINATED EXCHANGE NOTES DUE 2006
                                       OF

                            UNIVERSAL OUTDOOR, INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON MARCH   , 1997, UNLESS EXTENDED
                                 --------------

    Universal Outdoor, Inc., an Illinois corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $100,000,000 of 9 3/4% Series B Senior Subordinated Exchange Notes Due 2006 (the "New Notes") of the Company, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the issued and outstanding 9 3/4% Series B Senior Subordinated Notes Due 2006 (the "Old Notes" and, with the New Notes, the "Notes") of the Company from the holders thereof. The terms of the New Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that such New Notes will not contain terms with respect to certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes were issued on December 16, 1996 pursuant to the Indenture (as defined) and sold in an offering (the "Offering") exempt from registration under the Securities Act.
    The Notes will be redeemable for cash at the option of the Company, in whole or in part, on or after October 15, 2001 at the redemption prices set forth herein. Until October 15, 1999, up to $35 million aggregate principal amount of the Notes will be redeemable, at the option of the Company, from the net proceeds of a public equity offering or equity private placement of Universal Outdoor Holdings, Inc., the parent of the Company ("Parent"), in each case resulting in net proceeds of $100 million or more.
    The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company and will rank PARI PASSU in right of payment with all other unsecured senior subordinated indebtedness of the Company. The Notes will rank PARI PASSU with the $225 million of 9 3/4% Senior Subordinated Notes due 2006 issued by the Company in October 1996 (the "October Notes"). The Notes will be subordinated to all existing and future Senior Debt (as defined) of the Company, including senior indebtedness under a $225 million bank credit facility. The amount of Senior Debt outstanding at December 31, 1996, after giving effect to the Transactions (as defined), the Offering, and the October Offerings (as defined), would have been approximately $136.5 million.
    For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest at the rate of 9 3/4% per annum, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1997. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from December 16, 1996. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 16, 1996. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 16, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.
    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated December 16, 1996 by and among the Company and the other signatories thereto (the "Registration Rights Agreement"). See "The Exchange Offer -- Consequences of Exchanging Old Notes" for a discussion of the Company's belief, based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") as set forth in no action letters issued to third parties, as to the transferability of the New Notes upon satisfaction of certain conditions. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Old Notes."
    There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Bear, Stearns & Co. Inc. and BT Securities Corporation (the "Initial Purchasers") have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notices. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

    HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 13 OF THIS PROSPECTUS PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.
                                 --------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY             REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                               ------------------

                 The date of this Prospectus is          , 1997

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the SEC. The Company has filed with the SEC a Registration Statement (which term shall include all amendments thereto) on Form S-1 under the Securities Act, with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete.

    With respect to each report or other information filed with the SEC pursuant to the Exchange Act, and such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference.

    Reference is hereby made to such reports, the Registration Statement and other information which can be inspected and copied at the public reference facilities maintained by the SEC at Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http:// www.sec.gov.

                               PROPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, THE "COMPANY" MEANS UNIVERSAL OUTDOOR, INC., TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES. "PARENT" REFERS TO UNIVERSAL OUTDOOR HOLDINGS, INC. AND ITS CONSOLIDATED SUBSIDIARIES, WHICH CONSTITUTE THE OPERATING SUBSIDIARIES OF PARENT. THE COMPANY IS A WHOLLY-OWNED SUBSIDIARY OF PARENT. UNLESS OTHERWISE SPECIFIED, THE PROSPECTUS ASSUMES THE COMPLETION OF THE TRANSACTIONS (AS DEFINED) SCHEDULED OR ANTICIPATED TO OCCUR. THE TERM "OCTOBER OFFERINGS" REFERS TO THE OFFERING BY THE COMPANY OF THE OCTOBER NOTES AND THE OFFERING BY THE PARENT OF 6.5 MILLION SHARES OF PARENT COMMON STOCK. THE "TRANSACTIONS" CONSIST OF THE POA ACQUISITION (AS DEFINED), THE DEBT TENDER OFFERS (AS DEFINED), THE EXECUTION OF THE NEW CREDIT FACILITY (AS DEFINED), THE MEMPHIS/TUNICA ACQUISITION (AS DEFINED), THE REVERE ACQUISITION (AS DEFINED), THE MATTHEW ACQUISITION (AS DEFINED) AND THE ADDITIONAL ACQUISITIONS (AS DEFINED). SEE "THE TRANSACTIONS." "ACQUISITIONS" MEANS, COLLECTIVELY, THE POA ACQUISITION, THE MEMPHIS/TUNICA ACQUISITION, THE REVERE ACQUISITION, THE MATTHEW ACQUISITION AND THE ADDITIONAL ACQUISITIONS. "OPERATING CASH FLOW" HAS THE MEANING SET FORTH IN FOOTNOTE 2 ON PAGE 11 HEREOF AND "OPERATING CASH FLOW MARGIN" HAS THE MEANING SET FORTH IN FOOTNOTE 3 ON PAGE 11 HEREOF. THE TERM "MARKET" REFERS TO THE GEOGRAPHIC AREA CONSTITUTING A DESIGNATED MARKET AREA AS DEFINED BY THE A.C. NIELSON COMPANY.

                                  THE COMPANY

    The Company is a leading outdoor advertising company operating approximately 31,202 advertising display faces in three distinct regions: the Midwest (Chicago, Minneapolis/St. Paul, Indianapolis, Milwaukee, Des Moines, Evansville
(IN) and Dallas), the Southeast (Orlando, Jacksonville, Palm Beach, Ocala and the Atlantic Coast and Gulf Coast areas of Florida, Memphis/Tunica and Chattanooga (TN), and Myrtle Beach (SC)) and the East Coast (New York, Washington, D.C., Philadelphia, Northern New Jersey, Wilmington (DE), Salisbury
(MD) and Hudson Valley (NY)). After giving effect to the Acquisitions, the Company is the third largest pure-play outdoor advertising company in the United States on the basis of net revenues. For the year ended December 31, 1996, on a pro forma basis the Company had net revenues and Operating Cash Flow of $176.6 million and $85.8 million, respectively, which compare favorably to the pro forma results for the same period in 1995 of $162.8 million and $76.1 million, respectively. The Company believes that its 1995 Operating Cash Flow Margin of 49.9%, or 46.7% on a pro forma basis after giving effect to the Acquisitions, is among the highest in the industry.

    The Acquisitions have significantly expanded and diversified the Company's presence into new major metropolitan markets. The following table sets forth, as of October 31, 1996, certain information with respect to the Company's outdoor markets after giving effect to the Acquisitions:

                                    1995             % OF 1995                                       TOTAL
                                 PRO FORMA           PRO FORMA                 30-SHEET   8-SHEET   DISPLAY
MARKET                          NET REVENUES        NET REVENUES   BULLETINS   POSTERS    POSTERS    FACES
-------------------------  ----------------------   ------------   ---------   --------   -------   -------
                           (DOLLARS IN THOUSANDS)
MIDWEST:
  Chicago................         $ 16,579              10.1%          657       --        3,671      4,328
  Minneapolis/St. Paul...           16,320              10.0           453       1,362      --        1,815
  Indianapolis...........            9,897               6.0           257       1,385       142      1,927
  Milwaukee..............            4,686               2.9           259       --          334        593
  Des Moines.............            3,141               1.9            85         590         9        684
  Evansville.............            3,028               1.9           146         694      --          840
  Dallas.................            1,738               1.1           245       --        1,205      1,450
SOUTHEAST:
  Orlando................           22,253              13.7           849       1,088      --        1,937
  Jacksonville...........            8,528               5.2           367         899      --        1,266
  Palm Beach.............              290               0.2           103          21      --          124
  Ocala..................            5,011               3.1           858         199      --        1,057
  Memphis/Tunica.........           13,104               8.1           706       1,179       133      2,018
  Chattanooga............            4,582               2.8           359         663      --        1,022
  Myrtle Beach...........            7,931               4.9           733         466      --        1,199
  Atlantic Coast area
    (FL).................            2,784               1.7           569       --         --          569
  Gulf Coast area (FL)...            1,095               0.7           485       --         --          485
EAST COAST:
  Philadelphia...........           13,511               8.3           364       2,117      --        2,669
  Washington, D.C........            6,289               3.9            87         587      --          674
  Salisbury..............            3,435               2.1           402         471      --          873
  Wilmington.............            4,576               2.8           163         930        45      1,138
  Baltimore..............            2,295               1.4         --          --         --        1,917
  Mall Media.............            2,636               1.6         --          --         --        1,582
  Northern NJ............            4,362               2.7           158           5         6        169
  Metro New York.........            3,375               2.1            53         384      --          437
  Hudson Valley..........            1,312               0.8           145         257        27        429
                                  --------             -----       ---------   --------   -------   -------
    Total................         $162,758             100.0%        8,503      13,297     5,572     31,202(1)
                                  --------             -----       ---------   --------   -------   -------
                                  --------             -----       ---------   --------   -------   -------

------------------------

(1) Includes 143 transit display faces located in Indianapolis, 188 bus shelters in Philadelphia, 1,917 transit display faces in Baltimore and 1,582 kiosk displays in malls throughout the United States.

                               OPERATING STRATEGY

    The Company's objective is to be the leading provider of outdoor advertising services in each of its three regional operating areas and to expand its presence in attractive new markets. The Company believes that regional clusters provide it with significant opportunities to increase revenue and achieve cost savings by delivering to local and national advertisers efficient access to multiple markets or highly targeted areas. Management intends to implement the following operating strategy:

    - MAXIMIZE RATES AND OCCUPANCY. Through continued emphasis on customer sales and service, quality displays and inventory management, the Company seeks to maximize advertising rates and occupancy levels in each of its markets. The Company has recruited and trained a strong local sales staff supported by local managers operating under specific, sales-based compensation targets designed to obtain the maximum potential from the Company's display inventory.

    - INCREASE MARKET PENETRATION. The Company seeks to expand operations within its existing markets through new construction, with an emphasis on painted bulletins, which generally command higher rates and longer term contracts from advertisers than other types of display faces. In addition, the Company historically has acquired, and intends to continue to acquire, additional advertising display faces in its existing markets as opportunities become available.

    - PURSUE STRATEGIC ACQUISITIONS. In addition to improved penetration of its existing markets, the Company also seeks to grow by acquiring additional advertising display faces in new, closely proximate markets. Such new markets allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in multiple markets within distinct regions. The Company intends to develop new regional operating areas in regions where attractive growth and consolidation opportunities exist.

    - CAPITALIZE ON TECHNOLOGICAL ADVANCES. The Company seeks to capitalize on technological advances that enhance its productivity and increase its ability to effectively respond to its customers' needs. The Company's continued investment in equipment and technology provides for greater ongoing benefits in the areas of sales, production and operation.

    - MAINTAIN LOW COST STRUCTURE. Through continued adherence to strict cost controls, centralization of administrative functions and maintenance of low corporate overhead, the Company seeks to maximize its Operating Cash Flow Margin, which it believes to be among the highest in the industry. The Company believes that its centralized administration provides opportunities for significant operating leverage from further expansion in existing markets and from future acquisitions.

    - DEVELOP OTHER OUT-OF-HOME MEDIA. The Company seeks to develop other forms of out-of-home media such as bus shelter or transit advertising in order to enhance revenues in existing markets or provide access to new markets.

    The Company believes that its experienced senior management team is an important asset in the successful implementation of its operating strategy. Daniel L. Simon, President and Chief Executive Officer and the founder of the Company, has spent his entire professional career of 23 years in the outdoor advertising business. Brian T. Clingen, Vice President and Chief Financial Officer, and Paul G. Simon, Vice President and General Counsel, together possess over 24 years of experience in the industry. As of October 31, 1996, this management team has successfully completed and integrated 16 acquisitions since 1989.

                              RECENT ACQUISITIONS

    Consistent with its operating strategy, the Company has recently acquired the assets or capital stock of four outdoor advertising companies. The Company believes that these acquisitions will significantly strengthen its market presence in the midwest and southeast regions of the United States, give the Company a substantial presence in the east coast region and allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in closely proximate markets.

    THE POA ACQUISITION. The Company has acquired the outstanding capital stock of Outdoor Advertising Holdings, Inc. ("OAH"), pursuant to a merger of OAH with and into a subsidiary of the Company for approximately $240 million in cash (the "POA Acquisition"). As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces located in five markets in the southeast United States.

    The Company believes that the POA Acquisition will substantially strengthen the Company's operations in the southeast United States, particularly in Florida, where the Company believes it has the largest number of outdoor advertising display faces and the largest market share in each of its markets, except Palm Beach. The Company believes that the southeast United States is a particularly attractive region due to its (i) high concentration of destination cities and resorts; (ii) above average population growth; (iii) extensive highway/roadway systems; and (iv) temperate climate that promotes outdoor lifestyles.

    THE REVERE ACQUISITION. The Company recently acquired the outstanding capital stock of Revere Holding Corp. ("Revere") for approximately $125 million in cash (the "Revere Acquisition"). As a result of the Revere Acquisition, the Company acquired a total of approximately 8,853 advertising display faces located in markets in the east coast of the United States, including Philadelphia, Washington D.C., Wilmington and Salisbury, as well as 1,917 transit display faces located in Baltimore and 1,582 kiosk displays located in malls throughout the United States.

    THE MEMPHIS/TUNICA ACQUISITION. The Company, through a newly-formed subsidiary, acquired certain assets located in and around Memphis, Tennessee and Tunica County, Mississippi (the "Memphis/ Tunica Acquisition"). The purchase price of the Memphis/Tunica Acquisition was approximately $71 million plus 100,000 shares of Common Stock of Parent. As a result of the Memphis/Tunica Acquisition, the Company acquired a total of approximately 2,018 advertising display faces located in and around Memphis, Tennessee. A significant number of these display faces were previously owned by Naegele (as defined).

    The Company believes that the Memphis/Tunica Acquisition will complement the Chattanooga operations which were acquired by the Company in the POA Acquisition. This gives the Company a leading presence in two of the largest markets in Tennessee and strengthens its presence in the southeast United States.

    THE MATTHEW ACQUISITION. Pursuant to the Asset Purchase Agreement between Matthew Outdoor Advertising Acquisition Co. L.P. ("Matthew") and Matthew Acquisition Corporation, a wholly-owned subsidiary of the Company ("Matthew Acquisition Corp."), the Company recently acquired certain assets of Matthew for approximately $40 million in cash and assumption by the Company of certain liabilities of Matthew (the "Matthew Acquisition"). As a result of the Matthew Acquisition the Company acquired a total of approximately 1,035 advertising display faces located in three markets in the east coast of the United States, including Metro New York, Northern New Jersey and Hudson Valley.

    THE ADDITIONAL ACQUISITIONS. The Company has acquired certain assets of (i) Iowa Outdoor Displays for approximately $1.8 million in cash (the "Iowa Acquisition") and (ii) The Chase Company for approximately $5.8 million in cash (the "Dallas Acquisition," and together with the Iowa Acquisition, the "Additional Acquisitions"). As a result of the Additional Acquisitions, the Company acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas.

    The Company believes that the Additional Acquisitions will further enhance the Company's current presence in each of its Des Moines and Dallas markets and provide increased revenue opportunities in its Midwest market cluster. See "The Transactions" and "Description of Indebtedness and Other Commitments -- New Credit Facility."

                               THE EXCHANGE OFFER

Securities Offered..............  Up to $100,000,000 aggregate principal amount of 9 3/4%
                                  Series B Senior Subordinated Exchange Notes due 2006 which have been registered under the Securities Act. The form
                                  and terms of the New Notes are substantially identical
                                  (including principal amount, interest rate, maturity,
                                  security and ranking) to the Old Notes for which they may
                                  be exchanged pursuant to the Exchange Offer, except that
                                  the New Notes will not contain terms with respect to
                                  certain transfer restrictions and registration rights
                                  relating to the Old Notes. See The "Exchange Offer --
                                  Consequences of Exchanging Old Notes."

The Exchange Offer..............  The New Notes are being offered in exchange for up to
                                  $100,000,000 aggregate principal amount of the Company's
                                  outstanding 9 3/4% Series B Senior Subordinated Notes due
                                  2006 that were issued and sold in a transaction exempt
                                  from registration under the Securities Act. The Old Notes
                                  were sold by the Company on December 16, 1996 to Bear
                                  Stearns & Co. Inc. and BT Securities Corporation as
                                  initial purchasers (the "Initial Purchasers") pursuant to
                                  a purchase agreement dated December 11, 1996 between the
                                  Company and the Initial Purchasers (the "Purchase
                                  Agreement"). The Initial Purchasers subsequently placed
                                  the Old Notes with certain institutional and accredited
                                  investors at a price of 101.5% of the principal amount
                                  thereof. Pursuant to the Purchase Agreement, the Company
                                  and the Initial Purchasers entered into a Registration
                                  Rights Agreement dated December 16, 1996 (the
                                  "Registration Rights Agreement") which grants the holders
                                  of Old Notes certain exchange and registration rights. See
                                  "Description of Notes -- Exchange Offer; Registration
                                  Rights; Liquidated Damages." This Exchange Offer is
                                  intended to satisfy obligations of the Company contained
                                  in the Registration Rights Agreement.

Minimum Condition...............  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or
                                  accepted for exchange.

Expiration Date.................  The Exchange Offer will expire at 5:00 p.m., New York City
                                  time, on March   , 1997, or such later date and time to
                                  which it is extended by the Company in its sole
                                  discretion.

Conditions to the Exchange
  Offer.........................  The obligation of the Company to consummate the Exchange
                                  Offer is subject to certain conditions. See "The Exchange
                                  Offer -- Certain Conditions to the Exchange Offer." The
                                  Company reserves the right to terminate or amend the
                                  Exchange Offer at any time prior to the Expiration Date
                                  upon the occurrence of any such condition.

Procedures for Tendering Old
  Notes.........................  See "The Exchange Offer -- Procedures for Tendering Old
                                  Notes."

Withdrawal Rights...............  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any
                                  Old Notes not accepted for any reason will be returned
                                  without expense to the tendering holders thereof as
                                  promptly as practicable after the expiration or
                                  termination of the Exchange Offer.

Federal Income Tax
  Consequences..................  The exchange of Old Notes for New Notes by tendering holders will not be a taxable exchange for federal income
                                  tax purposes, and such holders should not recognize any
                                  taxable gain or loss or any interest income as a result of such exchange. See "Certain United States Federal Income
                                  Tax Consequences."

Use of Proceeds.................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

                      CONSEQUENCES OF EXCHANGING OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of Notes -- Exchange Offer; Registration Rights; Liquidated Damages." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer -- Consequences of Exchanging Old Notes" and "Description of Notes -- Exchange Offer; Registration Rights; Liquidated Damages."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from December 16, 1996. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 16, 1996. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 16, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Securities Offered..............  Up to $100,000,000 aggregate principal amount of 9 3/4%
                                  Series B Senior Subordinated Exchange Notes due 2006 that
                                  have been registered under the Securities Act.

Maturity Date...................  October 15, 2006.

Interest Payment Dates..........  April 15 and October 15 of each year, commencing April 15,
                                  1997.

Ranking.........................  The Notes will be unsecured senior subordinated obligations of the Company and will rank PARI PASSU in
                                  right of payment with all other unsecured senior
                                  subordinated indebtedness of the Company. The Notes will
                                  rank PARI PASSU with the October Notes. The Notes will be
                                  subordinated to all existing and future Senior Debt (as
                                  defined) of the Company, including senior indebtedness
                                  under the New Credit Facility. The Company will have the
                                  ability, subject to meeting certain financial ratios, to
                                  incur additional Indebtedness (as defined), including
                                  Senior Debt.

Mandatory Redemption............  The Company is not required to make mandatory redemption or sinking fund payments prior to the maturity of the
                                  Notes.

Optional Redemption.............  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 15,
                                  2001 at the redemption prices set forth herein plus
                                  accrued and unpaid interest, if any, thereon to the date
                                  of redemption. Until October 15, 1999, up to $35 million
                                  aggregate principal amount of the Notes will be redeemable at the option of the Company from the net proceeds of a
                                  public equity offering or equity private placement by
                                  Parent, in each case resulting in net cash proceeds of
                                  $100 million or more, at 110% of the principal amount plus accrued and unpaid interest, if any, thereon to the date
                                  of redemption. See "Description of Notes -- Optional
                                  Redemption."

Change of Control...............  Upon a Change of Control (as defined), holders of the
                                  Notes will have the right to require the Company to
                                  purchase any or all of the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes
                                  plus accrued and unpaid interest thereon, if any, to the
                                  date of purchase. See "Description of Notes -- Certain
                                  Covenants -- Repurchase of Notes at the Option of the
                                  Holder upon a Change of Control."

Certain Covenants...............  The indenture governing the Notes (the "Indenture")
                                  contains covenants restricting or limiting the ability of
                                  the Company and its Subsidiaries (which term, as defined
                                  in the Indenture, does not include any Unrestricted
                                  Subsidiaries) to, among other things, (i) pay dividends or make other restricted payments, (ii) incur additional
                                  indebtedness or issue certain redeemable stock, (iii)
                                  create liens, (iv) create dividend or other payment
                                  restrictions affecting Subsidiaries, (v) enter into
                                  mergers or consolidations or make sales of all or
                                  substantially all assets of the Company, and (vi) enter
                                  into transactions with affiliates. In addition, in the
                                  event

                                  of certain Asset Sales (as defined), the Company will be
                                  required to use the proceeds to reinvest in the Company's
                                  business, to repay certain debt or to offer to purchase
                                  Notes at 100% of the principal amount thereof, plus
                                  accrued and unpaid interest, if any, to the date of
                                  purchase. See "Description of Notes -- Certain Covenants."

Use of Proceeds.................  The Company will not receive any proceeds from the
                                  Exchange Offer. The net proceeds to the Company of the
                                  Offering were approximately $98,000,000 after deducting
                                  estimated discounts to the Initial Purchasers and
                                  commissions and expenses. The Company used the net
                                  proceeds of the Offering to finance a portion of the
                                  purchase price payable in connection with certain of the
                                  Acquisitions.

                                  RISK FACTORS

    Prospective holders of New Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before making a decision to tender their Old Notes in the Exchange Offer.

                              RECENT DEVELOPMENTS

    In February 1997, the Company agreed to acquire the stock of Penn-Baltimore, Inc. ("Penn") in Baltimore (MD) from Lamar Advertising Company ("Lamar"). Such acquisition (the "Penn Acquisition") will be consummated upon the consummation of Lamar's acquisition of Penn. When the Penn Acquisition is completed, the Company will acquire approximately 1,450 advertising display faces in the Baltimore metropolitan area for $46.5 million in cash.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

    The following sets forth summary unaudited combined pro forma financial information derived from the information contained under the caption "Pro Forma Financial Information" elsewhere in this Prospectus. The summary unaudited pro forma combined statement of operations for the year ended December 31, 1996 give effect to (i) the Transactions, (ii) the Offering and the October Offerings and the application of the estimated net proceeds therefrom, (iii) the acquisitions of NOA Holding Company ("Naegele"), Ad-Sign, Inc., Image Media, Inc. and consummation of the IPO (as hereafter defined) and the application of the estimated net proceeds therefrom, and (iv) the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the respective periods. The summary unaudited pro forma combined balance sheet as of December 31, 1996 has been prepared as if the Memphis/Tunica Acquisition and Matthew Acquisition had occurred on December 31, 1996.

    The summary unaudited combined pro forma financial information does not purport to present the actual financial position or results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma combined financial information is based on certain assumptions and adjustments described in the notes contained in "Pro Forma Financial Information" and should be read in conjunction therewith. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Consolidated Financial Statements and the Notes thereto of the Company, the Consolidated Financial Statements and the Notes thereto of NOA Holding Company, the Statement of Revenues and Direct Expenses and the Notes thereto of Ad-Sign, the Financial Statements and Notes thereto of POA Acquisition Corporation, and the Consolidated Financial Statements and Notes thereto of Revere Holding Corp. included elsewhere in this Prospectus.

                                                                                                    PRO FORMA
                                                                                                   YEAR ENDED
                                                                                                DECEMBER 31, 1996
                                                                                              ---------------------
                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues(1)...........................................................................        $ 176,611
  Direct cost of revenues...................................................................           69,988
  General and administrative expenses.......................................................           20,796
  Depreciation and amortization.............................................................           50,818
  Operating income..........................................................................           35,009
  Interest expense..........................................................................           44,235
  Other expense (income)....................................................................            1,811
  Income (loss) before income taxes and extraordinary items.................................          (11,037)

OTHER DATA:
  Operating Cash Flow(2)....................................................................        $  85,827
  Operating Cash Flow Margin(3).............................................................             48.6%
  Deficiency in earnings to cover fixed charges.............................................           11,037
  Ratio of total indebtedness to Operating Cash Flow(4).....................................             5.38
  Ratio of Operating Cash Flow to total interest(5).........................................              1.9

                                                                                      DECEMBER 31, 1996
                                                                             ------------------------------------
                                                                                                    PRO FORMA
                                                                                  ACTUAL           AS ADJUSTED
                                                                             -----------------  -----------------
BALANCE SHEET DATA:
  Working capital..........................................................      $  17,981         $    22,220
  Total assets.............................................................        681,301             797,582
  Total long-term debt.....................................................        347,941             461,641
  Common stockholders' equity..............................................        230,984             233,484

------------------------------

(1) Net revenues are gross revenues less agency commissions.

(2) "Operating Cash Flow" is operating income before depreciation and amortization and other noncash charges. Operating Cash Flow is not intended to represent net cash flow provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes Operating Cash Flow is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.

(3) "Operating Cash Flow Margin" is Operating Cash Flow stated as a percentage of net revenues.

(4) Amounts represent (i) total long-term debt divided by (ii) Operating Cash Flow.

(5) Amounts represent the ratio of (i) Operating Cash Flow (ii) interest expense on funded debt.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------
                                                                1991       1992       1993       1994       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Gross revenues..............................................  $  21,435  $  27,896  $  28,710  $  33,180  $  38,101  $  84,939
Net revenues(1).............................................     18,835     24,681     25,847     29,766     34,148     76,138
Direct advertising expenses.................................      7,638     10,383     10,901     11,806     12,864     26,468
General and administrative expenses.........................      3,515      3,530      3,357      3,873      4,244     10,596
Depreciation and amortization...............................      5,530      7,817      8,000      7,310      7,402     18,286
Operating income............................................      2,152      2,951      3,589      6,777      9,638     20,788
Interest expense............................................      6,599      9,591      8,965      8,314      8,627     15,730
Income (loss) before extraordinary items(2).................     (4,500)    (6,349)    (5,727)    (1,671)       969      3,660
Income (loss) before income tax.............................     (4,500)    (6,349)    (8,987)    (1,671)       969    (10,788)

OTHER DATA:
Operating Cash Flow(3)......................................  $   7,682  $  10,768  $  11,589  $  14,087  $  17,040  $  39,074
Operating Cash Flow Margin(4)...............................       40.8%      43.6%      44.8%      47.3%      49.9%      51.3%
Capital expenditures........................................      2,047      2,352      2,004      4,668      5,620      6,987
Deficiency in earnings to cover fixed charges...............      4,500      6,349      8,987      1,671     --         --

FINANCIAL RATIOS:
Ratio of earnings to fixed charges(5).......................     --         --         --         --            1.1x       1.2x
Percentage of indebtedness to total capitalization(6).......      121.4%     142.8%     116.1%     118.1%     115.8%      60.1%
Ratio of total indebtedness to Operating Cash Flow(7).......        8.5x       5.5x       5.9x       5.2x       4.5x     NM(8)
Ratio of Operating Cash Flow to total interest(9)...........        1.2x       1.1x       1.3x       1.7x       2.0x       2.5x

                                                                                         DECEMBER 31, 1996
                                                                                  --------------------------------
                                                                                                   PRO FORMA
                                                                                   ACTUAL       AS ADJUSTED(11)
                                                                                  ---------  ---------------------
BALANCE SHEET DATA:
Working capital.................................................................  $  17,981        $  22,220
Total assets....................................................................    681,301          797,582
Total long-term debt(10)........................................................    347,941          461,641
Common stockholders' equity.....................................................    230,984          233,484

------------------------------

 (1) Net revenues are gross revenues less agency commissions.

 (2) Extraordinary loss represents loss on early extinguishment of debt.

 (3) "Operating Cash Flow" is operating income before depreciation and amortization and other non cash charges. Operating Cash Flow is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes Operating Cash Flow is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.

 (4) "Operating Cash Flow Margin" is Operating Cash Flow stated as a percentage of net revenues.

 (5) Amounts represent the ratio of (i) the sum of income before income taxes and extraordinary items plus interest expense to (ii) interest expense on total long-term debt.

 (6) Amounts represent (i) total long-term debt divided by (ii) total long-term debt plus common stockholders' equity (deficit).

 (7) Amounts represent (i) total long-term debt divided by (ii) Operating Cash Flow.

 (8) Ratio of total indebtedness to Operating Cash Flow for the year ended December 31, 1996 is not meaningful as a result of significant acquisitions during 1996.

 (9) Amounts represent the ratio of (i) Operating Cash Flow to (ii) interest expense on total long-term debt.

(10) Long-term debt does not include current maturities.

(11) Represents actual amounts to give effect to the Memphis/Tunica and Matthew Acquisitions.

                                  RISK FACTORS

    IN ADDITION TO OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE TENDERING THEIR OLD NOTES FOR THE NEW NOTES OFFERED HEREBY, HOLDERS OF OLD NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, WHICH MAY BE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE NEW NOTES:

    CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is met. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer -- Consequences of Exchanging Old Notes."

    SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS. The Company has substantial indebtedness. On a pro forma basis after giving effect to the Acquisitions and indebtedness incurred as a result of the Acquisitions, the October Offerings and the issuance of the Notes as of December 31, 1996, the Company's total long-term debt was approximately $461.6 million, interest expense was approximately $44.2 million, or 25.0% of net revenues. The Company's level of consolidated indebtedness could have important consequences to the holders of the Notes, including the following: (i) a substantial portion of the

Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions. Subject to certain limitations contained in its outstanding debt instruments and the Notes, the Company or its subsidiaries may incur additional indebtedness to finance working capital or capital expenditures, investments or acquisitions or for other purposes. See "Description of Indebtedness and Other Commitments" and "Description of Notes." Although historically the Company's Operating Cash Flow has been sufficient to service its fixed charges, there can be no assurance that the Company's Operating Cash Flow will continue to exceed its fixed charges. A decline in Operating Cash Flow could impair the Company's ability to meet its obligations, including for debt service, and to make scheduled principal repayments. See "Selected Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    ACQUISITION STRATEGY. The Company's growth has been facilitated by strategic acquisitions that have substantially increased the Company's inventory of advertising display faces. One element of the Company's operating strategy is to make acquisitions in new and existing markets. While the Company believes that the outdoor advertising industry is highly fragmented and that significant acquisition opportunities are available, there can be no assurance that suitable acquisition candidates can be found. The Company is likely to face competition from other outdoor advertising and media companies for acquisition opportunities that are available. In addition, if the prices sought by sellers of outdoor advertising display faces and companies continue to rise, the Company may find fewer acceptable acquisition opportunities. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions or that acquisitions can be completed on terms acceptable to the Company. Also, in the Minneapolis/St. Paul market, the Company is subject to a consent judgment that restricts the Company's ability to purchase outdoor advertising display faces until February 1, 2001. See "Business -- Government Regulation." As part of its regular on-going evaluation of strategic acquisition opportunities, the Company may from time to time engage in discussions concerning possible acquisitions, some of which may be material in size. The purchase price of such acquisitions may require additional debt or equity financing on the part of the Company.

    THE ACQUISITIONS; CHALLENGES OF INTEGRATION. The Company will face significant challenges in integrating the operations acquired in connection with the Acquisitions with those of the Company, particularly in geographic regions where the Company has not previously operated. The Company has never integrated an acquisition the size of the POA Acquisition or the Revere Acquisition. Integration of such operations will require substantial attention from the Company's management. Diversion of management attention from the Company's existing business could have an adverse impact on the revenues and operating results of the Company. There can be no assurance the Company will be able to integrate such operations successfully.

    TOBACCO INDUSTRY REGULATION. On a pro forma basis taking into account the Acquisitions, approximately 10.8% of the Company's net revenues in 1995 were derived from tobacco advertising. In August 1996, the U.S. Food and Drug Administration issued final regulations governing certain marketing practices in the tobacco industry. Among other things, the regulations prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be in black and white and contain only text. In addition, one major tobacco manufacturer recently proposed federal legislation banning 8-sheet billboard advertising and transit advertising of tobacco products. There can be no assurance as to the effect of these regulations or this legislation on the Company's business and on its net revenues, Operating Cash Flow and financial position. A reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of rates throughout the industry or limit the ability of industry participants to increase rates for some period of time. Any such consequence could have the effect of reducing the Company's Operating Cash Flow, which could in turn reduce the Company's ability to meet its financial obligations under the Indenture, the indenture governing the October Notes and the New Credit Facility (as defined in "The Transactions"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers" and "Business -- Government Regulation."

    PRIOR PERIOD LOSSES. The Company has historically had net losses which have resulted in significant part from substantial depreciation and amortization expenses relating to assets purchased in the Company's acquisitions, interest expense associated with related indebtedness and deferred financing costs charged to extraordinary losses. Moreover, additional acquisitions will result in increased depreciation, amortization and interest expenses. There can be no assurance that the Company will generate net income in the future.

    RESTRICTIONS IMPOSED BY THE COMPANY'S INDEBTEDNESS. The banks under the New Credit Facility have a lien on substantially all of the assets of the Company, including the capital stock of its subsidiaries, to secure the indebtedness of the Company under such credit facility. In the event the Company's subsidiaries merge with and into the Company, the banks will have a lien on substantially all of the assets of the Company previously held by such subsidiaries. The Company's debt instruments contain restrictions on the Company's ability to incur additional indebtedness, create liens, pay dividends, sell assets and make acquisitions. Furthermore, the New Credit Facility contains certain maintenance tests. There can be no assurance that the Company and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including compliance by the Company with the financial ratios and tests contained in the New Credit Facility. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods would result in an event of default under the applicable debt instruments, and the holders of such indebtedness could declare all amounts outstanding under the applicable instruments to be due and payable immediately. There can be no assurance that the assets or cash flow of the Company or the Company's subsidiaries, as the case may be, would be sufficient to repay in full borrowings under their outstanding debt instruments whether upon maturity or earlier or if such indebtedness were to be accelerated upon an event of default or certain repurchase events or that the Company would be able to refinance or restructure its payments on such indebtedness or repurchase the Notes or the October Notes. If such indebtedness were not so repaid, refinanced or restructured, the lenders could proceed to realize on their collateral. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of the Company's other debt instruments. See "-- Substantial Leverage; Ability to Service Indebtedness" and "Description of Indebtedness and Other Commitments."

    SUBORDINATION OF NOTES. The Notes will be unsecured and subordinated to the prior right of payment of all existing and future Senior Debt of the Company, including obligations under the New Credit Facility. The Notes will rank PARI PASSU with the October Notes. Subject to certain limitations, the Indenture will permit the Company to incur additional indebtedness, including Senior Debt. See "Description of Notes -- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." In addition, the indebtedness under the New Credit Facility will become due prior to the maturity of the Notes. As a result of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency, the assets of the Company will be available to pay obligations on the Notes and the October Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the October Notes then outstanding. See "Description of Indebtedness and Other Commitments" and "Description of Notes."

    REGULATION OF OUTDOOR ADVERTISING. Outdoor advertising displays are subject to governmental regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities have adopted amortization ordinances under which, after the expiration of a specified period of time, billboards must be removed at the owner's expense and without the payment of compensation. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. Other than in the Company's newly acquired Jacksonville market, amortization ordinances have not materially affected operations in the Company's markets. As a result of a settlement of litigation related to certain assets in the Jacksonville market prior to their acquisition, the Company has removed 165 outdoor advertising structures in 1995 and is required to remove an additional 546 (of its total of 1,493) outdoor advertising structures over the next 19 years with 317 of such structures to be removed between 1995 and 1998. There can be no assurance that these removals will not adversely affect the Company's results of operations. In addition, no assurance can be given as to the effect on the Company of existing laws and regulations or of new laws and regulations that may be adopted in the future. See "-- Tobacco Industry Regulation" and "Business -- Customers" and "Business -- Government Regulation."

    ECONOMIC CONDITIONS; ADVERTISING TRENDS. The Company relies on sales of advertising space for its revenues and its operating results therefore are affected by general economic conditions as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media by significant users of the Company's displays.

    COMPETITION. The Company faces competition for advertising revenues from other outdoor advertising companies, as well as from other media such as radio, television, print media and direct mail marketing. The Company also competes with a wide variety of other out-of-home advertising media, the range and diversity of which has increased substantially over the past several years, including advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains, buses and subways. Some of the Company's competitors are substantially larger, better capitalized and have access to greater resources than the Company. There can be no assurance that outdoor advertising media will be able to compete with other types of media, or that the Company will be able to compete either within the outdoor advertising industry or with other media. See "Business -- Competition."

    LITIGATION. The Company, as the successor to POA Acquisition Company ("POA"), is a defendant in a case entitled IMPACT COMMUNICATIONS OF CENTRAL FLORIDA, INC., ET. AL. vs. NATIONAL OUTDOOR ADVERTISING, ET. AL. pending in the United States District Court, Middle District of Florida. Impact Communications has alleged that POA, among others, conspired to restrain trade and to monopolize the market for leases for land on which outdoor advertising structures can be erected. The case has been set for trial in February 1997. The plaintiffs have alleged that the acts of the defendants resulted in harm to the plaintiffs and damages of $4 to 12 million, which could be trebled under the applicable laws. The Company intends to defend the case vigorously. There can be no assurance, however, as to the ultimate outcome of this litigation.

    RELIANCE ON KEY EXECUTIVES. The Company's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel, in particular its President and Chief Executive Officer, Daniel L. Simon. Although the Company believes it has incentive and compensation programs designed to retain key employees, the Company has few employment contracts with its employees, and very few of its employees are bound by non-competition agreements. The Company maintains key man insurance on Daniel
L. Simon. The unavailability of the continuing services of its executive officers and other key management and sales personnel could have a material adverse effect on the Company's business. See "Management."

    ABSENCE OF PUBLIC MARKET. There is currently no established trading market for the Notes and the Company does not intend to list the Notes on any securities exchange. The Old Notes are eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. The Company has been advised that the Initial Purchasers currently intend to make a market in the Notes (and, if issued, the New Notes (as defined) ), but they are not obligated to do so and may discontinue any such market making at any time without notice. In addition, such market making activity in the Notes may be limited during the pendency of the Exchange Offer. See "Description of Notes -- Exchange Offer; Registration Rights; Liquidated Damages" and "Plan of Distribution." There can be no assurance that an active trading market will develop for, or as to the liquidity of, the Notes.

     CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

                                THE TRANSACTIONS

THE ACQUISITIONS

    THE POA ACQUISITION. On August 27, 1996, the Company entered into the Agreement and Plan of Merger pursuant to which it agreed to acquire the outstanding capital stock of OAH for approximately $240 million in cash. The POA Acquisition was effectuated pursuant to a merger of a subsidiary of the Company with and into OAH with OAH continuing as the surviving corporation following the merger. As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces consisting of bulletins and posters in five markets located in the southeast United States, including Orlando, Ocala, Palm Beach, Myrtle Beach and Chattanooga, as well as the Atlantic Coast and Gulf Coast areas of Florida.

    The Company believes that the POA Acquisition will substantially strengthen its operations in the southeast United States, particularly in Florida, where the Company believes it has the largest number of outdoor advertising display faces and the largest market share in each of its markets, except Palm Beach. The Company believes that the southeast United States is a particularly attractive region due to its (i) high concentration of destination cities and resorts; (ii) above average population growth; (iii) extensive highway/roadway systems; and (iv) temperate climate that promotes outdoor lifestyles.

    THE REVERE ACQUISITION. The Company acquired the outstanding capital stock of Revere for approximately $125 million in cash. As a result of the Revere Acquisition, the Company acquired a total of approximately 8,853 advertising display faces located in four markets in the northeast United States.

    THE MEMPHIS/TUNICA ACQUISITION. On September 12, 1996, the Company entered into the Option and Asset Purchase Agreement with Tanner-Peck, L.L.C., TOA Enterprises, L.P., William B. Tanner, WBT Outdoor, Inc. and The Weatherley Tanner Trust (collectively, the "Memphis/Tunica Sellers") pursuant to which a newly-formed subsidiary of the Company acquired the Memphis/Tunica Option which gave it the option to purchase certain assets of the Memphis/Tunica Sellers. The Company exercised the Memphis/ Tunica Option and the acquisition closed on January 2, 1997. The purchase price in connection with the purchase of the assets was approximately $71 million, including $5 million previously paid in connection with the Memphis/Tunica Option, plus 100,000 shares of Common Stock of Parent.

    As a result of the Memphis/Tunica Acquisition, the Company acquired a total of approximately 2,018 advertising display faces consisting of bulletins and posters in and around Memphis, Tennessee and Tunica County, Mississippi. A significant portion of these display faces were purchased by the Memphis/Tunica Sellers from Naegele in November, 1995. The Company believes that the Memphis/Tunica Acquisition will complement the Chattanooga operations which are being acquired by the Company in the POA Acquisition. This will give the Company a leading presence in two of the largest markets in Tennessee and strengthen its presence in the southeast United States.

    THE MATTHEW ACQUISITION. In mid-January, 1997, Matthew Acquisition Corp. acquired certain assets of Matthew for approximately $40 million in cash and the assumption by the Company of certain liabilities of Matthew. As a result of the Matthew Acquisition, the Company acquired a total of approximately 1,035 advertising display faces located in three markets in the northeast United States.

    THE ADDITIONAL ACQUISITIONS. On September 12, 1996, the Company entered into the Asset Purchase Agreement with Iowa Outdoor Displays pursuant to which the Company agreed to purchase certain assets of Iowa Outdoor Displays for approximately $1.8 million in cash. The Iowa Acquisition was consummated on September 16, 1996. On September 11, 1996, the Company entered into the Asset Purchase Agreement with The Chase Company pursuant to which the Company agreed to purchase certain assets of The Chase Company for approximately $5.8 million in cash. The Dallas Acquisition was consummated on September 19, 1996.

    As a result of the Additional Acquisitions, the Company acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas. The Company believes that the Additional Acquisitions will further enhance its current presence in each of the Des Moines and Dallas markets and provide increased revenue opportunities in the midwest United States.

THE NEW CREDIT FACILITY

    The Company financed the purchase price of certain of the Acquisitions and the related refinancing of certain existing bank indebtedness of the Company and paid the fees and expenses associated with the Acquisitions in part through a total commitment of $300 million under a new credit facility (the "New Credit Facility"). Following the completion of the October Offerings, the outstanding amounts under the New Credit Facility were repaid in full, and the maximum commitment of the New Credit Facility was reduced to $225 million. As of January 1997, the Company's borrowings under the New Credit Facility totalled approximately $115 million.

THE DEBT TENDER OFFERS

    In October 1996, the Company completed a tender offer (the "Company Tender Offer") to purchase all of its then outstanding 11% Senior Notes due 2003 (the "Existing Company Notes"). Simultaneously, Parent completed a tender offer (the "Parent Tender Offer") to purchase all of its then outstanding 14% Senior Secured Discount Notes due 2004 (the "Existing Parent Notes"). These tender offers are sometimes referred to herein collectively as the "Debt Tender Offers." The Existing Company Notes and the Existing Parent Notes are sometimes referred to herein as the "Existing Notes."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. The net proceeds to the Company of the Offering were approximately $98,000,000 after deducting estimated discounts to the Initial Purchasers and commissions and expenses. The Company used the net proceeds of the Offering to finance a portion of the purchase price payable in connection with certain of the Acquisitions.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on March     , 1997; PROVIDED, HOWEVER, that if the Company, in
its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about February ___, 1997, to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "-- Certain Conditions to the Exchange Offer."

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the events specified below under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York, as Exchange Agent, at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered holder of the Old Notes with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holder of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder, nor such other person, has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Company that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person
(i) could not rely on the applicable interpretations of the staff of the SEC and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

    For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or , if no interest has been paid, from December 16, 1996. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 16, 1996. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 16, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

        (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order of decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the Transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

        (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

        (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if, at such time, any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at (800) 548-6565 or addressed as follows:

                  BY MAIL:                                 BY OVERNIGHT COURIER:
   United States Trust Company of New York        United States Trust Company of New York
             Post Office Box 844                      770 Broadway Street, 7th Floor
               Cooper Station                            New York, New York 10003
        New York, New York 10276-0844                           Attention:
                                                    Corporate Trust and Agency Services

                  BY HAND:                                     BY FACSIMILE:
   United States Trust Company of New York                    (212) 420-6152
                111 Broadway                                    Attention:
                 Lower Level                        Corporate Trust and Agency Services
           Corporate Trust Window                          Confirm by Telephone:
          New York, New York 10006                            (800) 548-6565

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; EXPENSES

    The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, legal fees and miscellaneous expenses will be paid by the Company and are estimated to be approximately $250,304.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of Notes -- Exchange Offer; Registration Rights; Liquidated Damages." The Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer.

    Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Old Notes for New Notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain United States Federal Income Tax Consequences."

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of the Company at December 31, 1996 and as adjusted to give effect to the Memphis/Tunica and Matthew Acquisitions, the Offering and the October Offerings. The table should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.

                                                                                            DECEMBER 31, 1996
                                                                                        --------------------------
                                                                                                      PRO FORMA
                                                                                          ACTUAL    AS ADJUSTED(1)
                                                                                        ----------  --------------
                                                                                          (DOLLARS IN THOUSANDS)
Long-term debt:
  Existing Credit Facilities:
    Revolving Credit Loan.............................................................  $   --       $    --
    Acquisition Term Loan.............................................................      20,000        136,543
  9 3/4% Senior Subordinated Notes due 2006...........................................     223,611        223,611
  9 3/4% Senior Series B Subordinated Notes due 2006..................................     101,487        101,487
  Notes...............................................................................       2,843        --
  Other obligations...................................................................      --            --
                                                                                        ----------  --------------
      Total long-term debt and other obligations......................................     347,941        461,641
Common stockholders' equity...........................................................     230,984        233,484
                                                                                        ----------  --------------
      Total capitalization............................................................  $  578,925   $    695,125
                                                                                        ----------  --------------
                                                                                        ----------  --------------

------------------------

(1) Represents actual amounts adjusted to give effect to the Memphis/Tunica and Matthew Acquisitions.

                        PRO FORMA FINANCIAL INFORMATION

    The following sets forth unaudited combined pro forma financial information for the Company. The unaudited pro forma combined statement of operations for the year ended December 31, 1996, gives effect to (i) the Transactions, (ii) the Offering and the October Offerings and the application of the estimated net proceeds therefrom, (iii) the acquisitions of Naegele, Ad-Sign, Inc., Image Media, Inc. and consummation of the IPO and the application of the estimated net proceeds therefrom, and (iv) the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the period. The unaudited pro forma combined balance sheet as of December 31, 1996 has been prepared as if the Memphis/Tunica and Matthew Acquisitions had occurred on December 31, 1996.

    The detail assumptions used to prepare the unaudited combined pro forma financial information are contained in the notes to unaudited combined pro forma financial information. The unaudited combined pro forma financial information reflects the use of the purchase method of accounting for all acquisitions during 1996.

    Pro forma adjustments for all acquisitions are based upon preliminary estimates, available information and certain assumptions that management of the Company deems appropriate. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited combined pro forma financial information does not purport to present the actual financial position or results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined financial information is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction with the notes to unaudited combined pro forma financial information and the separate historical financial statements and notes which are contained elsewhere herein. Income (loss) is shown before income taxes and extraordinary items because the Company has sufficient net operating loss carryforwards to offset taxable income for the periods presented. Therefore, the presentation of income taxes is neither required nor meaningful. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Consolidated Financial Statements and the Notes thereto of the Company, the Consolidated Financial Statements and the Notes thereto of NOA Holding Company, the Statement of Revenues and Direct Expenses and the Notes thereto of Ad-Sign, the Financial Statements and Notes thereto of POA Acquisition Corporation, and the Consolidated Financial Statements and Notes thereto of Revere Holding Corp. included elsewhere in this Prospectus.

    The unaudited combined pro forma information includes certain adjustments relating to the acquisitions of the common stock of Naegele, POA Corporation and Revere Holding Corp. The unaudited pro forma adjustments reflect an allocation of a portion of the total acquisition cost to goodwill and the establishment of acquisition liabilities and deferred tax liabilities for the effects of the significant differences between the tax basis of the assets acquired and the estimated fair value of the assets, primarily property and equipment, recorded for financial statement purposes. No deferred taxes are required to be recorded for amounts allocated to nondeductible goodwill. The unaudited pro forma adjustments in previous filings were prepared on the belief that the recordable differences in book and tax bases of the assets acquired would not be significant. As a result of the allocation of total acquisition cost in this filing, depreciation expense has been decreased by approximately $9.1 million and goodwill amortization increased by approximately $14.6 million. Pro forma adjustments for all acquisitions are based upon preliminary estimates, available information and certain assumptions that the management of the Company deems appropriate. Final adjustments may differ from the pro forma adjustments presented herein.

                             UNIVERSAL OUTDOOR INC.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                         UNIVERSAL   AD-SIGN, INC                POA        MEMPHIS/
                         OUTDOOR,     AND IMAGE              ACQUISITION     TUNICA       ADDITIONAL      REVERE
                           INC.         MEDIA       NAEGELE  CORPORATION(1) ACQUISITION  ACQUISITIONS   ACQUISITION
                         ---------   ------------   -------  -----------   -----------   ------------   -----------
Net revenue............    76,138       $  842      $5,832     $35,815        14,705        $1,166         29,047
                         ---------      ------      -------  -----------   -----------      ------      -----------
Operating expenses:
  Direct cost of
    revenues...........    26,468          322       2,616      10,788         6,315           564         17,333
  General and
    administrative
    expenses...........    10,596          100       1,459       9,613         2,743           304          4,118
  Depreciation and
    amortization.......    18,286          160       1,053       6,004         1,546            38          5,542
                         ---------      ------      -------  -----------   -----------      ------      -----------
                           55,530          582       5,128      26,405        10,604           906         26,993
                         ---------      ------      -------  -----------   -----------      ------      -----------
Operating income.......    20,788          260         704       9,410         4,101           260          2,054

Interest expense.......    15,730       --             468       5,558            89            52          3,392
Other expense..........     1,398       --            --           (21)       --               (84)        (8,410)
                         ---------      ------      -------  -----------   -----------      ------      -----------
Income (loss) before
  income taxes and
  extraordinary
  items................     3,660       $  260      $  236     $ 3,873         4,012        $  292          7,072
                         ---------      ------      -------  -----------   -----------      ------      -----------
                         ---------      ------      -------  -----------   -----------      ------      -----------
Operating cash flow....    39,074       $  420      $1,757     $15,414         5,647        $  298          7,596
                         ---------      ------      -------  -----------   -----------      ------      -----------
                         ---------      ------      -------  -----------   -----------      ------      -----------

                                                                   JULY AND OCTOBER                    PRO FORMA
                           MATTHEW                                    OFFERINGS         PRO FORMA      OFFERING        AS
                         ACQUISITION   ACQUISITION ADJUSTMENTS       ADJUSTMENTS       AS ADJUSTED    ADJUSTMENTS   ADJUSTED
                         -----------         ------------         ------------------   ------------   -----------   --------
Net revenue............      8,943      $     4,123(2)(3)          $   --                176,611       $ --         $176,611

                         -----------       --------                   --------         ------------   -----------   --------
Operating expenses:
  Direct cost of
    revenues...........      3,558            2,024(2)(3)              --                 69,988         --          69,988
  General and
    administrative
    expenses...........      1,550           (9,687)(2)(3)(4)          --                 20,796         --          20,796
  Depreciation and
    amortization.......        993           17,196(2)(3)(5)           --                 50,818         --          50,818
                         -----------       --------                   --------         ------------   -----------   --------
                             6,101            9,533                    --                141,602         --         141,602
                         -----------       --------                   --------         ------------   -----------   --------
Operating income.......      2,842           (5,410)                   --                 35,009         --          35,009
Interest expense.......     --               37,869(2)(3)(6)(7)        (20,101)(9)(10)    43,057          1,178(11)  44,235
Other expense..........     --                8,928(2)(3)(8)           --                  1,811         --           1,811
                         -----------       --------                   --------         ------------   -----------   --------
Income (loss) before
  income taxes and
  extraordinary
  items................      2,842      $   (52,207)               $    20,101          $ (9,859)      $ (1,178)    $(11,037)

                         -----------       --------                   --------         ------------   -----------   --------
                         -----------       --------                   --------         ------------   -----------   --------
Operating cash flow....      3,835      $    11,786                $   --                 85,827       $ --          85,827
                         -----------       --------                   --------         ------------   -----------   --------
                         -----------       --------                   --------         ------------   -----------   --------

     See accompanying notes to pro forma combined statements of operations.

         NOTES TO UNAUDITED COMBINED PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

    The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma results of operations of the Company giving effect to the Transactions, the Offering, the October Offerings and the application of the estimated net proceeds therefrom, the related acquisitions and consummation of the IPO (as defined herein) and the application of the estimated net proceeds therefrom and the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the period.

                                                                                                            YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                               1996
                                                                                                           ------------

       1.  POA Acquisition Corporation acquired certain assets and liabilities in the outdoor advertising industry in Florida during May 1996. The historical financial information includes revenues and expenses associated with the new market prior to the acquisition:
                                                                                                            $      955
               Net revenues..............................................................................
                                                                                                                   710
               Direct cost of revenues...................................................................

       2.  Prior to acquisition by the Company, Revere disposed of certain assets and liabilities in the outdoor advertising industry in Texas. The following entry eliminates revenues and expenses associated with the Texas market prior to the acquisition:

                                                                                                            $   (3,661)
               Net revenue...............................................................................
                                                                                                                (2,128)
               Direct cost of revenues...................................................................
                                                                                                                  (568)
               General and administrative expenses.......................................................
                                                                                                                  (765)
               Depreciation and amortization.............................................................
                                                                                                                  (367)
               Interest expense..........................................................................
                                                                                                                  (853)
               Other.....................................................................................

       3.  Entry records statement of operations activity of Revere from September 30, 1996 through the date of closing (December 10, 1996):

                                                                                                            $    7,784
             Net revenue.................................................................................
                                                                                                                 4,152
             Direct cost of revenues.....................................................................
                                                                                                                 1,081
             General and administrative..................................................................
                                                                                                                 1,764
             Depreciation and amortization...............................................................
                                                                                                                   770
             Interest expense............................................................................
                                                                                                                   848
             Other expense...............................................................................

                                                                                                            YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                               1996
                                                                                                           ------------

       4.  Entry records reduction in general and administrative expenses relating to elimination of certain duplicate corporate expenses, principally relating to employee costs and costs relating to other corporate activities. Amounts have been determined based upon specific employees identified for termination plus actual benefits costs incurred, and expenses associated with leased facilities which will not be assumed or will be canceled upon consummation of the acquisition.

                                                                                         $   1,875
             Naegele, Ad-Sign and Image Media.........................................
                                                                                        -----------
                                                                                        -----------
                                                                                         $   2,100
             POA Acquisition..........................................................
                                                                                             1,000
             Memphis/Tunica Acquisition...............................................
                                                                                               255
             Additional Acquisitions..................................................
                                                                                        -----------
                                                                                         $   3,355
                                                                                        -----------
                                                                                        -----------
                                                                                         $   3,770
             Revere Acquisition.......................................................
                                                                                             1,200
             Matthew Acquisition......................................................
                                                                                        -----------
                                                                                         $   4,970
                                                                                        -----------
                                                                                        -----------

       5.  Entry records the increase in depreciation and amortization expense arising from purchase accounting adjustments to advertising structures and goodwill amortized over a period of 15 years:

                                                                                         $     460
             Naegele, Ad-Sign and Image Media (acquired in March 1996)................
                                                                                        -----------
                                                                                        -----------
                                                                                         $   8,480
             POA Acquisition (acquired in October 1996)...............................
                                                                                             3,101
             Memphis/Tunica Acquisition (acquired in January 1997)....................
                                                                                               236
             Additional Acquisitions (acquired in September 1996).....................
                                                                                        -----------
                                                                                         $  11,817
                                                                                        -----------
                                                                                        -----------
                                                                                         $   2,210
             Revere Acquisition (acquired in December 1996)...........................
                                                                                             1,710
             Matthew Acquisition (acquired in January 1997)...........................
                                                                                        -----------
                                                                                         $   3,920
                                                                                        -----------
                                                                                        -----------

       6.  Entry records additional interest expense at an assumed rate of 8.25% per     $   5,604
           annum to be incurred in connection with the acquisition of Naegele, Ad-Sign and Image Media which occurred in March of 1996 (debt incurred of $60.0 million less $1.4 million of interest expense for debt not assumed)........
                                                                                        -----------
                                                                                        -----------

       7.  Entry to record additional interest expense at an assumed rate of 8.5% per annum in connection with the Transactions:

                                                                                         $  20,400
             POA Acquisition (debt incurred of $240.0 million)........................
                                                                                             6,018
             Memphis/Tunica Acquisition (debt incurred of $70.8 million)..............
                                                                                               646
             Additional Acquisitions..................................................
                                                                                        -----------
                                                                                            27,064
                                                                                            (5,699)
             Actual interest expense for POA Acquisition, Memphis/Tunica Acquisition and Additional Acquisitions............................................
                                                                                        -----------
                                                                                         $  21,365
                                                                                        -----------
                                                                                        -----------

                                                                                        YEAR ENDED
                                                                                         DECEMBER
                                                                                         31, 1996
                                                                                        -----------
                                                                                                            $   10,489
             Revere Acquisition (debt incurred of $123.4 million)........................................
                                                                                                                 3,400
             Matthew Acquisition (debt incurred of $40.0 million)........................................
                                                                                                           ------------
                                                                                                                13,889
                                                                                                                (3,392)
             Actual interest expense for Revere Acquisition and Matthew Acquisition......................
                                                                                                           ------------
                                                                                                            $   10,497
                                                                                                           ------------
                                                                                                           ------------

       8.  Entry to reduce other income from Revere for the gain recognized on the sale of the Texas        $    8,933
           markets.......................................................................................
                                                                                                           ------------
                                                                                                           ------------

       9.  Entry to record the changes in interest expense to reflect the October Offerings and the application of the net proceeds:

                                                                                                            $   21,938
             October Notes at 9.75%......................................................................
                                                                                                                 3,840
             New Credit Facility at an assumed rate of 8.5%..............................................
                                                                                                                   599
             Amortization of deferred financing costs....................................................
                                                                                                               (43,757)
             Less pro-formas as adjusted interest expense................................................
                                                                                                           ------------
                                                                                                            $  (17,380)
                                                                                                           ------------
                                                                                                           ------------

      10.  Entry to record the reduction in interest expense from the application of the net proceeds of    $   (2,721)
           the IPO to the repayment of long-term debt....................................................
                                                                                                           ------------
                                                                                                           ------------

      11.  Entry to record the changes in interest expense to reflect the Offering and the application of the net proceeds therefrom:

                                                                                                            $    9,750
             Notes at 9.75%..............................................................................
                                                                                                                21,938
             October Notes at 9.75%......................................................................
                                                                                                                11,606
             New Credit Facility at an assumed rate of 8.5%..............................................
                                                                                                                   941
             Amortization of deferred financing costs....................................................
                                                                                                               (43,057)
             Less pro-forma as adjusted interest expense.................................................
                                                                                                           ------------
                                                                                                            $    1,178
                                                                                                           ------------
                                                                                                           ------------

      12. The above pro-forma statement of
         operations do not reflect the following
         extraordinary losses on the early
         retirement of debt:

  14% Series A Senior Secured Discount
    Notes due 2004:
    September 1996......................   $ 1,400
    October 1996........................    10,725

  11% Series A Senior Secured Discount
    Notes due 2003:
    October 1996........................    14,448
                                          --------
                                           $26,573
                                          --------
                                          --------

                            UNIVERSAL OUTDOOR, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                           UNIVERSAL     MEMPHIS/
                            OUTDOOR       TUNICA        ACQUISITION      PRO FORMA
                              INC.      ACQUISITION     ADJUSTMENTS     AS ADJUSTED
                           ----------   -----------   ---------------   -----------
Current assets...........   $ 48,517      $ 9,320      $ (5,000)(3)      $ 52,837
Property and equipment...    385,782       20,389        91,572(1)        497,743
Goodwill.................    217,831       --            --               217,831
Other assets.............     29,171       --            --                29,171
                           ----------   -----------   ---------------   -----------
Total assets.............   $681,301      $29,709      $ 86,572          $797,582
                           ----------   -----------   ---------------   -----------
                           ----------   -----------   ---------------   -----------
Current liabilities,
  excluding current
  maturities.............   $ 30,536      $ 5,081      $ (5,000)(3)      $ 30,617
Current maturities of
  long-term debt.........     --           --            --                --
Long-term debt...........    347,941        1,121       112,579(1)        461,641
Deferred income taxes
  liabilities............     71,700       --            --                71,700
Other long-term
  liabilities............        140       --            --                   140
                           ----------   -----------   ---------------   -----------
Total liabilities........    450,317        6,202       107,579           564,098
                           ----------   -----------   ---------------   -----------
Stockholders' equity.....    230,984       23,507       (21,007) (1)(2)   233,484
                           ----------   -----------   ---------------   -----------
Total liabilities and
  stockholders' equity...   $681,301      $29,709      $ 86,572          $797,582
                           ----------   -----------   ---------------   -----------
                           ----------   -----------   ---------------   -----------

          See accompanying notes to pro forma combined balance sheet.

              NOTES TO UNAUDITED COMBINED PRO FORMA BALANCE SHEET
                              AT DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

    The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma financial position of the Company after giving effect to the Memphis/ Tunica and Matthew Acquisitions.

 1. Entry records the effects of the Memphis/Tunica and Matthew acquisitions.

                                                                          MEMPHIS/TUNICA     MATTHEW
                                                                            ACQUISITION    ACQUISITION    TOTAL
                                                                          ---------------  -----------  ----------
    Purchase price......................................................    $    73,700     $  40,000   $  113,700
    Debt assumed........................................................         (1,121)                    (1,121)
                                                                          ---------------  -----------  ----------
    Increase in long-term debt..........................................    $    72,579     $  40,000   $  112,579

    Changes in assets and liabilities resulting from allocation of purchase price:
    Property and equipment..............................................         51,572        40,000       91,572
    Stockholders' equity................................................        (23,507)                   (23,507)

 2.  Entry to record 100,000 shares of common stock to be issued in connection with the Memphis/Tunica
     Acquisition at an assumed price of $25:

                                                                                                          $  2,500
     Stockholders' equity...............................................................................
                                                                                                          --------
                                                                                                          --------

 3.  Entry to record the reduction of the deposit paid by the Company                                     ($ 5,000)
     in connection with the Memphis/Tunica Acquisition..................................................
                                                                                                          --------
                                                                                                          --------

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The selected financial data presented below as of and for the year ended December 31, 1996 are derived from the Consolidated Financial Statements of the Company. The selected financial data as of and for the years ended December 31, 1992, 1993, 1994 and 1995 are derived from the financial statements of the Company. Certain of such financial statements were unaudited. The financial statements of the Company for the three years in the period ended December 31, 1995 were audited by Price Waterhouse LLP, independent accountants, as indicated in their report included elsewhere in this Prospectus. The selected financial data as of and for the year ended December 31, 1996 are derived from the combined financial statements included herein and include all normal and recurring adjustments necessary for a fair presentation of such data. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Due to the significant development and acquisition of additional structures, the data set forth below is not necessarily comparable on a year-to-year basis and data set forth for certain periods is not indicative of results for the full year.

                                                           YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------
                                            1991      1992      1993      1994      1995      1996
                                          --------  --------  --------  --------  --------  --------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Gross revenue...........................  $ 21,435  $ 27,896  $ 28,710  $ 33,180  $ 38,101  $ 84,939
Net revenues(1).........................    18,835    24,681    25,847    29,766    34,148    76,138
Direct advertising expenses.............     7,638    10,383    10,901    11,806    12,864    26,468
General and administrative expenses.....     3,515     3,530     3,357     3,873     4,244    10,596
Depreciation and amortization...........     5,530     7,817     8,000     7,310     7,402    18,286
Operating income........................     2,152     2,951     3,589     6,777     9,638    20,788
Interest expense........................     6,599     9,591     8,965     8,314     8,627    15,730
Other (expense) income, net.............       (53)      291      (351)     (134)      (42)    1,398
Income (loss) before income taxes and
  extraordinary item(2).................    (4,500)   (6,349)   (5,727)   (1,671)      969     3,660
Net income (loss).......................    (4,500)   (6,349)   (8,987)   (1,671)      969   (10,788)
Operating Cash Flow(3)..................  $  7,682  $ 10,768  $ 11,589  $ 14,087  $ 17,040  $ 39,074
Operating Cash Flow Margin(4)...........      40.8%     43.6%     44.8%     47.3%     49.9%     51.3%
Capital expenditures....................     2,047     2,352     2,004     4,668     5,620     6,987
Deficiency in coverage of earnings......     4,500     6,349     8,987     1,671     --        --

FINANCIAL RATIOS:
Ratio of earnings to fixed charges(5)...     --        --        --        --          1.1x      1.2x
Percentage of indebtedness to total
  capitalization(6).....................     121.4%    142.8%    116.1%    118.1%    115.8%     60.1%
Ratio of total indebtedness to Operating
  Cash Flow(7)..........................       8.5x      5.5x      5.9x      5.2x      4.5x    NM(8)
Ratio of Operating Cash Flow to total
  interest(9)...........................       1.2x      1.1x      1.3x      1.7x      2.0x      2.5x

                                                                                                          DECEMBER 31, 1996
                                                                   DECEMBER 31,                       -------------------------
                                               -----------------------------------------------------             PRO FORMA(11)
                                                 1991       1992       1993       1994       1995      ACTUAL     AS ADJUSTED
                                               ---------  ---------  ---------  ---------  ---------  ---------  --------------
BALANCE SHEET DATA:
Working capital(10)..........................  $   2,365  $   1,326  $   1,730  $   2,119  $   3,961  $  17,981    $   22,220
Total assets.................................     71,682     65,754     61,816     66,190     69,133    681,301       797,582
Total long-term debt and other obligations...     65,076     59,363     68,054     73,304     76,079    347,941       461,641
Redeemable preferred stock...................     13,442     15,055     --         --         --
Common stockholders' equity (deficit)........    (11,450)   (17,799)    (9,452)   (11,243)   (10,394)   230,984       233,484

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES FOR PREVIOUS TABLE)

------------------------------
 (1) Net revenues are gross revenues less agency commissions.

 (2) Extraordinary loss represents loss on early extinguishment of debt.

 (3) "Operating Cash Flow" is operating income before depreciation and amortization and other non-cash charges. Operating Cash Flow is not intended to represent net cash flow provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes Operating Cash Flow is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.

 (4) "Operating Cash Flow Margin" is Operating Cash Flow stated as a percentage of net revenues.

 (5) Amounts represent the ratio of (i) the sum of income before income taxes and extraordinary items plus interest expense to (ii) interest expense.

 (6) Amounts represent (i) total long-term debt divided by (ii) total long-term debt plus common stockholders' equity (deficit).

 (7) Amounts represent (i) total long-term debt divided by (ii) Operating Cash Flow.

 (8) Ratio of total indebtedness to Operating Cash Flow for the year ended December 31, 1996 is not meaningful as a result of significant acquisitions during 1996.

 (9) Amounts represent the ratio of (i) Operating Cash Flow to (ii) interest expense on total long-term debt.

(10) Working capital is current assets less current liabilities (excluding current maturities of long-term debt and other obligations). Other obligations totalled $2,850 at December 31, 1992.

(11) Represents actual amounts adjusted to give effect to the Memphis/Tunica and Matthew Acquisitions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the consolidated results of operations of the Company for the three years ended December 31, 1995 and financial condition at December 31, 1995 should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes included elsewhere in this Prospectus.

    Except as otherwise indicated, the following discussion relates to the Company on an historical basis, without giving effect to the Acquisitions, the Offering or the October Offerings.

GENERAL

    The Company has grown significantly since 1989 through the acquisition of outdoor advertising businesses and individual display faces in specific markets, improvements in occupancy and advertising rates, and the development of new display faces in existing markets. Between January 1, 1989 and October 31, 1996, the Company spent in excess of $300 million to acquire additional display faces, increasing the number of its display faces from approximately 600 in 1989 to approximately 18,944 at October 31, 1996. During this period, the Company's net revenues increased from $10.3 million in 1989 to $34.1 million in 1995. The following table lists the Company's acquisitions between January 1, 1989 and October 31, 1996:

                                                                                      APPROXIMATE NUMBER AND TYPE
                                                                                       OF DISPLAY FACES ACQUIRED
                                                                            ------------------------------------------------
YEAR OF                                                                                   30-SHEET      8-SHEET
ACQUISITION                                MARKETS                           BULLETINS     POSTERS      POSTERS      TOTAL
-----------------  -------------------------------------------------------  -----------  -----------  -----------  ---------
1989.............  Milwaukee, Chicago                                              270       --           --             270
1990.............  Chicago                                                          12       --           --              12
1991.............  Indianapolis, Des Moines, Evansville, Chicago                   421        2,480          140       3,041
1994.............  Chicago, Milwaukee                                               20       --            4,151       4,171
1995.............  Chicago, Dallas                                                   9       --            1,127       1,136
1996.............  Chicago, Minneapolis/St. Paul, Jacksonville, Dallas,
                   Iowa, POA                                                     5,186        5,128       --          10,314
                                                                                 -----        -----        -----   ---------
    Total.................................................................       5,918        7,608        5,418      18,944
                                                                                 -----        -----        -----   ---------
                                                                                 -----        -----        -----   ---------

    The Company's acquisitions have been financed through bank borrowings and the issuance of long-term debt, as well as with internally-generated funds. The Acquisitions were financed, in part, from the proceeds of the Offering and the New Credit Facility. All acquisitions (including the Acquisitions) have been accounted for using the purchase method of accounting, and consequently, operating results from acquired operations are included from the respective dates of those acquisitions. As a result of these acquisitions and the effects of consolidation of operations following each acquisition, the operating performance of certain markets and of the Company as a whole reflected in the Company's Consolidated Financial Statements and other financial and operating data included herein are not necessarily comparable on a year-to-year basis.

HISTORICAL RESULTS OF OPERATIONS

    The following table presents certain operating statement items in the Consolidated Statements of Operations as a percentage of net revenues:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------------
                                                                            1993         1994         1995         1996
                                                                         -----------  -----------  -----------  -----------
Net revenues...........................................................      100.0%       100.0%       100.0%       100.0%
Direct advertising expenses............................................       42.2         39.7         37.7         34.8
General and administrative expenses....................................       13.0         13.0         12.4         13.9
                                                                             -----        -----        -----        -----
Operating Cash Flow(1).................................................       44.8         47.3         49.9         51.3
Depreciation and amortization..........................................       30.9         24.5         21.7         24.0
                                                                             -----        -----        -----        -----
Operating income.......................................................       13.9         22.8         28.2         27.3
Other expense, primarily interest......................................       36.1         28.4         25.4         22.5
                                                                             -----        -----        -----        -----
Income (loss) before income taxes and extraordinary items..............      (22.2)        (5.6)         2.8          4.8
                                                                             -----        -----        -----        -----

------------------------

(1) As defined herein.

    Revenues are a function of both the occupancy of the Company's display faces and the rates that the Company charges for their use. The Company focuses its sales effort on maximizing occupancy levels while maintaining rate integrity in its markets. Additionally, the Company believes it is important to the overall sales effort to continually attempt to develop new inventory in growth areas of its existing markets in order to enhance overall revenues.

    Net revenues represent gross revenues less commissions paid to advertising agencies that contract for the use of advertising displays on behalf of advertisers. Approximately 77% of the Company's gross revenues are contracted for directly from local advertisers. Agency commissions on those revenues which are contracted through agencies are typically 15% of gross revenues on local sales and 16 2/3% of gross revenues on national sales. The Company considers agency commissions as a reduction in gross revenues, and measures its operating performance based upon percentages of net revenues rather than gross revenues.

    Direct advertising expenses consist of the following five categories: lease, production, sales, maintenance and illumination. The lease expense consists mainly of rental payments to owners of the land underlying the signs. The production category consists of all of the costs to produce advertising copy and install it on the display faces. Sales expense consists mainly of the cost of staffing a sales force to sell within a specific market. The maintenance category includes minor repair and miscellaneous maintenance of the sign structures and the illumination category consists mainly of electricity costs to light the display faces. The majority of these direct expenses are variable costs (other than lease costs) that will fluctuate with the overall level of revenues. In 1995, these expenses amounted to the following approximate percentages of net revenues: lease 14.2%, production 11.3%, sales 6.8%, maintenance 3.3% and illumination 2.1%.

    General and administrative expenses occur at both the market and corporate levels. At the market level these expenses contain various items of office overhead pertaining to both the personnel and the facility required to administer a given market. The corporate general and administrative costs represent staff and facility expenses for the executive offices and the centralized accounting function. Both types of general and administrative expenses are primarily fixed expenses in the operation of the business.

    The Company had federal income tax net operating losses ("NOLs") of approximately $14.6 million as of December 31, 1995, which will expire over a period of years beginning in 2005. Use of these NOLs is subject to an annual limit of approximately $2.4 million under Section 382 of the Internal Revenue Code of 1986, as amended, and may be subject to further restriction under the rules applicable to corporations filing consolidated federal income tax returns. Management believes that recent actions taken, including the consummation of the Transactions, will enhance its ability to generate sufficient taxable income to use the $14.6 million of NOLs prior to their expiration between 2005 and 2010. However, at this time there can be no assurance that sufficient taxable income will be generated in the future.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 (UNAUDITED) AND DECEMBER 31, 1995

    Net revenues increased 123.2% to $76.1 million during 1996 compared to $34.1 million in the corresponding 1995 period. This increase was a result of inclusion of approximately $20.2 million of revenues from the Minneapolis and Jacksonville markets (the "Naegele Markets") which were acquired in the Naegele Acquisition (as defined) and approximately 13.0 million of revenues from the markets acquired in the POA Acquisition. The remaining $8.8 million or 25.8% increase in net revenues was a result of higher advertising rates and occupancy levels on the Company's signboards and inclusion of three quarters of signboard revenues from the acquisitions of Image Media, Inc. and Ad-Sign, Inc. and a full quarter of signboard revenues from the Additional Acquisitions. Overall net revenues from tobacco advertising increased to $7.2 million in 1996 compared to $4.5 million in the 1995 period. This increase was due mainly to the inclusion of tobacco revenues from the Acquisitions. As a percentage of net revenues, tobacco advertising sales decreased to 9.5% in 1996 compared to 13.2% in the 1995 period.

    Direct cost of revenues increased to $26.5 million in 1996 compared to $12.9 million in the 1995 period. The Naegele Markets and the POA Acquisition, accounted for $7.3 million and $3.0 million, respectively, of the increase. As a percentage of net revenues, however, direct cost of revenues decreased to 34.8% in 1996 compared to 37.8% in the 1995 period as a result of economies of scale associated with the increased revenues.

    General and administrative expenses increased to $10.6 million in 1996 from $4.2 million in the 1995 period. As a percentage of net revenues, general and administrative expenses increased to 13.9% in 1996 compared to 12.3% in the 1995 period. This percentage decrease was due to the addition of the new markets' revenues without a significant increase in staffing or other corporate overhead expenses.

    Depreciation and amortization expense increased to $18.3 million in 1996 compared to $7.4 million in the 1995 period. This increase was due to significant increases in the fixed assets as a result of the acquisitions consummated in such period.

    Total interest expense increased to $15.7 million in 1996 compared to $8.6 million in the 1995 period. The increase resulted from increased debt outstanding under the Existing Credit Facility (as defined below) which was incurred to finance the Naegele Acquisition.

    Other expenses increased to $1.4 million in 1996, consisting of $1.7 million one-time charge for expenses arising out of the Naegele Acquisition.

    An extraordinary charge of $14.4 million arose out of the early retirement of the Existing Company Notes.

    The foregoing factors contributed to the Company's $10.8 million net loss in 1996 compared to $969,000 net income in the 1995 period.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    Net revenues increased 14.7% to $34.1 million during 1995 from $29.8 million in 1994, reflecting higher advertising rates and occupancy levels particularly in the Chicago and Indianapolis markets.

    Direct advertising expenses increased to $12.9 million in 1995 from $11.8 million in 1994 as a result of higher sales during the 1995 period. As a percentage of net revenues, however, direct advertising expenses decreased to 37.7% in 1995 as a result of economies of scale associated with increased revenues.

    General and administrative expenses in 1995 increased to $4.2 million from $3.9 million in 1994 due to the incremental payroll costs associated with additional employees and expenses related to acquisitions. As a percentage of net revenues, general and administrative expenses decreased to 12.4%.

    As a result of the above factors, Operating Cash Flows increased by 20.9% to $17.0 million in 1995 from $14.1 million in 1994.

    Depreciation and amortization expenses increased slightly to $7.4 million in 1995 from $7.3 million in 1994 due to large increases in the fixed assets offset by reduced depreciation of the older fixed assets.

    Total interest expense increased to $8.6 million in 1995 from $8.3 million in 1994 due to interest expense associated with additional borrowings and the accretion of interest due to a larger amount of principal outstanding, partially offset by the elimination of the accretion of dividends on redeemable preferred stock.

    The foregoing factors contributed to the Company's $969,000 net income in 1995 compared to a net loss of $1.7 million in 1994. Because the Company incurred net losses in 1995, 1994 and 1993, it had no provision for income taxes in those years.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

    Net revenues increased 15.2% to $29.8 million during 1994 from $25.8 million in 1993, reflecting higher advertising rates and occupancy levels and increased sales to local advertisers. Increases in revenue from the advertising structures acquired in certain acquisitions, offset by declines in revenues from the January 1994 sale of the Company's 97 bulletin display faces in Jacksonville, accounted for approximately $700,000 of the increased revenues in 1994.

    Direct advertising expenses increased to $11.8 million in 1994 from $10.9 million in 1993 as a result of higher sales during the 1994 period. As a percentage of net revenues, however, direct advertising expenses decreased to 39.7% in 1994 as a result of economies of scale associated with increased revenues.

    General and administrative expenses in 1994 increased to $3.9 million from $3.4 million in 1993 due to the incremental payroll costs associated with additional employees. As a percentage of net revenues, however, general and administrative expenses remained flat at 13.0%.

    As a result of the above factors, Operating Cash Flow increased by 21.6% to $14.1 million in 1994 from $11.6 million in 1993.

    Depreciation and amortization expenses decreased to $7.3 million (24.5% of net revenues) in 1994 from $8.0 million (30.9% of the net revenues) in 1993 due to scheduled depreciation of the fixed assets.

    Total interest expense decreased to $8.3 million in 1994 from $9.0 million in 1993 due to the elimination of the accretion of dividends on redeemable preferred stock (which was assumed by Parent), which was partially offset by interest associated with additional borrowings.

    The foregoing factors contributed to the Company's $1.7 million net loss in 1994 compared to a net loss of $9.0 million in 1993 (which included a $3.3 million extraordinary charge recorded in the fourth quarter of 1993). Because the Company incurred net losses in 1994 and 1993, it had no provision for income taxes in those years.

QUARTERLY COMPARISONS

    The following table sets forth certain quarterly financial information of the Company for each quarter of 1994 and 1995 and for the first, second and third quarter of 1996. The information has been derived from the quarterly financial statements of the Company which are unaudited but which, in the opinion of management, have been prepared on the same basis as the financial statements included herein and include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial result for such periods. This information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                         THREE MONTHS ENDED
                                      -----------------------------------------------------------------------------------------
                                       MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,
                                         1994         1994         1994         1994         1995         1995         1995
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues........................   $   6,102    $   7,803    $   7,973    $   7,888    $   7,236    $   9,175    $   8,940
Operating income....................         924        2,333        2,002        1,518        1,348        3,109        2,674
Net income (loss)...................      (1,276)         294         (141)        (548)        (747)         903          509

PERCENTAGE OF NET REVENUES:
Operating income....................        15.1%        29.9%        25.1%        19.2%        18.6%        33.9%        29.9%
Net income (loss)...................       (20.9)         3.8         (1.8)        (6.9)       (10.3)         9.8          5.7

OTHER DATA:
Operating Cash Flow(1)..............   $   2,709    $   3,998    $   3,885    $   3,495    $   3,085    $   4,910    $   4,524
Operating Cash Flow Margin(2).......        44.4%        51.2%        48.7%        44.3%        42.6%        53.5%        50.6%


                                       DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                                         1995         1996         1996         1996         1996
                                      -----------  -----------  -----------  -----------  -----------

STATEMENT OF OPERATIONS DATA:
Net revenues........................   $   8,797    $   8,427    $  17,812    $  18,643    $  31,256
Operating income....................       2,507        1,670        7,299        5,890        5,929
Net income (loss)...................         304         (757)       1,966        3,077      (15,074)
PERCENTAGE OF NET REVENUES:
Operating income....................        28.5%        19.8%        41.0%        31.6%        19.0%
Net income (loss)...................         3.5         (9.0)        11.0         16.5        (48.2)%
OTHER DATA:
Operating Cash Flow(1)..............   $   4,521    $   3,702    $   9,941    $  10,422    $  15,009
Operating Cash Flow Margin(2).......        51.4%        43.9%        55.8%        55.9%        48.0%

------------------------------

(1) Operating Cash Flow is operating income before depreciation and amortization. Operating Cash Flow is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes Operating Cash Flow is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.

(2) Operating Cash Flow Margin is Operating Cash Flow stated as a percentage of net revenues.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically satisfied its working capital requirements with cash from operations and revolving credit borrowings. Its acquisitions have been financed primarily with borrowed funds and, to a lesser extent, with the issuance of stock.

    In connection with an acquisition consummated in April 1996, the Company, its then current lender, LaSalle National Bank ("LaSalle"), and an additional bank, Bankers Trust Company ("Bankers Trust"); together with LaSalle, the "Lenders"), agreed to (i) refinance the Company's existing credit facility with a revolving credit facility (the "Existing Revolving Credit Facility") and (ii) provide an additional extension of credit for purposes of acquisition financing (the "Existing Acquisition Credit Facility", and together with the Existing Revolving Credit Facility, the "Existing Credit Facilities") and, specifically, the financing, in part, of the Naegele Acquisition (as hereafter defined). The Lenders extended an acquisition term loan in the amount of $75 million and an acquisition revolving credit line in the amount of $12.5 million for a total commitment of $87.5 million, of which $84.5 million was drawn at the closing of the Naegele Acquisition. In addition, the Lenders extended a working capital revolving credit line in the amount of $12.5 million, of which no amount was drawn. In addition to the amounts drawn under the Existing Acquisition Credit Facility, Parent sold a minority portion of its capital stock for $30 million in cash proceeds which was used to finance the remaining amount of the Naegele Acquisition and to refinance existing indebtedness.

    Parent completed its initial public offering ("IPO") of 4,630,000 shares of its Common Stock (including 930,000 shares sold pursuant to the exercise of the Underwriters' over-allotment option) on July 26, 1996, resulting in proceeds to Parent of $62.4 million. Parent used a portion of the net proceeds to redeem $9.5 million of the Company's outstanding 11% Senior Notes due 2003 (the "Redeemed Parent Notes") and repaid a portion of the amounts then outstanding under the Existing Acquisition Credit Facility (as hereafter defined).

    In October 1996, the Parent and the Company completed the October Offerings with net proceeds of $420.5 million. The net proceeds of the October Offerings were used to complete the Transactions.

    In October 1996, the Company amended and restated the Existing Credit Facilities which became the New Credit Facility. The New Credit Facility provided for a total loan commitment of $300 million, $75 million of which could only be borrowed once in connection with financing the Acquisitions. The New Credit Facility was drawn upon in order to finance, in part, the Acquisitions and was repaid with the proceeds of the October Offerings. In October 1996, the maximum commitment under the New Credit Facility was reduced to $225 million. See "Description of Indebtedness and Other Commitments"

    Net cash provided by operating activities increased to $15.9 million in 1996 from $7.0 million for the 1995 period. Net cash provided by operating activities increased to $7.0 million in 1995 from $5.8 million in 1994. Net cash provided by operating activities reflects the Company's net loss adjusted for non-cash items and the use or source of cash for the net change in working capital.

    The Company's net cash used in investing activities of $496.4 million in 1996 includes cash used for acquisitions of $489.4 million and other capital expenditures of $7.0 million. The Company's net cash used in investing activities of $9.1 million for the year ended December 31, 1995 includes cash used for acquisitions of $1.9 million and other capital expenditures of $5.6 million. Capital expenditures have been made primarily to develop new structures in each of its markets. The Company intends to continue to develop new structures in its markets and to consider other potential acquisitions. Management established the Existing Credit Facilities and New Credit Facility for the purpose of financing acquisitions and capital expenditures relating to the development and improvement of advertising structures. The Company believes that its cash from operations, together with available borrowings under the New Credit Facility, will be sufficient to satisfy its cash requirements, including anticipated capital expenditures, for the foreseeable future. However, in the event cash from operations, together with available funds under the New Credit Facility are insufficient to satisfy its cash requirements, the Company may incur additional indebtedness to finance its operations including, without limitation, additional acquisitions.

    For the year ended December 31, 1996, $500.7 million was provided by financing activities primarily due to the issuance of senior subordinated debt, increased borrowings under the Existing Credit Facilities and the sale of capital stock. In 1995, net cash of $2.0 million was provided by financing activities, primarily due to borrowings under the prior credit facility. For the years ended December 31, 1995 and 1994, $2.0 million and $2.4 million, respectively, was provided by financing activities, primarily as a result of additional borrowings under the prior credit facility.

    In March 1994, the Company completed an offering of $65 million of the Existing Company Notes. The Existing Company Notes accrued interest at a rate of 11% per annum. The Company completed a tender offer for 100% of the outstanding Existing Company Notes in October 1996.

    The Company expects to fund its capital expenditures primarily with cash from operations and expects its capital expenditures to be primarily for development of additional structures. The Company intends to utilize its cash from operations to continue to develop new advertising structures in each of its markets, and, as appropriate opportunities arise, to acquire additional outdoor advertising operations in its existing markets, in geographically proximate markets and in contiguous markets. The Company is also exploring the development of other forms of out-of-home media, such as bus shelter advertising and transit advertising that management believes would complement the Company's existing outdoor operations. The restrictions imposed by the New Credit Facility, the indenture governing the October Notes and the Indenture may limit the Company's use of cash from operations for these purposes.

INFLATION

    Inflation has not had a significant impact on the Company over the past three years. The floating rate on the New Credit Facility could increase in an inflationary environment, but management believes that because a significant portion of the Company's costs are fixed, inflation will not have a material adverse effect on its operations. However, there can be no assurance that a high rate of inflation in the future will not have an adverse effect on the Company's operations.

NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which established a new accounting principle for accounting for the impairment of certain loans, certain investments in debt and equity securities, long-lived assets that will be held and used including certain identifiable intangibles and goodwill related to those assets, and long-lived assets and certain identifiable intangibles to be disposed of. While the Company has not completed its evaluation of the impact that will result from adopting this statement, it does not believe that adoption of the statement will have a significant impact on the Company's financial position and results of operations.

                                    BUSINESS

GENERAL

    The Company, which was incorporated in 1975, is a leading outdoor advertising company operating approximately 31,202 advertising display faces in 3 large, regional operating areas: the Midwest (Chicago, Minneapolis/St. Paul, Indianapolis, Milwaukee, Des Moines, Evansville and Dallas), the Southeast (Orlando, Jacksonville, Palm Beach, Ocala and the Atlantic Coast and Gulf Coast areas of Florida, Memphis/Tunica, Chattanooga, and Myrtle Beach) and the East Coast (New York, Washington, D.C., Philadelphia, Northern New Jersey, Wilmington
(DE), Salisbury (MD) and Hudson Valley (NY)).

INDUSTRY OVERVIEW

    The outdoor advertising industry has experienced increased advertiser interest and revenue growth in recent years. Outdoor advertising generated total revenues of approximately $1.8 billion in 1995, or approximately 1.1% of the total advertising expenditures in the United States, and the out-of-home advertising industry generated revenues in excess of $3.0 billion in 1995, according to estimates by the Outdoor Advertising Association of America (the "OAAA"), the trade association for the outdoor advertising industry. Outdoor advertising's 1995 revenue represents growth of approximately 8.2% over estimated total revenues for 1994, which compares favorably to the growth of total U.S. advertising expenditures of approximately 7.7% during the same period.

    Advertisers purchase outdoor advertising for a number of reasons. Outdoor advertising offers repetitive impact and a relatively low cost per-thousand-impressions, a commonly used media measurement, as compared to television, radio, newspapers, magazines and direct mail marketing. Accordingly, because of its cost-effective nature, outdoor advertising is a good vehicle to build mass market support. In addition, outdoor advertising can be used to target a defined audience in a specific location and, therefore, can be relied upon by local businesses concentrating on a particular geographic area where customers have specific demographic characteristics. For instance, restaurants, motels, service stations and similar roadside businesses may use outdoor advertising to reach potential customers close to the point of sale and provide directional information. Other local businesses such as television and radio stations and consumer products companies may wish to appeal more broadly to customers and consumers in the local market. National brand name advertisers may use the medium to attract customers generally and build brand awareness. In all cases, outdoor advertising can be combined with other media such as radio and television to reinforce messages being provided to consumers.

    The outdoor advertising industry has experienced significant change in recent periods due to a number of factors. First, the entire "out-of-home" advertising category has expanded to include, in addition to traditional billboards and roadside displays, displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses, blimps and subways. Second, while the outdoor advertising industry has experienced a decline in the use of outdoor advertising by tobacco companies, it has increased its visibility with and attractiveness to local advertisers as well as national retail and consumer product-oriented companies. Third, the industry has benefitted significantly from improvements in production technology, including the use of computer printing, vinyl advertising copy and improved lighting techniques, which have facilitated a more dynamic, colorful and creative use of the medium. These technological advances have permitted the outdoor advertising industry to respond more promptly and cost effectively to the changing needs of its advertising customers and make greater use of advertising copy used in other media. Lastly, the outdoor advertising industry has benefitted from the growth in automobile travel time for business and leisure due to increased highway congestion and continued demographic shifts of residences and businesses from the cities to outlying suburbs.

    The outdoor advertising industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as many smaller and local companies operating a limited number of structures in a single or few local markets. While the industry has experienced some consolidation within the past few years, the OAAA estimates that there are still approximately 1,000 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. The Company expects the trend of consolidation in the outdoor advertising industry to continue.

OPERATING STRATEGY

    The Company's objective is to be the leading provider of outdoor advertising services in each of its three regional operating areas and to expand its presence in attractive new markets. The Company believes that regional clusters provide it with significant opportunities to increase revenue and achieve cost savings by delivering to local and national advertisers efficient access to multiple markets or highly targeted areas.

    Management intends to implement the following operating strategy:

    - MAXIMIZE RATES AND OCCUPANCY. Through continued emphasis on customer sales and service, quality displays and inventory management, the Company seeks to maximize advertising rates and occupancy levels in each of its markets. The Company has recruited and trained a strong local sales staff supported by local managers operating under specific, sales-based compensation targets designed to obtain the maximum potential from the Company's display inventory.

    - INCREASE MARKET PENETRATION. The Company seeks to expand operations within its existing markets through new construction, with an emphasis on painted bulletins, which generally command higher rates and longer term contracts from advertisers than other types of display faces. In addition, the Company historically has acquired, and intends to continue to acquire, additional advertising display faces in its existing markets as opportunities become available.

    - PURSUE STRATEGIC ACQUISITIONS. In addition to improved penetration of its existing markets, the Company also seeks to grow by acquiring additional display faces in closely proximate new markets. Such new markets allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in multiple markets within distinct regions. The Company intends to develop new regional operating areas in regions where attractive growth and consolidation opportunities exist.

    - CAPITALIZE ON TECHNOLOGICAL ADVANCES. The Company seeks to capitalize on technological advances that enhance its productivity and increase its ability to effectively respond to its customers' needs. The Company's continued investment in equipment and technology provides for greater ongoing benefits in the areas of sales, production and operations.

    - MAINTAIN LOW COST STRUCTURE. Through continued adherence to strict cost controls, centralization of administrative functions and maintenance of low corporate overhead, the Company seeks to maximize its Operating Cash Flow Margin, which it believes to be among the highest in the industry. The Company believes that its centralized administration provides opportunities for significant operating leverage for further expansion in existing markets and for future acquisitions.

    - DEVELOP OTHER OUT-OF-HOME MEDIA. The Company seeks to develop other forms of out-of-home media such as bus shelter or transit advertising in order to enhance revenues in existing markets or provide access to new markets.

    Through implementation of this business strategy, the Company has increased its outdoor advertising presence from 500 display faces in a single market in 1988 to approximately 31,202 in its markets at October 31, 1996.

ACQUISITIONS

    Consistent with its operating strategy, the Company has recently acquired the assets or capital stock of six outdoor advertising companies. The Company believes that these acquisitions will significantly strengthen its market presence in the midwest and southeast regions of the United States, give the Company a substantial presence in the east coast region and allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in closely proximate markets.

    THE POA ACQUISITION. In August 1996, the Company agreed to purchase OAH pursuant to a merger of a subsidiary of the Company with and into OAH. As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces consisting of bulletins and posters in five markets located in the southeast United States, including Orlando, Ocala and Palm Beach, as well as the East Coast and Gulf Coast areas of Florida, and Myrtle Beach and Chattanooga.

    THE REVERE ACQUISITION. The Company recently acquired a total of approximately 8,853 advertising display faces located in the east coast of the United States, including Philadelphia, Washington, D.C., Salisbury and Wilmington, as well as 1,917 transit display faces located in Baltimore and 1,582 kiosk displays located in malls throughout the United States.

    THE MEMPHIS/TUNICA ACQUISITION. In early January 1997, the Company acquired a total of approximately 2,018 advertising display faces consisting of bulletins and posters in and around Memphis, Tennessee and Tunica County, Mississippi.

    THE MATTHEW ACQUISITION. In mid-January 1997, the Company purchased certain of the assets of Matthew Outdoor Advertising Acquisition Co., L.P. As a result of the Matthew Acquisition, the Company acquired 1,035 advertising display faces consisting of posters and bulletins in three east coast markets.

    THE ADDITIONAL ACQUISITIONS. In September 1996, the Company purchased certain assets of Iowa Outdoor Displays and The Chase Company. As a result of the Additional Acquisitions, the Company acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas.

    THE NAEGELE ACQUISITION. In April 1996, the Company acquired operations in the Minneapolis/ St. Paul and Jacksonville markets. In a stock purchase transaction with NOA Holding Company (the "Naegele Acquisition"), the Company acquired approximately 2,550 poster faces (of which approximately 1,455 are located in the Minneapolis/St. Paul market and approximately 1,095 are located in the Jacksonville market) and approximately 840 painted bulletin faces (of which approximately 440 are located in the Minneapolis/St. Paul market and approximately 400 are located in the Jacksonville market).

    THE OTHER ACQUISITIONS. In April 1996, the Company acquired 4 painted bulletin faces in the Chicago market from Paramount Outdoor, Inc. in an asset purchase transaction. In March 1996, through an asset purchase transaction with Image Media, Inc., the Company acquired 18 painted bulletin and painted wall faces in the Chicago market. In a transaction with Ad-Sign, Inc. in January 1996, the Company acquired approximately 160 painted bulletin faces in the Chicago market. In April 1995, the Company acquired approximately 6 painted bulletin faces in the Chicago market pursuant to a stock purchase transaction with O&B Outdoor, Inc. The Company has integrated the newly acquired faces from these acquisitions into its existing Chicago operations.

    In March 1995, the Company completed two acquisitions in the Dallas market. In a stock purchase transaction with Harrington Associates, Inc., the Company acquired approximately 740 junior (8-sheet) poster faces located in the Dallas market. In a stock purchase transaction with Best Outdoor, the Company acquired approximately 387 junior (8-sheet) poster faces in the Dallas market.

MARKETS

    Each of the Company's markets generally possess demographic characteristics that are attractive to national advertisers, allowing the Company to package its displays in several of its markets in a single contract for advertisers in national and regional campaigns. Each market also has unique local industries, businesses, sports franchises and special events that are frequent users of outdoor advertising. The following sets forth certain information for each of the Company's markets as of October 31, 1996 after giving effect to the
Acquisitions:

                                    1995             % OF 1995                                       TOTAL
                                 PRO FORMA           PRO FORMA                 30-SHEET   8-SHEET   DISPLAY
MARKET                          NET REVENUES        NET REVENUES   BULLETINS   POSTERS    POSTERS    FACES
-------------------------  ----------------------   ------------   ---------   --------   -------   -------
                           (DOLLARS IN THOUSANDS)
MIDWEST:
  Chicago................         $ 16,579              10.1%          657       --        3,671      4,328
  Minneapolis/St. Paul...           16,320              10.0           453       1,362      --        1,815
  Indianapolis...........            9,897               6.0           257       1,385       142      1,927
  Milwaukee..............            4,686               2.9           259       --          334        593
  Des Moines.............            3,141               1.9            85         590         9        684
  Evansville.............            3,028               1.9           146         694      --          840
  Dallas.................            1,738               1.1           245       --        1,205      1,450
SOUTHEAST:
  Orlando................           22,253              13.7           849       1,088      --        1,937
  Jacksonville...........            8,528               5.2           367         899      --        1,266
  Palm Beach.............              290               0.2           103          21      --          124
  Ocala..................            5,011               3.1           858         199      --        1,057
  Memphis/Tunica.........           13,104               8.1           706       1,179       133      2,018
  Chattanooga............            4,582               2.8           359         663      --        1,022
  Myrtle Beach...........            7,931               4.9           733         466      --        1,199
  Atlantic Coast area
    (FL).................            2,784               1.7           569       --         --          569
  Gulf Coast area (FL)...            1,095               0.7           485       --         --          485
EAST COAST:
  Philadelphia...........           13,511               8.3           364       2,117      --        2,669
  Washington, D.C........            6,289               3.9            87         587      --          674
  Salisbury..............            3,435               2.1           402         471      --          873
  Wilmington.............            4,576               2.8           163         930        45      1,138
  Baltimore..............            2,295               1.4         --          --         --        1,917
  Mall Media.............            2,636               1.6         --          --         --        1,582
  Northern NJ............            4,362               2.7           158           5         6        169
  Metro New York.........            3,375               2.1            53         384      --          437
  Hudson Valley..........            1,312               0.8           145         257        27        429
                                  --------             -----       ---------   --------   -------   -------
    Total................         $162,758             100.0%        8,503      13,297     5,572     31,202(1)
                                  --------             -----       ---------   --------   -------   -------
                                  --------             -----       ---------   --------   -------   -------

------------------------

(1) Includes 143 transit display faces located in Indianapolis, 188 bus shelters in Philadelphia, 1,917 transit display faces in Baltimore and 1,582 kiosk displays in malls throughout the United States.

INVENTORY

    The Company operates three standard types of outdoor advertising display faces and also has transit advertising as follows:

    - BULLETINS generally are 14 feet high and 48 feet wide (672 square feet) and consist of panels on which advertising copy is displayed. The advertising copy is either hand painted onto the panels at the facilities of the outdoor advertising company in accordance with design specifications supplied by the advertiser and attached to the outdoor advertising structure, or is printed with the computer-generated graphics on a single sheet of vinyl that is wrapped around the structure. On occasion, to attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways.

    - 30-SHEET POSTERS generally are 12 feet high by 25 feet wide (300 square feet) and are the most common type of billboard. Advertising copy for 30-sheet posters consists of lithographed or silk-screened paper sheets supplied by the advertiser that are pasted and applied like wallpaper to the face of the display, or single sheets of vinyl with computer-generated advertising copy that are wrapped around the structure. Thirty-sheet posters are concentrated on major traffic arteries.

    - JUNIOR (8-SHEET) POSTERS usually are 6 feet high by 12 feet wide (72 square feet). Displays are prepared and mounted in the same manner as 30-sheet posters, except that vinyl sheets are not typically used on junior posters. Most junior posters, because of their smaller size, are concentrated on city streets and target pedestrian traffic.

    - TRANSIT ADVERTISING consists generally of posters and frames displayed on the sides of public buses operating on city streets.

    Billboards generally are mounted on structures owned by the outdoor advertising company and located on sites that are either owned or leased by it or on which it has acquired a permanent easement. Billboard structures are durable, have long useful lives and do not require substantial maintenance. When disassembled, they typically can be moved and relocated at new sites. The Company's outdoor advertising structures are made of steel and other durable materials built to withstand variable climates, including the rigors of the midwestern climate. The Company expects its structures to last 15 years or more without significant refurbishment.

LOCAL MARKET OPERATIONS

    In each of its principal markets except Palm Beach, the Company maintains a complete outdoor advertising operation including a sales office, a production, construction and maintenance facility, a creative department equipped with advanced technology, a real estate unit and support staff. The Company conducts its outdoor advertising operations through these local offices, consistent with senior management's belief that an organization with decentralized sales and operations is more responsive to local market demand and provides greater incentives to employees. At the same time, the Company maintains centralized accounting and financial controls to allow it to closely monitor the operating and financial performance of each market. Local general managers, who report directly to the Company's President or a regional manager, are responsible for the day-to-day operations of their respective markets and are compensated according to the financial performance of such markets. In general, these local managers oversee market development, production and local sales. The Company intends to incorporate the operations acquired in the Acquisitions into this operational structure with local offices handling the day-to-day operations and centralized accounting and financial controls.

    Although site leases (for land underlying an advertising structure) are administered from the Company's headquarters in Chicago, each local office is responsible for locating and ultimately procuring leases for appropriate sites in its market. Site lease contracts vary in term but typically run from 10 to 20 years with various termination and renewal provisions. Each office maintains a leasing department, with an extensive database containing information on local property ownership, lease contract terms, zoning ordinances and permit requirements. The Company has been very successful in developing new advertising display face inventory in each of its markets based on utilizing these databases and developing an experienced staff of lease teams. Each such team's sole responsibility is the procurement of sites for new locations in each of the Company's markets.

SALES AND SERVICE

    The Company's sales strategy is to maximize revenues from local advertisers. Accordingly, it maintains a team of sales representatives headed by a sales manager in each of its markets. The Company devotes considerable time and resources to recruiting, training and coordinating the activities of its sales force. A sales representative's compensation is heavily weighted to individual performance, and the local sales manager's compensation is tied to the performance of his or her sales team. One sales representative, based in Chicago, manages sales to national advertisers. In total, as of September 30, 1996, approximately 62 of the Company's employees were significantly involved in sales and marketing activities.

    In addition to the sales staff, the Company has established fully staffed and equipped creative departments in each of its principal markets except Palm Beach. Utilizing technologically advanced computer hardware and software, the staff is able to create original design copy for both local and national accounts which has allowed the various creative departments to exchange work via modem or over the Internet with each other or directly with clients or their agencies. This ability has resulted in many fully staffed advertising agencies turning to the Company for the creation of their outdoor campaigns. The Company believes that its creative department's implementation of continuing technological advances provides a significant competitive advantage in its sales and service area.

CUSTOMERS

    Advertisers usually contract for outdoor displays through advertising agencies, which are responsible for the artistic design and written content of the advertising as well as the choice of media and the planning and implementation of the overall campaign. The Company pays commissions to the agencies for advertising contracts that are procured by or through those agencies. Advertising rates are based on a particular display's exposure (or number of "impressions" delivered) in relation to the demographics of the particular market and its location within that market. The number of "impressions" delivered by a display is measured by the number of vehicles passing the site during a defined period and is weighted to give effect to such factors as its proximity to other displays, the speed and viewing angle of approaching traffic, the national average of adults riding in vehicles and whether the display is illuminated. The number of impressions delivered by a display is verified by independent auditing companies.

    The size and geographic diversity of the Company's markets allow it to attract national advertisers, often by packaging displays in several of its markets in a single contract to allow a national advertiser to simplify its purchasing process and present its message in several markets. National advertisers generally seek wide exposure in major markets and therefore tend to make larger purchases. The Company competes for national advertisers primarily on the basis of price, location of displays, availability and service.

    The Company also focuses efforts on local sales, and approximately 78% of the Company's gross revenues in 1995, after giving effect to the Acquisitions, were generated from local advertisers. Local advertisers tend to have smaller advertising budgets and require greater assistance from the Company's production and creative personnel to design and produce advertising copy. In local sales, the Company often expends more sales efforts on educating customers regarding the benefits of outdoor media and helping potential customers develop an advertising strategy using outdoor advertising. While price and availability are important competitive factors, service and customer relationships are also critical components of local sales.

    Tobacco revenues have historically accounted for a significant portion of outdoor advertising revenues. Beginning in 1993, the leading tobacco companies substantially reduced their expenditures for outdoor advertising due to a declining population of smokers, societal pressures, consolidation in the tobacco industry and price competition from generic brands. Since tobacco advertisers often utilized some of the industry's prime inventory, the decline in tobacco-related advertising expenditures made this space available for other advertisers, including those that had not traditionally utilized outdoor advertising. As a result of this decline in tobacco-related advertising revenues and the increased use of outdoor advertising by other advertisers, the range of the Company's advertisers has become quite diverse. The following table illustrates the diversity of the Company's advertising base giving effect to the
Acquisitions:

                    1995 PRO FORMA NET REVENUES BY CATEGORY

                                                                                   PERCENTAGE
                                                                                       OF
                                                                                  NET REVENUES
                                                                                  ------------
Travel/Entertainment............................................................         13.9%
Tobacco.........................................................................         10.8
Retail/Consumer Products........................................................         10.0
Automotive & Related............................................................         10.0
Restaurant......................................................................          8.0
Home Developer/Real Estate......................................................          6.0
Advertising/Media...............................................................          3.9
Alcohol.........................................................................          3.7
Hotels/Motels...................................................................          3.3
Professional Services...........................................................          3.3
Other...........................................................................         27.1
                                                                                  ------------
    Total.......................................................................        100.0%
                                                                                  ------------
                                                                                  ------------

PRODUCTION

    The Company has internal production facilities and staff to perform the full range of activities required to develop, create and install outdoor advertising in all of its markets. Production work includes creating the advertising copy design and layout, painting the design or coordinating its printing and installing the designs on its displays. In addition, the Company's substantial new development activity has allowed it to vertically integrate its own sign fabrication ability so that new signs are fabricated and erected in-house. The Company usually provides its full range of production services to local advertisers and to advertisers that are not represented by advertising agencies, since national advertisers and advertisers represented by advertising agencies often use preprinted designs that require only installation. However, the Company's creative and production personnel frequently are involved in production activities even when advertisers are represented by agencies due to the development of new designs or adaptation of copy from other media for use on billboards. The Company's artists also assist in the development of marketing presentations, demonstrations and strategies to attract new advertisers.

    With the increased use of vinyl and pre-printed advertising copy furnished to the outdoor advertising company by the advertiser or its agency, outdoor advertising companies are becoming less responsible for labor-intensive production work since vinyl and pre-printed copy can be installed quickly. The vinyl sheets are reusable, thereby reducing the Company's production costs, and are easily transportable. Due to the geographic proximity of the Company's principal markets and the transportability of vinyl sheets, the Company can shift materials among markets to promote efficiency. The Company believes that this trend over time will reduce operating expenses associated with production activities.

COMPETITION

    The Company competes in each of its markets with other outdoor advertisers as well as other media, including broadcast and cable television, radio, print media and direct mail marketers. In addition, the Company also competes with a wide variety of "out-of-home" media, including advertising in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, outdoor advertising relies on its low cost-per-thousand-impressions and its ability to repetitively reach a broad segment of the population in a specific market or to target a particular geographic area or population with a particular set of demographic characteristics within that market.

    The outdoor advertising industry is highly fragmented, consisting of several large outdoor advertising and media companies with operations in multiple markets as well as smaller and local companies operating a limited number of structures in single or a few local markets. Although some consolidation has occurred over the past few years, according to the OAAA, there are approximately 1,000 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. In several of its markets, the Company encounters direct competition from other major outdoor media companies, including Outdoor Systems, Inc., Eller Media, Inc. (formerly Patrick Media Group) and 3M National Advertising Co. (a division of Minnesota Mining and Manufacturing Company), each of which has a larger national network and greater total resources than the Company. The Company believes that its emphasis on local advertisers and its position as a major provider of advertising services enable it to compete effectively with the other outdoor media operators, as well as other media. The Company also competes with other outdoor advertising companies for sites on which to build new structures. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

    The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. Federal law, principally the Highway Beautification Act of 1965, encourages states, by the threat of withholding federal appropriations for the construction and improvement of highways within such states, to implement legislation to restrict billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas. All of the states have implemented regulations at least as restrictive as the Highway Beautification Act, including the prohibition on the construction of new billboards adjacent to federally-aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. The Highway Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever governmental authorities require legally erected and maintained billboards to be removed from federally-aided highways.

    The states and local jurisdictions have, in some cases, passed additional and more restrictive regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. Such regulations, often in the form of municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is prohibited. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting from wood to steel or from non-illuminated to illuminated structures. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain. Thus far, the Company has been able to obtain satisfactory compensation for any of its structures removed at the direction of governmental authorities, although there is no assurance that it will be able to continue to do so in the future.

    In recent years, there have been movements to restrict billboard advertising of certain products, including tobacco and alcohol. No bills have become law at the federal level except those requiring health hazard warnings similar to those on cigarette packages and print advertisements. It is uncertain whether additional legislation of this type will be enacted on the national level or in any of the Company's markets.

    In August 1996, the U.S. Food and Drug Administration issued final regulations governing certain marketing practices in the tobacco industry. Among other things, the regulations prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be in black and white and contain only text. In addition, one major tobacco manufacturer recently proposed federal legislation banning 8-sheet billboard advertising and transit advertising of tobacco products. A reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. See "Business -- Customers" and "Risk Factors -- Tobacco Industry Regulations."

    Amortization of billboards has also been adopted in varying forms in certain jurisdictions. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time until it has recouped its investment, after which it must remove or otherwise conform its billboard to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to vigorous litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. To date, regulations in the Company's markets have not materially adversely affected its operations, except in the Jacksonville market, where the Company has been subject to regulatory efforts and recently agreed to city ordinances to remove a number of faces. On March 22, 1995, following litigation over an ordinance and a municipal charter amendment, Naegele entered into an agreement with the City of Jacksonville to remove 711 billboard faces over a twenty year period starting January 1, 1995 and ending December 31, 2014. The resolution specifies the following removal schedule:

                                                                           30-SHEET      8-SHEET
CALENDAR YEARS                                               BULLETINS      POSTERS      POSTERS       TOTAL
---------------------------------------------------------  -------------  -----------  -----------     -----
1995-1998................................................           73           242          167          482
1999-2004................................................           23            87       --              110
2005-2014................................................           23            96       --              119
                                                                   ---           ---          ---          ---
                                                                   119           425          167          711
                                                                   ---           ---          ---          ---
                                                                   ---           ---          ---          ---

    Under the agreement, Naegele and the City of Jacksonville have agreed on the removal of 445 pre-selected faces, including 167 (100%) of its 8-sheet faces. Management of the Company has control over the selection and removal of an additional 155 faces. The remaining 111 faces to be removed will be selected by the Company from a pool of faces identified by the City. While the number of signs being taken down represents a large percentage of Naegele's plant in the Jacksonville market, the Company believes that Jacksonville has been overbuilt for a number of years, leading to low occupancy levels and low advertising rates. The removal of a number of marginally profitable boards is expected to put upward pressure on rates. Additionally, the removals are staggered over 20 years, with management having substantial input on which signs are removed and some rights of substitution and rebuilding of outdoor advertising structures in the Jacksonville market.

    On February 1, 1991, Naegele entered into a consent judgment to settle a complaint brought by the Minnesota Attorney General under Minnesota anti-trust laws pursuant to which Naegele and its successors are prohibited from purchasing outdoor advertising displays in the Minneapolis/St. Paul market from other operators of outdoor advertising displays until February 1, 2001. The consent judgment also prohibits the Company from enforcing certain covenants not to compete and from entering into property leases in excess of 15 years. The consent judgment does not affect the Company's ability to continue to develop and build new advertising displays in the Minneapolis/St. Paul market. Additionally, the Company can purchase displays from brokers or other non-operators.

    The outdoor advertising industry is heavily regulated and at various times and in various markets can be expected to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although the Company's experience to date is that the regulatory environment has not adversely impacted the Company's business, other than in the newly acquired Jacksonville market, no assurance can be given that existing or future laws or regulations will not materially adversely affect the Company at some time in the future.

OUTDOOR ADVERTISING PROPERTIES; OFFICE AND PRODUCTION FACILITIES

    OUTDOOR ADVERTISING SITES. Giving effect to the Acquisitions, the Company owns or has permanent easements on approximately 337 parcels of real property that serve as the sites for its outdoor displays. The Company's remaining approximately 12,376 advertising display sites are leased or licensed.

    The Company's leases are for varying terms ranging from month-to-month or year-to-year to terms of ten years or longer, and many provide for renewal options. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. The Company believes that an important part of its management activity is to manage its lease portfolio and negotiate suitable lease renewals and extensions.

    OFFICE AND PRODUCTION FACILITIES. The Company's principal executive and administration offices are located in Chicago, Illinois in a 6,956-square foot space leased by the Company. In addition, after giving effect to the Acquisitions, the Company has an office and complete production and maintenance facility in each of Addison, Illinois (40,000 square feet); Orlando (20,500 square feet); Memphis (24,844 square feet); Chattanooga (14,580 square feet); Ocala (11,700 square feet); Myrtle Beach (14,792 square feet); Milwaukee (18,367 square feet); Indianapolis (23,648 square feet); Des Moines (15,320 square feet); Minneapolis/ St. Paul (82,547 square feet); Jacksonville (16,000 square feet); Evansville (16,000 square feet); Philadelphia (32,000 square feet); Washington, D.C. (15,668 square feet); Salisbury (12,000 square feet); Wilmington (5,700 square feet); Baltimore (8,000 square feet); Yonkers, NY (4,900 square feet); and Kingston, NY (3,000 square feet) and a sales, real estate and administration office in Dallas (2,000 square feet); New York (6,000 square feet); and Orange County, CA (4,000 square feet). The Indianapolis, Addison, Orlando, Milwaukee, Jacksonville, Myrtle Beach, Chattanooga, Ocala, Evansville, Philadelphia, Washington, D.C., Salisbury, Wilmington, Yonkers and Kingston facilities are owned and all other facilities are leased. The Company considers its facilities to be well maintained and adequate for its current and reasonably anticipated future needs.

EMPLOYEES

    At September 30, 1996, the Company employed approximately 334 people, of whom approximately 62 were primarily engaged in sales and marketing, 209 were engaged in painting, bill posting and construction and maintenance of displays and the balance were employed in financial, administrative and similar capacities. The Milwaukee market has 16 employees who belong to a union and the Minneapolis/St. Paul market has 22 employees who belong to unions. The Company considers its relations with the unions and with its employees to be good.

LITIGATION

    The Company, as the successor to POA Acquisition Company, is a defendant in a case entitled IMPACT COMMUNICATIONS OF CENTRAL FLORIDA, INC., ET AL. vs. NATIONAL OUTDOOR ADVERTISING, ET AL., filed on February 13, 1995, pending in the United States District Court, Middle District of Florida. Impact Communications has alleged that POA, among others, conspired to restrain trade and to monopolize the market for leases for land on which outdoor advertising structures can be erected. The case has been set for trial in February 1997. The plaintiffs have alleged that the acts of the defendants resulted in harm to the plaintiffs and damages of $4 to 12 million, which could be trebled under the applicable laws. The Company intends to defend the case vigorously. There can be no assurance, however, as to the ultimate outcome of this litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The table below sets forth certain information with respect to the directors and executive officers of the Company. All directors serve terms of one year or until the election of their respective successors.

                                                                                                            YEARS WITH THE
NAME                                AGE                                POSITION                                 COMPANY
------------------------------      ---      ------------------------------------------------------------  -----------------
Daniel L. Simon*..............          45   Chief Executive Officer, President and Director                          23

Brian T. Clingen..............          37   Vice President, Chief Financial Officer and Director                      8

Paul G. Simon*................          43   Vice President, Secretary and General Counsel                             6

Michael J. Roche..............          45   Director                                                                  2

Michael B. Goldberg...........          49   Director                                                                 **

Frank K. Bynum, Jr............          33   Director                                                                 **

------------------------

 *  Daniel L. and Paul G. Simon are brothers.

**  Became a director in 1996.

    Mr. Daniel Simon, a founder and a principal beneficial stockholder of the Company, has been the President of the Company since 1989 and a director since its formation. Mr. Simon has 23 years of experience in the outdoor advertising industry and serves on the executive and legislative committees of the Outdoor Advertising Association of America. Mr. Simon is a director of Parent.

    Mr. Clingen has served as Vice President and Chief Financial Officer of the Company since December 1987 and as a director since 1990. From 1983 to 1987, Mr. Clingen worked for Elmore Group ("Elmore"), a diversified property and service company, and served as Chief Financial Officer of an Elmore subsidiary. Mr. Clingen is a certified public accountant. Mr. Clingen is a director of Parent.

    Mr. Paul Simon has been Vice President and General Counsel of the Company since 1989 and has served as Secretary of the Company since July 1991. Mr. Simon was in the private practice of law in Illinois from 1978 to 1989, specializing in commercial litigation, general corporate matters, real estate and mergers and acquisitions. Mr. Simon represented the Company as outside counsel from 1981 to 1989.

    Mr. Roche has been National Marketing Manager (Licensed Businesses) for Sears, Roebuck and Co. since 1985. Prior thereto, he was an Assistant Marketing Manager from 1984 to 1985 and a National Sales Promotion Manager from 1980 to 1984 for Sears, Roebuck and Co. Mr. Roche has been a director of the Company since November 1993. Mr. Roche is a director of Parent.

    Mr. Goldberg has been a director of the Company since April 5, 1996. Mr. Goldberg has been a Managing Director of Kelso & Company, L.P. since October 1991. Mr. Goldberg served as a Managing Director and jointly managed the merger and acquisitions department at The First Boston Corporation from 1989 to May 1991. Mr. Goldberg was a partner at the law firm of Skadden, Arps, Slate, Meagher & Flom from 1980 to 1989. Mr. Goldberg is a director of General Medical Corporation, Hosiery Corporation of America, Inc., United Refrigerated Services, Inc. and Parent.

    Mr. Bynum has been a director of the Company since July 1996. Mr. Bynum has been a Vice President of Kelso & Company, L.P. since July 1991, and was an Associate of Kelso & Company, L.P. from October 1987 to July 1991. He is a director of Hosiery Corporation of America, Inc., IXL Holdings, Inc., United Refrigerated Services, Inc. and Parent.

    For their services as directors, the members of the Board of Directors who are not employees of the Company or affiliates of Kelso & Company, L.P. are paid an aggregate of $10,000 annually. All directors are reimbursed for reasonable expenses associated with their attendance at meetings of the respective Boards of Directors.

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

    On December 23, 1992, Kelso & Companies, Inc., the general partner of Kelso & Company, L.P., and its chief executive officer, without admitting or denying the findings contained therein, consented to an administrative order in respect of an inquiry by the SEC relating to the 1990 acquisition of a portfolio company by an affiliate of Kelso & Companies, Inc. The order found that the tender offer filing by Kelso & Companies, Inc. in connection with the acquisition did not comply fully with the SEC's tender offer reporting requirements, and required Kelso & Companies, Inc. and its chief executive officer to comply with these requirements in the future.

    Pursuant to the Articles of Incorporation of the Company, the Board of Directors of the Company shall have the same members as the Board of Directors of Parent. Parent has an agreement with Kelso & Company, L.P. that permits Kelso & Company, L.P. to nominate two persons for the Board of Directors to be voted upon by the shareholders. Messrs. Goldberg and Bynum have been retained as directors of Parent as a result of such agreement. The agreement also provides that at least one of such nominees, if elected to the Board of Directors, will also serve on Parent's compensation committee. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation paid during 1994, 1995 and 1996 to the Company's Chief Executive Officer and each other executive officer whose total annual salary and bonus that year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                                                     ----------------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                                            YEAR       SALARY       BONUS      COMPENSATION(1)
-------------------------------------------------------------------  ---------  ----------  -----------  -----------------
Daniel L. Simon....................................................       1996  $  224,379   $       0       $   1,000
  President and Chief Executive Officer                                   1995     224,379           0           1,000
                                                                          1994     249,250           0             500

Brian T. Clingen...................................................       1996  $  145,128   $       0       $   1,000
  Chief Financial Officer and Vice President                              1995     145,128           0           1,000
                                                                          1994     145,852           0             500

Paul G. Simon......................................................       1996  $  158,176   $       0       $   1,000
  Vice President, Secretary and General Counsel                           1995     158,176           0           1,000
                                                                          1994     158,968           0             500

------------------------

(1) Represents contributions made by the Company on behalf of the named executive officers to a 401(k) plan.

    Parent currently maintains two life insurance policies covering Daniel L. Simon, each in the amount of $2.5 million. Parent is the sole beneficiary under each policy. Pursuant to a buy-sell agreement between Parent and Mr. Simon, Parent has agreed to use up to $3.5 million of the proceeds from these policies to purchase a portion of Mr. Simon's shares of Common Stock of Parent from his estate.

AUDIT COMMITTEE; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors of Parent formed an Audit Committee in July 1996 which is responsible for reviewing Parent's accounting controls and recommending to the Board of Directors the engagement of Parent's outside auditors. The members of Parent's Audit Committee are Daniel L. Simon, Michael J. Roche and Frank K. Bynum. The Company has no Audit Committee.

    The Board of Directors of Parent formed a Compensation Committee in July 1996 which is responsible for reviewing and approving the amount and type of consideration to be paid to senior management. The members of Parent's Compensation Committee are Daniel L. Simon, Brian T. Clingen and Michael B. Goldberg. Parent has agreed that a KIA V (as defined below) designee will be on the Compensation Committee so long as there is such a designee on the Board of Directors. The Company has no Compensation Committee.

                              CERTAIN TRANSACTIONS

    On April 5, 1996, Parent issued to Kelso Investment Associates V, L.P. ("KIA V") and Kelso Equity Partners V, L.P. ("KEP V") and certain individuals designated by Kelso & Company, L.P. (the "Kelso Designees") 186,500 shares of Class B Common Stock and 188,500 shares of Class C Common Stock (prior to a subsequent 16 for 1 stock split) in exchange for $30,000,000. At such time, Parent also agreed to pay a one-time fee of $1,250,000 in cash and an annual fee of $150,000 to Kelso & Company, L.P., an affiliate of KIA V and KEP V, for consulting and advisory services to Parent. Messrs. Goldberg and Bynum, directors of the Company, are Managing Director and Vice President, respectively, of Kelso & Company, L.P., limited partners of the general partner of KIA V and limited partners of KEP V.

    In July 1996, Parent entered into agreements with KIA V, KEP V and certain individual shareholders relating to certain rights of KIA V, KEP V and such individual shareholders as holders of Class B Common Stock and Class C Common Stock of Parent. Pursuant to such agreements, Parent agreed to reclassify the shares of Class B Common Stock and Class C Common Stock into a total of 6,000,000 shares of Common Stock, of which 2,500,000 were sold in the IPO. See "Principal Shareholders." Pursuant to such agreements, the annual consulting and advisory fee of $150,000 payable to Kelso & Company, L.P. was terminated but Kelso & Company, L.P.'s reimbursement of expenses and indemnification rights in connection therewith remained in effect. In connection with the IPO, Kelso & Company, L.P. received a one-time fee of $650,000. In addition, as a result of the reclassification, KIA V, KEP V and such individual shareholders have the same rights as holders of Parent's Common Stock. In connection with the reclassification, KIA V was granted the right to nominate two persons for seats on the Board of Directors of Parent and consequently of the Company to be voted upon by the stockholders, with one of such directors, if elected, to be a member of the Compensation Committee of Parent. The Company's Articles of Incorporation provide that the members of its Board of Directors shall be identical to those of Parent's Board of Directors.

    As a component of its growth strategy, in July 1995, the Company entered into a consulting agreement with Urban Development, L.L.C. ("Urban") whereby Urban shall consult with, and develop new sign locations in the Milwaukee and Chicago markets for the Company. Urban agreed to provide consulting services to the Company over a period of 10 years in consideration of $1,400,000 which was paid on such date. The managing member of Urban is Lawrence J. Simon, a former officer and director of the Company and the brother of Daniel L. Simon and Paul
G. Simon. Lawrence J. Simon resigned as a director and an executive vice president of the Company on October 4, 1995.

    In April 1996, the Company acquired four painted bulletin faces in Chicago from Paramount Outdoor, Inc. ("Paramount") in an asset purchase transaction. Messrs. Quas and Sauber are the owners of Paramount. In exchange for the four painted bulletin faces, the Company agreed to pay $500,000 in cash at the time of purchase, $1,400 monthly for the next 24 months and an additional $168,000 payable two years after such purchase date, provided, the gross revenues received by the Company from the purchased assets equal or exceed $333,600. In 1993, Paramount had purchased the Chicago sites (including the lease rights, permits and structures) from a joint venture between the Company and HMS, Inc., an unaffiliated entity, for $100,000, which the Company believes represented market price.

    All of the transactions described above were approved by the Company's independent outside director. The Company will not engage in transactions with its affiliates in the future unless the terms of such transactions are approved by a majority of its independent outside directors. In addition, the New Credit Facility and the Indenture impose limitations on the Company's ability to engage in such transactions. See "Description of Notes--Certain Covenants" and "Description of Indebtedness and Other Commitments."

                             PRINCIPAL STOCKHOLDERS

    Parent owns 100% of the issued and outstanding capital stock of the Company. The table below sets forth the number and percentage of outstanding shares of Parent's Common Stock that will be beneficially owned by (i) each director of the Company, (ii) each executive officer identified under "Management Executive -- Compensation," (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially more than 5% of Parent's Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                                                           BENEFICIAL OWNERSHIP OF
                                                                                                COMMON STOCK
                                                                                        -----------------------------
                                                                                          NUMBER OF      PERCENT OF
NAME OF BENEFICIAL OWNER                                                                    SHARES          CLASS
--------------------------------------------------------------------------------------  --------------  -------------
Daniel L. Simon.......................................................................    8,584,008(1)        32.4%
  321 North Clark Street
  Chicago, Illinois 60610

Brian T. Clingen......................................................................        --   (2)       --
  321 North Clark Street
  Chicago, Illinois 60610

Paul G. Simon.........................................................................        --   (3)       --
  321 North Clark Street
  Chicago, Illinois 60610

Michael J. Roche......................................................................        2,000          --   (4)
  333 Beverly Road, E5-312A
  Hoffman Estates, Illinois 60179

Michael B. Goldberg(5)................................................................       55,460          --   (4)
  Director
  Kelso & Company
  320 Park Avenue, 24th Floor
  New York, New York 10022

Frank K. Bynum, Jr.(5)................................................................       30,688          --   (4)
  Director
  Kelso & Company
  320 Park Avenue, 24th Floor
  New York, New York 10022

Kelso Investment Associates V, L.P.(6)(7).............................................    2,847,871           11.9

Kelso Equity Partners V, L.P.(6)(7)...................................................      151,779          --   (4)

Joseph N. Schuchert(6)(8).............................................................    2,999,650           12.5

Frank T. Nickell(6)(8)................................................................    3,134,879           13.1

George E. Matelich(6)(8)..............................................................    3,063,293           12.8

Thomas R. Wall, IV(6)(8)..............................................................    3,080,072           12.8

All directors and executive officers as a group (6 persons)...........................    8,672,156           32.8

------------------------

(1) Daniel L. Simon's beneficial ownership includes 5,096,540 shares that he owns directly, 88,000 shares held by The Simon Family Limited Partnership of which he is a general partner, 1,995,000 shares issuable to him upon exercise of the Management Warrants, 928,860 shares over which he has voting control pursuant to certain voting trust agreements with Brian T. Clingen and Paul G. Simon, and 475,608 shares issuable to Brian T. Clingen and Paul
    G. Simon upon exercise of the Management Warrants over which Daniel L. Simon has voting control pursuant to certain voting trust agreements.

(2) Brian T. Clingen owns 802,852 shares directly, 352,078 shares issuable to him upon exercise of the Management Warrants, and 125,008 shares held by The Clingen Family Limited Partnership of which he is a general partner, which represent 5.3% of the Common Stock. The voting rights for such shares have been granted to Daniel L. Simon pursuant to a voting trust agreement.

(3) Paul G. Simon owns 1,000 shares directly and 123,530 shares issuable to him upon exercise of the Management Warrants which represent less than 1% of the Common Stock, the voting rights of which have been granted to Daniel L. Simon pursuant to a voting trust agreement.

(4) Represents less than 1% of the Common Stock.

(5) Messrs. Goldberg and Bynum may be deemed to share beneficial ownership of shares of Common Stock owned of record by KIA V by virtue of their status as limited partners of the general partner of KIA V and as limited partners of KEP V. Messrs. Goldberg and Bynum disclaim beneficial ownership of such securities. Mr. Goldberg has been a director of Parent since April 1996 and Mr. Bynum became a director of Parent following consummation of the IPO.

(6) The business address for such person(s) is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(7) KIA V and KEP V due to their common control, could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership.

(8) Messrs. Schuchert, Nickell, Matelich and Wall may be deemed to share beneficial ownership of shares of Common Stock owned of record by KIA V and KEP V, by virtue of their status as general partners of the general partner of KIA V and as general partners of KEP V. Messrs. Schuchert, Nickell, Matelich and Wall share investment and voting power with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities.

                              DESCRIPTION OF NOTES

    The New Notes offered hereby will be issued under the Indenture between the Company and United States Trust Company of New York, as Trustee, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety, by reference to the TIA and all of the provisions of the Indenture and the Notes, including the definitions therein of terms not defined in this Prospectus. Certain terms used in this section are defined below for purposes of this section under "-- Certain Definitions." The terms of the New Notes are substantially identical in all material respects to the Old Notes except that the New Notes will not contain terms with respect to certain transfer restrictions and registration rights relating to the Old Notes.

GENERAL

    The Notes will be senior subordinated, unsecured, general obligations of the Company, limited in aggregate principal amount to $100 million. The Notes will be subordinate in right of payment to certain other debt obligations of the Company. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Notes will mature on October 15, 2006. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1997, to the persons in whose names such Notes are registered at the close of business on the April 1 or October 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company, PROVIDED, that all payments with respect to the Global Note, and certificated Notes the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

    For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

    All Old Notes and New Notes will be treated as a single class of securities under the Indenture.

SUBORDINATION

    The Notes will be general, unsecured obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. On a PRO FORMA basis, as of December 31, 1996, after giving effect to the Transactions, the Offering and the October Offerings and the application of the proceeds therefrom, the Company would have had outstanding an aggregate of approximately $136.5 million of Senior Debt.

    The Indenture provides that no payment (by set-off or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of Notes), or on account of the redemption provisions of the Notes, for cash or property (other than Junior Securities), (i) upon the maturity of any Senior Debt of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Debt are first paid in full in cash or Cash Equivalents (or such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on Senior Debt of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Debt to declare such Senior Debt to be due and payable and (ii) written notice of such event of default given to the Company and the Trustee by the agent under the Credit Agreement or the representative of the holders of an aggregate of at least $10 million principal amount outstanding of any other Senior Debt (each, a "Senior Debt Representative") (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of any of the Notes), or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Company shall, unless a Payment Default exists, be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

    Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of the Company will first be entitled to receive payment in full in cash or Cash Equivalents (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of principal of, premium, if any, and interest on the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

    As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors or the Company or a marshalling of assets or liabilities of the Company, holders of the Notes may receive ratably less than other creditors.

OPTIONAL REDEMPTION

    The Company will not have the right to redeem any Notes prior to October 15, 2001 (other than out of the Net Cash Proceeds of a Public Equity Offering or an Equity Private Placement, as described in the next following paragraph). The Notes will be redeemable for cash at the option of the Company, in whole or in part, at any time on or after October 15, 2001, upon not less than 30 days nor more than 60 days notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing October 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:

YEAR                                      PERCENTAGE
----------------------------------------  -----------
2001....................................    104.875%
2002....................................    103.250%
2003....................................    101.625%
2004 and thereafter.....................    100.000%

    Until October 15, 1999, upon any Public Equity Offering or Equity Private Placement, in each case resulting in Net Cash Proceeds of $100 million or more which are then contributed in full to the Company, up to $35 million aggregate principal amount of the Notes may be redeemed at the option of the Company within 120 days of such Public Equity Offering or Equity Private Placement, on not less than 30 days, but not more than 60 days, notice to each holder of the Notes to be redeemed, with cash from the Net Cash Proceeds of such Public Equity Offering or Equity Private Placement, at 110% of principal, (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest to the date of redemption; PROVIDED, HOWEVER, that immediately following such redemption not less than $65 million aggregate principal amount of the Notes are outstanding.

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    The Notes will not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such holder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

    If the terms of any outstanding Senior Debt prohibit the Company from repurchasing Notes in accordance with the terms of this covenant, then prior to the making of the offer, but in any event within 10 Business Days following any Change of Control, the Company covenants to (i) repay in full such Senior Debt or offer to repay in full such Senior Debt and repay such Senior Debt of each holder thereof who has accepted such offer or (ii) obtain the requisite consent under such Senior Debt to permit the repurchase of Notes in accordance with the terms of this covenant. The Company shall first comply with the preceding sentence before it shall be required to repurchase Notes pursuant to this covenant.

    As used herein, a "Change of Control" means (i) any merger or consolidation of the Company or the Parent with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or the Parent, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Parent in the case of the Company or a Permitted Holder or Holders, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Parent in the case of the Company or a Permitted Holder or Holders, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company or the Parent, as the case may be, then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company or the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company or the Parent, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent, as the case may be, then in office.

    On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof.

The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company and the Parent, and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of the assets of the Company or the Parent will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or the Parent has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL
     STOCK

    The Indenture provides that, except as set forth below in this covenant, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness). Notwithstanding the foregoing:

        (a) if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and
    (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Leverage Ratio of the Company as of the end of the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Leverage Ratio, the use of proceeds thereof, would not exceed 6.5 to 1 from the Issue Date to and including the third anniversary of the Issue Date,
    6.25 to 1 from the third anniversary of the Issue Date to and including the fifth anniversary thereof, and 6.0 to 1 thereafter (each a "Debt Incurrence Ratio"), then the Company may incur such Indebtedness or Disqualified Capital Stock;

        (b) the Company and the Subsidiaries may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

        (c) the Company and the Subsidiaries may incur Purchase Money Indebtedness (including any Indebtedness issued to refinance, replace or refund such Indebtedness) on or after the Issue Date, PROVIDED, that (i) the aggregate amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (c) shall not exceed $10 million, and (ii) in each case, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Company or such Subsidiary, as applicable, of the property so purchased or leased;

        (d) the Company and the Subsidiaries, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (a), (b) and (c) of this covenant or which is outstanding on the Issue Date so long as, in the case of Refinancing Indebtedness which is not Senior Debt, such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced;

        (e) the Company and the Subsidiaries may incur Permitted Indebtedness;

        (f) Indebtedness incurred pursuant to the Credit Agreement up to an aggregate amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness) at any time not to exceed $300 million minus the amount of any such Indebtedness retired with Net Cash

    Proceeds from any Asset Sale and plus any such Indebtedness constituting Interest Swap and Hedging Obligations;

        (g) other Indebtedness of the Company or its Subsidiaries not to exceed $25 million at any time outstanding, of which only $10 million may be incurred by the Subsidiaries.

    Indebtedness or Disqualified Capital Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been Incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable. For purposes of determining amounts of Indebtedness under this covenant, (i) Indebtedness resulting from security interests granted with respect to Indebtedness otherwise included in the determination of Indebtedness, and guarantees (and security interests with respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of Indebtedness shall not be included in the determination of Indebtedness, (ii) any Liens permitted hereunder supporting Indebtedness otherwise included in the determination of Indebtedness shall not be included in the determination of Indebtedness and (iii) Indebtedness permitted under this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by reference to one such provision and in part by reference to one or more other provisions of this covenant. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company in its sole discretion shall classify such item of Indebtedness and shall only be required to include the amount and type of Indebtedness in one of such categories.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated EBITDA for such period is a deficit, then minus 100% of such deficit), minus (b) 1.5 times the Consolidated Fixed Charges over such period, plus (c) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock or Indebtedness to the extent subsequently converted into Qualified Capital Stock (other than (i) to a Subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange) or the fair market value (as determined by the Board of Directors reasonably and in good faith) of securities of the Parent issued in connection with an acquisition by the Company or any of its Subsidiaries, in each case after the Issue Date, plus (d) the net reductions in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or from designations of Unrestricted Subsidiaries as Subsidiaries, valued in each case as provided in the definition of "Investment", not to exceed the amount of Investments previously made by the Company and its Subsidiaries in such Person, plus (e) $15 million.

    The preceding paragraph, however, will not prohibit (w) payments made in accordance with the "Use of Proceeds", (x) repurchases of Capital Stock out of the proceeds of any "key man" life insurance policies on Daniel L. Simon existing on the Issue Date and described in this Prospectus and additional repurchases of Capital Stock from employees of the Company or its Subsidiaries upon the death, disability or termination of employment in an aggregate amount to all employees not to exceed $1 million per year or $2 million in the aggregate on and after the Issue Date,
(y) a Qualified Exchange, or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to the foregoing clauses (x) and (z) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
     SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (d) any such restriction or requirement imposed by Indebtedness incurred under paragraph (f) of the covenant "Limitation of Incurrence of Additional Indebtedness and Disqualified Capital Stock," (e) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or of any assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary, (f) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, and (g) in connection with and pursuant to permitted Refinancing Indebtedness, replacements of restrictions imposed pursuant to clause (a) or (f) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (y) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (z) Liens permitted under the terms of the Indenture shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATIONS ON LAYERING INDEBTEDNESS

    The Indenture provides that the Company will not, directly or indirectly, incur, or suffer to exist any Indebtedness that is expressly subordinate in right of payment to any other Indebtedness of the Company unless, by its terms, such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, the Notes.

    LIMITATION ON LIENS SECURING INDEBTEDNESS

    The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom securing any Indebtedness of the Company other than Senior Debt of the Company, unless the Company provides, and causes its Subsidiaries to provide, concurrently or immediately thereafter, that the Notes are equally and ratably so secured so long as such Lien exists, PROVIDED that, if such Indebtedness is Subordinated

Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (other than a merger or consolidation of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary of either or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company (an "Asset Sale"), unless (l)(a) within 210 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of Notes pursuant to a cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price (the "Asset Sale Offer Price") of 100% of principal amount, plus accrued interest to the date of payment, made within 180 days of such Asset Sale or (b) within 180 days following such Asset Sale (subject to the right under the October Note indenture to accumulate $15 million in proceeds), the Asset Sale Offer Amount is (i) invested (or committed to be invested, and in fact is so invested, within an additional 90 days) in assets and property other than notes, bonds, obligation and securities (except in connection with the acquisition of a wholly owned Subsidiary) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary immediately following such transaction or (ii) used to permanently reduce Senior Debt (provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is also permanently reduced by such amount) or redeem or purchase the October Notes, (2) at least 75% of the consideration for such Asset Sale or series of related Asset Sales consists of Cash, Cash Equivalents or Permitted Investments, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

    The Indenture provides that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (l) in the preceding paragraph (the "Excess Proceeds") exceeds $15 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest to the purchase of all Notes properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) in the preceding paragraph, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Senior Debt assumed by a transferee and (b) property that within 30 days of such Asset Sale is converted into Cash or Cash Equivalents.

    Notwithstanding the foregoing provisions of the prior paragraph:

        (i) the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

        (ii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

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
       (iii) the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

        (iv) the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its wholly owned Subsidiaries; and

        (v) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets (in addition to those transactions described in clauses (i) through (iv) above) with an aggregate fair market value of $5 million in any fiscal year.

    All Net Cash Proceeds from an Event of Loss shall be invested, used for prepayment of Senior Debt, or used to repurchase Notes, all within the period and as otherwise provided above in clause 1(a) or 1(b) of the first paragraph of this covenant.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that neither the Company nor any of its Subsidiaries will be permitted after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction (other than guarantees of the Credit Agreement by the Company's Subsidiaries) with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate and, (ii) if involving consideration to either party in excess of $1 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $10 million, unless in addition the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation.

    The foregoing limitation shall not apply to (i) any transaction between the Company and any of its Subsidiaries or between Subsidiaries, (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and any employment agreement entered into by the Company or any Subsidiary in the ordinary course of business and (iii) any tax sharing arrangement between the Company and Parent.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that the Company will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the consolidated resulting, surviving or transferee entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt

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
Incurrence Ratio set forth in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

    LIMITATION ON LINES OF BUSINESS

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

    PAYMENTS FOR CONSENT

    Neither the Company nor any of its Subsidiaries or Unrestricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

REPORTS

    The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC, and deliver to the Trustee and to each Holder within 15 days after it has filed such with the SEC (if the SEC will accept such filing), annual, quarterly and other reports required by Section 13 or 15(d) of the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding (PROVIDED, HOWEVER, that the grace period after notice for an Event of Default arising as a result of the Company's inability to repay Senior Debt in full, or to obtain requisite consents from holders of Senior Debt to repurchase Notes, following a Change of Control, or to make a Change of Control Offer, as described in "-- Repurchase of Notes at the Option of Holders Upon a Change of Control", shall be five days), (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (v) a default in the payment of principal on any issue of Indebtedness of the Company or any of its Subsidiaries at final stated maturity or any acceleration for any other reason of the stated maturity of any Indebtedness of the Company or any of its Subsidiaries in each case with an aggregate principal amount in excess of $10 million and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against the Company or any of its Subsidiaries and either (a) the commencement by any creditor of any enforcement proceeding upon any such judgment or order or (b) such judgment or order is not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company only) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately; PROVIDED, HOWEVER, that if any Senior Debt is outstanding pursuant to the Credit Agreement, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the third Business Day after the sending to the Company and the Senior Debt Representatives of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under the Credit Agreement. If an Event of Default specified in clause (iv), above, relating to the Company only occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that the Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust;
(ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate,
(i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

    If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal or premium, if any, and interest on the Notes when due, then the obligations of the Company under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

    The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent

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of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes in a manner adverse to the Holders, or
(ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such person is an Issuer.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

    "ACQUISITION" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED, THAT, with respect to ownership interest in the Company and its Subsidiaries a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" or "BENEFICIAL OWNER", for purposes of the definition of Change of Control, has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

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
    "CAPITALIZED LEASE OBLIGATION" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "CASH EQUIVALENT" means (a)(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit issued by any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition or (b) shares of money market mutual funds or similar funds having assets in excess of $500,000,000.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense,
(ii) consolidated depreciation and amortization expense, PROVIDED, that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the Equity Interest of the Company in such Subsidiary and only to the extent that dividends in excess of such Person's PRO RATA share of net income are paid, and (iii) Consolidated Fixed Charges, less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

    "CONSOLIDATED FIXED CHARGES" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of preferred stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED LEVERAGE RATIO" of any Person on any date of determination (the "Transaction Date") means the ratio, on a PRO FORMA basis after giving effect to the application of any proceeds of Indebtedness, of (a) Indebtedness as of the end of the Reference Period to (b) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period; PROVIDED, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period and (ii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the last day of the Reference Period.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or

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loss) and without duplication): (a) all gains or losses which are either extraordinary, unusual (as determined in accordance with GAAP) or are nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock or losses in connection with the Transactions), (b) the net income, if positive, of any Person, other than a wholly owned Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a wholly owned Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's PRO RATA share of such Person's net income for such period and (c) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, or governmental regulation applicable to such Consolidated Subsidiary.

    "CONSOLIDATED NET WORTH" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in Persons that are not Subsidiaries.

    "CONSOLIDATED SUBSIDIARY" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

    "CREDIT AGREEMENT" means the consolidated credit agreement dated October 31, 1996, by and among the Company, certain financial institutions and Bankers Trust Company, as agent, providing for (A) an aggregate $75 million term loan facility (subject to an amendment subsequent to the date hereof), and (B) an aggregate $225 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/ or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED, that on the date such Indebtedness is incurred, it would not be prohibited by clause (f) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) otherwise altering the terms and conditions thereof in a manner not expressly prohibited by the terms hereof.

    "DISQUALIFIED CAPITAL STOCK" means (a) except as set forth in (b), with respect to any Person, an Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of the Company), any Equity Interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

    "EQUITY INTEREST" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such Person. Convertible or exchangeable Indebtedness shall not be deemed to be an Equity Interest for purposes of clause (b) of the definition of Restricted Payments to the extent acquired at any time the conversion or exchange feature is not "in-the-money".

    "EQUITY PRIVATE PLACEMENT" means any sale by the Parent of its Capital Stock (other than Disqualified Capital Stock) not requiring registration under the Securities Act.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

    "INDEBTEDNESS" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, (except for balances incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors and except for balances due and actually paid within six months of the date property is delivered or services are rendered or, if not actually paid within six months, being contested in good faith), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) under any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person; (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties, and (e) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock. For purposes hereof, the amount of any Indebtedness issued with original issue discount shall be the original purchase price plus accreted interest, PROVIDED, HOWEVER, that such accretion shall not be deemed an incurrence of Indebtedness.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement obligating a person to make any such acquisition; (b) the making by such Person of any deposit (in excess of $5 million in any one transaction) with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, obligating such Person to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Subsidiary to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person, other than to the Company or a Subsidiary of the Company; and (e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "JUNIOR SECURITY" means any Qualified Capital Stock and any Indebtedness of the Company that is subordinated in right of payment to Senior Debt at least to the same extent as the Notes, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

    "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "NET CASH PROCEEDS" means the aggregate amount of Cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Parent in the case of a Public Equity Offering or an Equity Private Placement and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company (to the extent not previously included in the calculation of Net Cash Proceeds) upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock or Public Equity Offering or Equity Private Placement, and, in the case of an Asset Sale only, less (i) the amount (estimated in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale, (ii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and (iii) appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

    "OBLIGATION" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company under the terms of the Notes or the Indenture.

    "PERMITTED HOLDER" means Daniel L. Simon, Brian T. Clingen or Kelso & Company, L.P. or any of their respective affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934).

    "PERMITTED INDEBTEDNESS" means the Indebtedness of the Company to any wholly owned Subsidiary, and Indebtedness of any wholly owned Subsidiary to any other wholly owned Subsidiary or to the Company; PROVIDED, that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes and the date of any event that causes such Subsidiary to no longer be a wholly owned Subsidiary shall be an Incurrence Date.

    "PERMITTED INVESTMENT" means (a) Investments in any of the Notes; (b) Cash Equivalents; (c) Permitted Indebtedness; (d) Investments in Persons who, after such Investments, will become Subsidiaries of the Company; (e) other Investments not to exceed $25 million in aggregate at any time outstanding; and (f) Investments in any property or assets to be used in a business in which the Company was engaged on the date of the Indenture.

    "PERMITTED LIEN" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the company in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing the Notes; (i) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, PROVIDED, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (j) Liens arising from Purchase Money Indebtedness permitted to be incurred under clause (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" provided such Liens relate to the property which is subject to such Purchase Money Indebtedness; (k) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; and (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the lien is not extended to any additional assets or property.

    "PUBLIC EQUITY OFFERING" means an underwritten offering of Common Stock of the Parent pursuant to an effective registration statement under the Securities Act.

    "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness of such person to any seller or other person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness issued on or after the Issue Date.

    "REFERENCE PERIOD" with regard to any Person means the four full fiscal quarters (or such lesser period during which such person has been in existence) for which financial statements are available ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing, plus, in each case, premium and fees and expenses; PROVIDED, that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

    "RESTRICTED PAYMENT" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent of such Person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or parent of such Person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or Subsidiary of such Person prior to the scheduled maturity, any scheduled or required repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Investment by such

Person, other than a Permitted Investment; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company, or to any of its wholly owned Subsidiaries, by the Company or any of its Subsidiaries.

    "SENIOR DEBT" of the Company means Indebtedness (including any monetary obligation in respect of the Credit Agreement, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) of the Company arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt or made senior in right of payment to the Notes; PROVIDED, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness incurred in violation of the terms of the Indenture, (c) Indebtedness consisting of trade payables,
(d) Disqualified Capital Stock and (e) Capitalized Lease Obligations.

    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "STATED MATURITY," when used with respect to any Note, means October 15, 2006.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company that is expressly subordinated in right of payment to the Notes in any respect or, for purposes of the definition of Restricted Payments only, has a stated maturity on or after the Stated Maturity.

    "SUBSIDIARY," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

    "UNRESTRICTED SUBSIDIARY" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company; PROVIDED, that
(i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business and (ii) neither immediately prior thereto nor after giving PRO FORMA effect to such designation would there exist a Default or Event of Default. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, PROVIDED, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a PRO FORMA basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "WHOLLY OWNED SUBSIDIARY" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more wholly owned Subsidiaries of the Company.

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
BOOK-ENTRY, DELIVERY AND FORM

    The New Notes will be issued in the form of one Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository. Notes that are issued as described below under "-- Certificated Notes" will be issued in definitive form.

    The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in the accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of the Global Note, the Depository will credit, on its book-entry and transfer system, the principal amount of the Notes represented by the Global Note to the accounts of participants. The accounts to be credited will be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

    So long as the Depository, or its nominee, is the registered Holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and Holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. Accordingly, each Person owning a beneficial interest in the Global Note must rely on the procedures of the Depository and, if such Person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any right of a holder of Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the Holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and Holder of the Global Note.

    The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

    Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository, to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

    Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligation under the rules and procedures governing their operations.

CERTIFICATED NOTES

    The New Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act or (ii) the Company in its discretion at any time determines not to have any of the Notes represented by the Global Note. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository will direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the New Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to certificated New Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depository's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depository to be settled in immediately available funds.

EXCHANGE OFFER; REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Holders of New Notes are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, Holders of Old Notes are entitled to certain registration rights. Under the Registration Rights Agreement, the Company has agreed, for the benefit of the Holders of the Old Notes, that it will, at its cost, (i) within 45 days after the Closing Date file a registration statement under the Securities Act (an "Exchange Offer Registration Statement") with the SEC with respect to a registered offer to exchange the New Notes for the Old Notes and (ii) use its best efforts to cause such Exchange Offer Registration Statement to be declared effective under the Securities Act within 105 days after the Closing Date. Upon such Exchange Offer Registration Statement being declared effective, the Company will offer New Notes in exchange for properly tendered Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of such Exchange Offer is mailed to the holders of Old Notes. For each Old Note surrendered pursuant to such Exchange Offer, the Holder of such Old Note will receive New Notes having a principal amount equal to that of the surrendered Old Note. Under existing SEC interpretations, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; PROVIDED, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act must be delivered as required. The Company has agreed for a period of at least 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes so acquired. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including, without limitation, certain indemnification and contribution rights and obligations).

    Each Holder of Old Notes who wishes to exchange such Notes for New Notes in the Exchange Offer will be required to make certain representations including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate of the Company, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In addition, if the Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

    In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days of the Closing Date, the Company will, at its own expense, (a) as promptly as practicable, file a shelf registration statement covering resales of Old Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing of such Registration Statement and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of 36 months following the Closing Date and such time as all Old Notes have been sold thereunder, or otherwise cease to be a Transfer Restricted Security (as defined in the Registration Rights Agreement). The Company will, in the event a Shelf Registration Statement is required to be filed, provide to each holder of Old Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such Holder when such Shelf Registration Statement for Old has become effective and take certain other actions as are required to permit unrestricted resales of Old Notes. A Holder of Old Notes who sells such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which is applicable to such a Holder (including certain indemnification and contribution rights and obligations).

    Pursuant to the Registration Rights Agreement, if (a) neither of the registration statements described above has been filed with the SEC on or prior to the 45th day after the Closing Date; or (b) neither of such registration statements is declared effective by the SEC on or prior to the 105th day after the Closing Date (the "Effectiveness Target Date"); or (c) if an Exchange Offer Registration Statement is declared effective by the SEC, and on or prior to 45 days following the earlier of (i) the effectiveness thereof or (ii) the Effectiveness Target Date, the Company has not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer; or
(d) the Shelf Registration has been declared effective by the SEC and such Shelf Registration ceases to be effective or usable at any time during the

Effectiveness Period, without being succeeded on the same day immediately by a post-effective amendment to such Shelf Registration that cures such failure and that is itself immediately declared effective on the same day (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each Holder of the Old Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the Old Notes held by such Holder. Upon a Registration Default, liquidated damages will accrue at the rate specified above until such Registration Default is cured and the amount of liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of Old Notes (regardless of whether one or more than one Registration Default is outstanding). All accrued liquidated damages will be paid by the Company on April 15 and October 15 of each year to the holders of Notes.

    The Summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an Exhibit to the Registration Statement.

               DESCRIPTION OF INDEBTEDNESS AND OTHER COMMITMENTS

    The following is a description of the principal agreements which will govern the Company following the consummation of the Transactions. The following summaries are qualified in their entirety by reference to the agreement to which such summary relates. See "Available Information." Defined terms used below and not defined have the meanings set forth in the respective agreements.

THE OCTOBER NOTES

    In October 1996, the Company issued $225 million of 9 3/4% Senior Subordinated Notes due 2006 with terms and conditions substantially identical to the Notes.

NEW CREDIT FACILITY

    In October 1996, the Company entered into the New Credit Facility, the terms and conditions of which are as set forth below:

    REVOLVING CREDIT FACILITY

    COMMITMENT; INTEREST. The Revolving Credit Facility is a revolving line of credit facility providing for borrowings of up to $12.5 million that may be used for general corporate purposes including working capital requirements. Borrowings under the Revolving Credit Facility may be in the form of eurodollar loans or announced base rate loans as determined by the Company. The Company may prepay borrowings under the Revolving Credit Facility, and may reborrow (up to the amount of the commitment then in effect) any amounts that are repaid or prepaid.

    TERMINATION OF COMMITMENT. The initial commitment of $12.5 million terminates on September 30, 2004, unless extended, or upon the occurrence of a "change of control" (as defined in the New Credit Facility). On each of these dates, the Company is required to repay borrowings (together with fees and interest accrued thereon and any additional amounts owing under the Revolving Credit Facility) in excess of the commitment as reduced.

    SECURITY. The Company's obligations under the Revolving Credit Facility are secured by first priority liens (subject to certain permitted encumbrances) on substantially all of the assets of the Company. In addition, the Company has pledged all the stock of its subsidiaries and Parent has pledged all of the stock of the Company as security for the Company's obligations.

    COVENANTS. The Revolving Credit Facility restricts the Company and its subsidiaries from, among other things: (i) changes in business; (ii) with certain exceptions, consolidation, mergers, sales or purchases of assets; (iii) with certain exceptions, incurring, creating, assuming or suffering to exist any liens or encumbrances upon property of the Company or assigning any right to receive income; (iv) with certain exceptions, creating, incurring, assuming or suffering to exist any indebtedness; (v) making investments or loans in any other person or entity or acquiring or establishing any subsidiaries except for investments and subsidiaries permitted under the Revolving Credit Facility; (vi) selling, assigning or otherwise encumbering or disposing of the capital stock or other securities of any subsidiary; (vii) making any optional or voluntary prepayments on indebtedness; (viii) with certain exceptions, redeeming, retiring or purchasing capital stock of the Company or declaring or paying dividends on the capital stock of the Company; and (ix) except as to certain transactions that comply with the terms of the Revolving Credit Facility, entering into transactions with affiliates. With respect to additional acquisitions, such additional acquisitions require the consent of the lenders unless such acquisitions do not exceed $50,000,000 in the aggregate or the Holdings Leverage Ratio (as defined in the New Credit Facility) is less than 5.50 to 1.0. In addition, the Revolving Credit Facility also requires the Company to maintain certain levels of Operating Cash Flow and interest expense coverage, and limits the Company's capital expenditures to $10 million each fiscal year (in addition to additional permitted expenditures not in excess of the "basket" amount set forth therein), which amount is increased annually to 105% of the maximum amount for the immediately preceding twelve-month period.

    CHANGE OF CONTROL. A change of control (as defined in the New Credit Facility) of the Company constitutes an event of default permitting the lenders to accelerate indebtedness under and terminate the Revolving Credit Facility.

    ACQUISITION CREDIT FACILITY

    COMMITMENT; INTEREST. The Acquisition Credit Facility as originally configured consisted of an acquisition credit line in the amount of $287.5 million pursuant to which $75 million was available under a term loan facility available on the closing date for the Acquisition Credit Facility in order to finance, in part, the Acquisitions and $212.5 million which was and continues to be available under a revolving/term loan facility. The Company drew an amount equal to approximately $285 million to finance the POA Acquisition and for fees and expenses in connection therewith. The $212.5 million revolving/term loan facility may be reborrowed from time to time; the $75 million term loan was repaid from the proceeds of the October Offerings and may not be reborrowed. Borrowings under the Acquisition Credit Facility may be in the form of eurodollar loans or announced base rate loans as determined by the Company. See "Use of Proceeds."

    TERMINATION OF COMMITMENT. Upon the failure of certain events to occur prior to October 1997, a total of $100 million under the $212.5 million revolving/term loan may be converted to a term facility which may not be reborrowed. The $212.5 million revolving/term loan matures on September 30, 2003, or upon the occurrence of a "change of control" (as defined in the New Credit Facility). The availability under the $212.5 million revolving/term loan terminates in September, 1999.

    SECURITY. The Company's obligations under the Acquisition Credit Facility are secured by first priority liens (subject to certain permitted encumbrances) on substantially all of the assets of the Company. In addition, the Company has pledged all of the stock of its subsidiaries and Parent has pledged all of the stock of the Company as security for the Company's obligations.

    COVENANTS. The Acquisition Credit Facility restricts the Company and its subsidiaries from, among other things: (i) changes in business; (ii) with certain exceptions, consolidation, mergers, sales or purchases of assets; (iii) with certain exceptions, incurring, creating, assuming or suffering to exist any liens or encumbrances upon property of the Company or assigning any right to receive income; (iv) with certain exceptions, creating, incurring, assuming or suffering to exist any indebtedness; (v) making investments or loans in any other person or entity or acquiring or establishing any subsidiaries except for investments and subsidiaries permitted under the Acquisition Credit Facility;
(vi) selling, assigning or otherwise encumbering or disposing of the capital stock or other securities of any subsidiary; (vii) making any optional or voluntary prepayments on indebtedness; (viii) with certain exceptions, redeeming, retiring or purchasing capital stock of the Company or declaring or paying dividends on the capital stock of the Company; and (ix) except as to certain transactions that comply with the terms of the Acquisition Credit Facility, entering into transactions with affiliates. With respect to additional acquisitions, such additional acquisitions require the consent of the lenders unless such acquisitions do not exceed $50,000,000 in the aggregate or the Holdings Leverage Ratio (as defined in the New Credit Facility) is less than
5.50 to 1.0. In addition, the Acquisition Credit Facility also requires the Company to maintain certain levels of Operating Cash Flow and interest expense coverage, and limits the Company's capital expenditures to $10 million in each fiscal year (in addition to additional permitted expenditures not in excess of the "basket" amount set forth therein), which amount is increased to 105% of the maximum amount for the immediately preceding twelve-month period.

    CHANGE OF CONTROL. A "change of control" (as defined in the New Credit Facility) of the Company constitutes an event of default permitting the lenders to accelerate indebtedness under and terminate the Acquisition Credit Facility.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF NEW NOTES

    The following summary is based on current law and certain proposed regulations and is for general information only. Forthcoming legislative, regulatory, judicial or administrative changes or interpretations could affect the federal income tax consequences to holders of New Notes. The tax treatment of a holder may vary depending upon whether the holder is a cash-method or accrual-method taxpayer and upon the holder's particular status. For example, certain holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign persons may be subject to special rules not discussed below.

    EXCHANGE OFFER

    The exchange of New Notes for Old Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. The holder must continue to include stated interest in income as if the exchange had not occurred (including interest on Old Notes that ceased to accrue from the most recent date that interest has been paid on the Old Notes, or if no interest has been paid, from December 16, 1996 to the date of issuance of the New Notes). If, however, the exchange of Old Notes for New Notes were treated as an "exchange" for federal income tax purposes, such exchange would constitute a recapitalization for federal income tax purposes. Holders exchanging Old Notes pursuant to such a recapitalization would not recognize any gain or loss upon the exchange.

    STATED INTEREST/ORIGINAL ISSUE DISCOUNT

    The Company intends to take the position (which generally will be binding on holders) that the Old Notes were not issued with original issue discount. Accordingly, holders of Old Notes and New Notes should include stated interest (subject to the amortization of any amortizable bond premium, as discussed below) in gross income in accordance with their methods of accounting for federal income tax purposes. The Company's position is based on the assumptions made by the Company that neither an optional redemption nor optional repurchase of the Old Notes or New Notes will occur and that no Liquidated Damages will be paid pursuant to the Registration Rights. The Internal Revenue Service may take a different position, which could affect the timing and character of income by holders. Holders should consult their tax advisors as to the possible treatment of Liquidated Damages.

    AMORTIZABLE BOND PREMIUM

    If a holder's purchase price for an Old Note (excluding amounts paid that are attributable to accrued interest) was greater than the Old Note's face amount, such holder will be considered to have purchased the New Note exchanged for such Old Note with "amortizable bond premium" equal in amount to such excess. A holder of an Old Note that has elected to amortize such amortizable bond premium (to reduce the amount of stated interest income on the Old Note) will continue to amortize such premium on the New Note (to reduce the amount of stated interest income on the New Note) using the same constant yield method and term as that determined for the Old Note. A holder of a New Note with amortizable bond premium that did not elect to amortize such premium on the Old Note may elect to amortize such premium (to reduce the amount of stated interest income on the New Note), using a constant yield method, over the remaining term of the New Note (beginning from the first taxable year of the holder for which the holder makes such election, as described below) with reference to either the amount payable on maturity or, if it results in a smaller premium attributable to the period through an earlier call date, with reference to the amount payable on such earlier call date. An election to amortize bond premium on the New Note will apply to the New Note, as well as all taxable debt obligations owned by such holder at the beginning of the holder's taxable year for which the holder makes the election and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service.

    The Internal Revenue Service has published proposed regulations concerning amortizable bond premium, which if made final in their present form could affect the accrual of amortizable bond premium by holders of Old Notes and New Notes. Although such proposed regulations, by their terms, will not be effective until at least 60 days after they are made final, in their present form, if a holder of an Old Note or New Note elects to amortize bond premium for the taxable year containing such effective date, the proposed regulations would apply to all the holder's debt instruments held on or after the first day of that taxable year. It cannot be predicted at this time whether the proposed regulations will become effective or what, if any, modifications will be made to them prior to their becoming effective. Holders of Old Notes and New Notes should consult their tax advisors concerning the making of an election to amortize bond premium.

    SALE OR OTHER DISPOSITION OF NEW NOTES

    A holder of a New Note will have a tax basis in the New Note equal to the holder's purchase price for the Old Note, increased by the amount of interest, determined in accordance with the rules concerning amortizable bond premium described above, and market discount that is included in the holder's gross income and decreased by payments of such interest and market discount received (in cash) by the holder.

    A holder of a New Note will generally recognize gain or loss on the sale, exchange, redemption or retirement of the New Note equal to the difference (if any) between the amount realized from such sale, exchange, redemption or retirement and the holder's basis in the New Note. Such gain or loss will generally be long-term capital gain (except to the extent attributable to market discount) or loss if the New Note has been held more than one year (including the period that such holder held the Old Note prior to exchange).

    BACKUP WITHHOLDING

    A noncorporate holder of New Notes that either (a) is (i) a citizen or resident of the United States, (ii) a partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more fiduciaries, which are United States persons, have the authority to control all substantial decisions of the trust or (b) is not described in the preceding clause (a), but whose income from interest (including amortizable bond premium) with respect to the New Notes or proceeds from the disposition of the New Notes is effectively connected with such holder's conduct of the United States trade or business, and that receives interest with respect to the

New Notes or proceeds from the disposition of the New Notes will generally not be subject to backup withholding on such payments or distributions if it certifies, under penalty of perjury, that it has furnished a correct Taxpayer Identification Number ("TIN") and it is not subject to backup withholding either because it has not been notified by the Internal Revenue Service that it is subject to backup withholding or because the Internal Revenue Service has notified it that it is no longer subject to backup withholding. Such certification may be made on an Internal Revenue Service Form W-9 or substantially similar form. However, backup withholding will apply to such a holder if the holder (i) fails to furnish its TIN, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report such payments of interest or dividends or (iv) under certain circumstances, fails to make such certification.

    The Company will withhold (at a rate of 31%) all amounts required by law to be withheld from reportable payments made with respect to the New Notes. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

    Holders of the New Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF NEW NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF HOLDING, EXCHANGING OR SELLING THE NEW NOTES INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an affiliate of the Company, (ii) a broker-dealer who acquired Old Notes directly from the Company or (iii) a broker-dealer who acquired Old Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Notes; PROVIDED, that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such New Notes. To date, the SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of Old Notes to the Initial Purchasers) with the prospectus contained in the registration statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. The Company has agreed that, for a period of 180 days after the Exchange Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

    Each holder of Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." In addition, each Holder who is a broker-dealer and who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such New Notes.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concession of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

    The validity of the New Notes will be passed upon for the Company by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

    The Consolidated Financial Statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and the Statement of Revenues and Direct Expenses of Ad-Sign for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The Consolidated Financial Statements of NOA Holding Company at May 31, 1995 and 1994, and for each of the three years in the period ending May 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Financial Statements of POA Acquisition Corporation at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Revere Holding Corp. and Subsidiaries as of December 31, 1995 and for the year then ended included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                            UNIVERSAL OUTDOOR, INC.

Report of Independent Accountants of Price Waterhouse LLP.................   F-2
Consolidated Balance Sheets...............................................   F-3
Consolidated Statements of Operations.....................................   F-4
Consolidated Statements of Cash Flow......................................   F-5
Consolidated Statements of Changes in Common Stockholders' Equity
  (Deficit)...............................................................   F-6
Notes to Consolidated Financial Statements................................   F-7

                              NOA HOLDING COMPANY

Report of Independent Auditors of Ernst & Young LLP.......................  F-16
Consolidated Balance Sheets...............................................  F-17
Consolidated Statements of Operations.....................................  F-18
Consolidated Statements of Stockholders' Equity...........................  F-19
Consolidated Statements of Cash Flows.....................................  F-20
Notes to Consolidated Financial Statements................................  F-21

                                    AD-SIGN

Report of Independent Accountants of Price Waterhouse LLP.................  F-27
Statement of Revenues and Direct Expenses.................................  F-28
Notes to the Statement of Revenues and Direct Expenses....................  F-29

                          POA ACQUISITION CORPORATION

Report of Independent Auditors of Ernst & Young LLP.......................  F-30
Balance Sheets............................................................  F-31
Statements of Operations..................................................  F-32
Statements of Shareholders' Equity........................................  F-33
Statements of Cash Flows..................................................  F-34
Notes to Financial Statements.............................................  F-35

                              REVERE HOLDING CORP.

Report of Independent Public Accountants of Arthur Andersen LLP...........  F-42
Consolidated Balance Sheets...............................................  F-43
Consolidated Statements of Operations.....................................  F-44
Consolidated Statements of Stockholders' Equity...........................  F-45
Consolidated Statements of Cash Flows.....................................  F-46
Notes to Consolidated Financial Statements................................  F-47

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Universal Outdoor, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in common stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Universal Outdoor, Inc. and its subsidiary at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Universal's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Chicago, Illinois
February 23, 1996

                            UNIVERSAL OUTDOOR, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                        DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                                            1994            1995             1996
                                                                        -------------   -------------   --------------
                                                                                                         (UNAUDITED)
Current assets:
  Cash................................................................  $         11    $         19    $      20,258
  Accounts receivable, less allowance for doubtful accounts of $106 in
    1994 and 1995.....................................................         4,313           5,059           19,016
  Other receivables...................................................           185             201            1,129
  Accounts receivable -- affiliates...................................       --              --                   629
  Prepaid land rents..................................................           822           1,043            3,927
  Prepaid insurance and other.........................................           859           1,029            3,558
                                                                        -------------   -------------   --------------
      Total current assets............................................         6,190           7,351           48,517
                                                                        -------------   -------------   --------------
Property and equipment, net...........................................        53,651          55,346          385,782
                                                                        -------------   -------------   --------------
Other assets:
  Noncompete agreements, net of accumulated amortization of $4,711,
    $4,505, and $281..................................................         1,615           1,995            1,179
  Finance costs, net of accumulated amortization of $511, $1,171, and
    $756..............................................................         3,378           3,196           18,660
  Excess of cost over fair value assets acquired, net of accumulated
    amortization of $184, $230, and $4,111............................           746             700          217,831
  Other costs associated with acquisitions, net of accumulated
    amortization of $569, $686, and $15...............................           584             525            4,259
  Deposit.............................................................            26              20            5,073
                                                                        -------------   -------------   --------------
      Total other assets..............................................         6,349           6,436          247,002
                                                                        -------------   -------------   --------------
                                                                        $     66,190    $     69,133    $     681,301
                                                                        -------------   -------------   --------------
                                                                        -------------   -------------   --------------

                                LIABILITIES AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt................................  $         58    $         58    $    --
  Accounts payable....................................................         1,469           1,225            3,373
  Accounts payable -- affiliates......................................           722             234         --
  Accrued interest....................................................           998           1,054            5,497
  Deferred revenue....................................................           400             468              329
  Accrued expenses....................................................           482             409           21,174
  Other liabilities...................................................       --              --                   163
                                                                        -------------   -------------   --------------
      Total current liabilities.......................................         4,129           3,448           30,536
                                                                        -------------   -------------   --------------
Long-term debt, less current maturities...............................        73,304          76,079          347,941
Other long-term liabilities...........................................       --              --                   140
Deferred income tax liability.........................................       --              --                71,700
                                                                        -------------   -------------   --------------
Common stockholders' equity (deficit):
  Common stock, $.01 par value, 1,000,000 shares authorized; 10,000
    shares issued and outstanding.....................................       --              --
  Additional paid in capital..........................................        22,535          22,535          274,821
  Net accumulated deficit.............................................       (33,778)        (32,929)         (43,837)
                                                                        -------------   -------------   --------------
      Total common stockholders' equity (deficit).....................       (11,243)        (10,394)         230,984
                                                                        -------------   -------------   --------------
Commitment and contingencies (Notes 5 and 9)..........................       --              --              --
                                                                        -------------   -------------   --------------
                                                                        $     66,190    $     69,133    $     681,301
                                                                        -------------   -------------   --------------
                                                                        -------------   -------------   --------------

          See accompanying notes to consolidated financial statements.

                            UNIVERSAL OUTDOOR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                    -------------------------------
                                                                      1993       1994       1995
                                                                    ---------  ---------  ---------  FOR THE YEAR
                                                                                                        ENDED
                                                                                                     DECEMBER 31,
                                                                                                     ------------
                                                                                                         1996
                                                                                                     ------------
                                                                                                     (UNAUDITED)
Gross revenues....................................................  $  28,710  $  33,180  $  38,101   $   84,939
Less agency commissions...........................................      2,863      3,414      3,953        8,801
                                                                    ---------  ---------  ---------  ------------
      Net revenues................................................     25,847     29,766     34,148       76,138
                                                                    ---------  ---------  ---------  ------------
Operating expenses:
  Direct advertising expenses.....................................     10,901     11,806     12,864       26,468
  General and administrative expenses.............................      3,357      3,873      4,244       10,596
  Depreciation and amortization...................................      8,000      7,310      7,402       18,286
                                                                    ---------  ---------  ---------  ------------
                                                                       22,258     22,989     24,510       55,350
                                                                    ---------  ---------  ---------  ------------
Operating income..................................................      3,589      6,777      9,638       20,788
                                                                    ---------  ---------  ---------  ------------
Other (income) expense:
  Interest expense, including amortization of bond discount of
    $162, $61 and $63.............................................      6,610      7,959      8,195       15,515
  Interest expense -- amortization of deferred financing costs....        511        355        432          215
  Interest expense -- accretion of dividends on redeemable
    preferred stock...............................................      1,844     --         --           --
  (Gain) loss on disposal of assets and other expenses............        351        134         42       --
  Other expense...................................................     --         --         --            1,398
                                                                    ---------  ---------  ---------  ------------
      Total other expense.........................................      9,316      8,448      8,669       17,128
                                                                    ---------  ---------  ---------  ------------
Income (loss) before extraordinary items..........................     (5,727)    (1,671)       969        3,660
Extraordinary loss on early extinguishment of debt................     (3,260)    --         --          (14,448)
                                                                    ---------  ---------  ---------  ------------
Net income (loss).................................................  $  (8,987) $  (1,671) $     969   $  (10,788)
                                                                    ---------  ---------  ---------  ------------
                                                                    ---------  ---------  ---------  ------------

          See accompanying notes to consolidated financial statements.

                            UNIVERSAL OUTDOOR, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                             (DOLLARS IN THOUSANDS)

                                                                          FOR THE YEARS ENDED
                                                                              DECEMBER 31,
                                                                    --------------------------------
                                                                       1993       1994       1995
                                                                    ----------  ---------  ---------  FOR THE YEAR
                                                                                                         ENDED
                                                                                                      DECEMBER 31,
                                                                                                      ------------
                                                                                                          1996
                                                                                                      ------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................................  $   (8,987) $  (1,671) $     969   $  (10,789)
  Depreciation and amortization...................................       8,673      7,726      7,897       18,286
  Extraordinary loss..............................................       3,260     --         --            6,129
  (Gain) loss on sale of property and equipment...................          69         90     --
  Accretion of preferred stock dividends..........................       1,844     --         --
  Changes in assets and liabilities:
    Accounts receivable and other receivables.....................        (728)    (1,278)      (762)      (3,703)
    Prepaid land rents, insurance and other.......................        (262)      (223)      (391)        (330)
    Accounts payable and accrued expenses.........................         741       (156)      (317)       2,157
    Accounts payable affiliate....................................      --            722       (488)         (71)
    Accrued interest..............................................        (253)       140         56        4,266
    Deferred revenue..............................................      --            400         68       --
    Other.........................................................        (235)    --              6          (19)
                                                                    ----------  ---------  ---------  ------------
      Net cash from operating activities..........................       4,122      5,750      7,038       15,926
                                                                    ----------  ---------  ---------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Gross capital expenditures......................................      (2,862)    (5,671)    (5,620)      (6,987)
  Payments for acquisitions, net of cash acquired.................      --         (3,355)    (1,925)    (489,437)
  Proceeds from sale of property and equipment....................         858      1,003     --           --
  Payment for consulting agreement................................      --         --         (1,400)      --
  Other payments..................................................         (32)      (160)      (124)      --
                                                                    ----------  ---------  ---------  ------------
      Net cash used in investing activities.......................      (2,036)    (8,183)    (9,069)    (496,424)
                                                                    ----------  ---------  ---------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt........................      64,037     --         --          325,255
  Principal payments of long-term debt............................     (64,505)      (272)      (262)     (66,673)
  Deferred financing costs........................................      (3,560)      (221)      (250)     (20,470)
  Net borrowings under credit agreements..........................       3,950      3,040      2,671       10,339
  Capital contribution............................................      --         --         --          252,286
  Payment of prepayment fees......................................      (1,272)    --         --           --
  Payment for redemption of preferred stock.......................      --         --         --           --
  Payment for cancellation of outstanding warrants................        (750)    --         --           --
  Dividends paid to parent........................................      --           (120)      (120)      --
                                                                    ----------  ---------  ---------  ------------
  Net cash from (used in) financing activities....................      (2,100)     2,427      2,039      500,737
                                                                    ----------  ---------  ---------  ------------
NET INCREASE (DECREASE) IN CASH...................................         (14)        (6)         8       20,239
CASH, at beginning of period......................................          31         17         11           19
                                                                    ----------  ---------  ---------  ------------
CASH, at end of period............................................  $       17  $      11  $      19   $   20,258
                                                                    ----------  ---------  ---------  ------------
                                                                    ----------  ---------  ---------  ------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid during the period.................................  $    7,701  $   7,765  $   8,676   $   10,497
                                                                    ----------  ---------  ---------  ------------
                                                                    ----------  ---------  ---------  ------------

          See accompanying notes to consolidated financial statements.

                            UNIVERSAL OUTDOOR, INC.

                     CONSOLIDATED STATEMENTS OF CHANGES IN

                     COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           ADDITIONAL     COMMON
                                                                            PAID IN    ACCUMULATED   STOCKHOLDERS'
                                                                            CAPITAL      DEFICIT       DEFICIT
                                                                           ----------  ------------  ------------
Balance at December 31, 1993.............................................  $   22,135   $  (31,987)   $   (9,852)
Reclassification of redeemable common stock reflecting termination of stockholder agreement which may have required Universal Outdoor II
  Holding Company to purchase up to 20% of its outstanding Class A common
  stock..................................................................         400       --               400
Dividends declared to parent.............................................      --             (120)         (120)
Net loss.................................................................      --           (1,671)       (1,671)
                                                                           ----------  ------------  ------------
Balance at December 31, 1994.............................................      22,535      (33,778)      (11,243)
Dividends declared to parent.............................................      --             (120)         (120)
Net income...............................................................      --              969           969
                                                                           ----------  ------------  ------------
Balance at December 31, 1995.............................................      22,535      (32,929)      (10,394)
Capital contribution (unaudited).........................................     252,286       --           252,286
Dividend declared to parent (unaudited)..................................      --             (120)         (120)
Net income (unaudited)...................................................      --          (10,788)      (10,788)
                                                                           ----------  ------------  ------------
Balance at December 31, 1996 (unaudited).................................  $  274,821   $  (43,837)   $  230,984
                                                                           ----------  ------------  ------------
                                                                           ----------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                            UNIVERSAL OUTDOOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS:

    Universal Outdoor, Inc., Universal Outdoor II Holding Company (the Holding Company), Outdoor Properties, Inc., Midwest Outdoor Management, Inc. and CBT Development, Inc. were entities under common ownership and control. In connection with the Refinancing Plan (see below), (i) a wholly-owned subsidiary of the Holding Company was merged with and into Universal Outdoor, Inc., which thereupon became a wholly-owned subsidiary of the Holding Company and (ii) Universal Outdoor, Inc. (Universal) acquired all of the assets, in consideration for the assumption of all of the liabilities, of each of Outdoor Properties, Inc., Midwest Outdoor Management, Inc. and CBT Development, Inc. In conjunction with the Refinancing Plan, 2,649 shares of class A common stock of Universal were exchanged for an equal number of common shares of the Holding Company, and 1,556 shares of class B common stock of Universal were exchanged for 48,000 shares of Series B voting preferred stock of the Holding Company.

    Effective November 18, 1993, Universal executed a Refinancing Plan to extend the average life of its obligations, thereby enhancing its operating and financial flexibility. As part of the Refinancing Plan, Universal combined, in a single operating entity (Universal Outdoor, Inc.) under the Holding Company, business activities previously conducted by separate affiliated corporations, repaid certain outstanding indebtedness, issued $65.0 million Senior Notes due 2003 of Universal and replaced its existing bank credit facility. In addition, the Refinancing Plan provided for the amendment of the terms of the redeemable preferred stock of the Holding Company to allow the provisions of the indenture governing the Senior Notes due 2003 to restrict payments by the operating company to the Holding Company until the $65.0 million Senior Notes due 2003 have been retired.

    Pursuant to the Refinancing Plan, Universal entered a new credit facility which permits borrowings of up to $12,500 on a revolving basis. Additionally, Universal issued $65.0 million Senior Notes. With the funds obtained, Universal
(i) repaid all outstanding bank borrowings, (ii) retired approximately $25,000 of senior secured notes (including a prepayment penalty of $1,000), (iii) retired approximately $6,500 of senior subordinated notes, (iv) repaid approximately $3,400 of other indebtedness and (v) paid related transaction fees and expenses, including prepayment penalties.

    Upon consummation of the Refinancing Plan, Universal recognized an extraordinary loss totaling $3,300 relating to the write-off of unamortized deferred financing costs and prepayment fees associated with long term debt instruments. Furthermore, the redeemable preferred stock ($16,900 at November 18, 1993, the refinancing date) and a $1,200 unsecured term loan became obligations of and were recorded in the Holding Company with the operations of Universal and all other assets and liabilities recorded in the operating subsidiary, Universal. The Holding Company's sole source of funds will be the operations of its wholly-owned subsidiary, Universal. However the terms of the $65.0 million Senior Notes due 2003 effectively preclude the operating subsidiary from distributing cash to satisfy obligations of the Holding Company.

    Universal is a leading Midwestern outdoor advertising company. Universal owns and operates outdoor advertising display faces principally in five geographic markets: Chicago, Illinois; Milwaukee, Wisconsin; Indianapolis, Indiana; Des Moines, Iowa; and Evansville, Indiana. Universal sells outdoor advertising space to national, regional and local advertisers.

    Historically, manufacturers of tobacco products, principally cigarettes, have been major users of outdoor advertising displays, including displays operated by Universal. In 1993, 1994 and 1995, tobacco industry advertising accounted for approximately 14.8%, 13.1% and 13.3% of Universal's net revenues, respectively.

                            UNIVERSAL OUTDOOR, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

    The summary of significant accounting policies is presented to assist the reader in understanding and evaluating Universal's consolidated financial statements. These policies are in conformity with generally accepted accounting principles consistently applied in all material respects.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Universal's revenues are generated from contracts with advertisers generally covering periods of one to twelve months. Universal recognizes revenues monthly over the period in which advertisement displays are posted on the advertising structure. A full month's revenue is recognized in the first month of posting. Costs incurred for the production of outdoor advertising displays are recognized in the initial month of the contract or as incurred during the contract period. Payments received in advance of billings are recorded as deferred revenue.

    PREPAID LAND RENTS

    Most of Universal's outdoor advertising structures are located on leased land. Land rents are typically paid in advance for periods ranging from one to twelve months. Prepaid land rents are expensed ratably over the related rental term.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred; major improvements are capitalized.

    INTANGIBLE ASSETS

    Non-compete agreements, deferred financing and acquisition costs are amortized over their estimated economic lives, ranging from three to ten years. The excess of cost over fair value of assets acquired is amortized on a straight-line basis over its useful life, principally fifteen years. Universal reviews the carrying value of intangibles and other long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This review is performed by comparing estimated undiscounted future cash flows from use of the asset to the recorded value of the asset.

    INCOME TAXES

    Income tax expense is based on pre-tax income for financial reporting purposes, adjusted for the effects of permanent differences between such income and that reported for tax return purposes. Deferred tax assets and liabilities are recognized for expected future tax consequences of temporary differences between the carrying amounts and tax bases of the underlying assets and liabilities (Note 6).

                            UNIVERSAL OUTDOOR, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    EARNINGS PER SHARE

    An earnings per share calculation has not been presented because Universal is a wholly-owned subsidiary of the Holding Company and accordingly, earnings per share is not required or meaningful.

    RECLASSIFICATIONS

    Certain financial information in the prior years have been reclassified to conform to the current year presentation.

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of December 31, 1996 has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

NOTE 3 -- PROPERTY AND EQUIPMENT:

    Major classes of property and equipment consist of the following at December 31, 1994 and 1995:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1994       1995
                                                                                    ---------  ---------
Outdoor advertising structures....................................................  $  70,869  $  76,340
Land and capitalized land lease costs.............................................      2,167      2,232
Vehicles and equipment............................................................      3,751      4,712
Building and leasehold improvements...............................................      3,019      3,150
Display faces under construction..................................................        125      1,344
                                                                                    ---------  ---------
                                                                                       79,931     87,778
Less accumulated depreciation.....................................................     26,280     32,432
                                                                                    ---------  ---------
Net property and equipment........................................................  $  53,651  $  55,346
                                                                                    ---------  ---------
                                                                                    ---------  ---------

NOTE 4 -- LONG-TERM DEBT AND OTHER OBLIGATIONS:

    Long-term debt consists of the following at December 31, 1994 and 1995:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1994       1995
                                                                                    ---------  ---------
11% Senior Notes due 2003, net of discount of $902 and $839 (a)...................  $  64,098  $  64,161
Credit facility (b)...............................................................      6,990      3,286
Acquisition line (b)..............................................................     --          6,375
Other obligations (c).............................................................      2,274      2,315
                                                                                    ---------  ---------
                                                                                       73,362     76,137
Less current maturities of long-term debt and other obligations...................         58         58
                                                                                    ---------  ---------
                                                                                    $  73,304  $  76,079
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                            UNIVERSAL OUTDOOR, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4 -- LONG-TERM DEBT AND OTHER OBLIGATIONS: (CONTINUED)
------------------------

(a) The $65.0 million Senior Notes due 2003 have interest payable semi-annually and are subject to redemption at the option of Universal beginning in 1998. The $65.0 million Senior Notes due 2003 also contain certain restrictive covenants including, among others, limitations on additional debt incurrence and restrictions on distributions to stockholders, except for limited payments permitted under the Indenture.

(b) In July 1995, Universal's credit agreement was amended to increase the available borrowings, to extend the term of the agreement, and to add an acquisition line of credit.

    Pursuant to the amended revolving credit agreement that extends through May 2001, Universal has borrowing available under a credit facility and an acquisition line of credit. The credit facility permits borrowings up to $12,500 until May 1, 2000 when available borrowings under the credit facility are scheduled to reduce to $10,000. The acquisition line of credit permits borrowings up to $22,500. Available borrowings under the acquisition line are scheduled to reduce to $19,500 in 1996, $15,500 in 1997, $10,500 in 1998 and $4,500 in 1999 and $0 in 2000.

    The loans under the credit facility and acquisition line bear interest at the rate per annum equal to the following: (i) Prime rate plus 0.25% when the aggregate principle amount outstanding under the credit facility and the acquisition line is $20 million or less, and (ii) Prime rate plus 0.50% when the aggregate principle amount outstanding is greater than $20 million. Prior to the amendment, Universal paid interest on this facility at (i) the Prime rate or (ii) LIBOR plus 225 basis points. The interest rate in effect during 1995 ranged from 8.5% to 9.25% and was 6% to 8.5% during 1994. Interest on the credit facility is payable monthly. The credit facility is collateralized by a first security interest in all assets of Universal. Borrowings under the credit agreement are subject to certain restrictive covenants including, among others, a maximum ratio of total indebtedness to earnings, a minimum ratio of earnings to total interest expense and restrictions on additional debt incurrence as well as distributions to stockholders. Commitment fees are 0.25% of the unused portion of the committed facility and are paid quarterly.

(c) Other obligations include the following:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
- Secured term note due November 30, 1999 bearing interest at the prime rate. Interest on this note is payable monthly. This note is secured by a
  building in Addision, Illinois...........................................  $   1,200  $   1,148

- Promissory note due December 31, 2001. Interest on this note is calculated annually and is equal to 14% of the cash flow (as defined) of
  Universal's subsidiary...................................................        500        500

- Promissory note with interest, compounded annually, at 10%, due May 4,
  1999. For the first two years subsequent to May 4, 1994, interest is added to the principal balance. Thereafter, interest is to be paid
  monthly in arrears.......................................................        500        500

- Other obligations........................................................         74        167
                                                                             ---------  ---------

                                                                             $   2,274  $   2,315
                                                                             ---------  ---------
                                                                             ---------  ---------

                            UNIVERSAL OUTDOOR, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4 -- LONG-TERM DEBT AND OTHER OBLIGATIONS: (CONTINUED)
    On June 30, 1994, the Holding Company (Universal's parent) issued $50.0 million 14% Senior Secured Discount Notes due 2004 for an aggregate consideration of approximately $25.4 million. The $50.0 million Senior Secured Discount Notes due 2004 do not pay any interest prior to July 1, 1999. Commencing on July 1, 1999, interest on the Notes will accrue and will be payable in cash semi-annually on each January 1, and July 1 commencing on January 1, 2000. The Holding Company will be dependant on the cash flow of Universal and its subsidiary in order to meet its debt service obligations. The Holding Company believes that it will receive distributions from Universal to enable it to service the cash interest payments; however, there can be no assurances that such distributions, if any, will be adequate to satisfy either the cash interest on, or the payment such debt. Significant contractual and other restrictions exist on the payment of dividends and the making of loans by Universal to the Holding Company. Consequently, all or a portion of the $50.0 million Senior Secured Discount Notes due 2004 may require refinancing prior to the maturity thereof. During the peirod prior to July 1, 2004, the Holding Company does not expect to have significant short-term cash requirements except for certain legal, accounting, printing and other similar costs.

    Aggregate maturities of long-term debt obligations for each of the five years subsequent to 1995 are $58, $54, $95, $1,512 and $4,500.

NOTE 5 -- LEASE COMMITMENTS:

    Rent expense totaled $4,100, $4,600 and $4,600 in 1993, 1994 and 1995, respectively. Minimum annual rentals under the terms of noncancellable operating leases in effect at December 31, 1995 are payable as follows:

                                                                             OFFICE
YEAR                                                                         LEASES       LAND       TOTAL
-------------------------------------------------------------------------  -----------  ---------  ---------
1996.....................................................................   $     191   $   3,315  $   3,506
1997.....................................................................         145       2,995      3,140
1998.....................................................................          63       2,615      2,678
1999.....................................................................          63       2,242      2,305
2000.....................................................................          53       1,925      1,978
Thereafter...............................................................      --          13,083     13,083
                                                                                -----   ---------  ---------
                                                                            $     515   $  26,175  $  26,690
                                                                                -----   ---------  ---------
                                                                                -----   ---------  ---------

NOTE 6 -- INCOME TAXES:

    Universal and the Holding Company entered into a tax sharing agreement that became effective upon completion of the Refinancing Plan. Under the tax sharing agreement, the Holding Company filed a consolidated federal income tax return with Universal for the taxable year of Universal ended on December 31, 1993 and will continue to file consolidated returns for each taxable year thereafter for which the Holding Company and Universal are eligible to file consolidated federal income tax returns. Under the tax sharing agreement, for each taxable year of Universal with respect to which Universal is included in a consolidated federal income tax return with the Holding Company, Universal will pay to the Holding Company an amount equal to the lesser of (i) the consolidated federal income tax liability of the consolidated group of which the Holding Company is the common parent or (ii) the federal income tax liability of Universal, computed as if Universal had filed a separate federal income tax return. Accordingly, Universal has included the tax benefits of the Holding Company's net operating loss carryforwards

                            UNIVERSAL OUTDOOR, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6 -- INCOME TAXES: (CONTINUED)
generated prior to consummation of the Refinancing Plan in its deferred tax computation. Tax benefits from losses generated by the Holding Company subsequent to the consummation of the Refinancing Plan are not available to Universal; however, such benefits may be transferred through either an intercompany transfer or a capital transaction.

    Since Universal utilized operating loss carryfowards to completely offset income in 1995 and incurred a net operating loss in 1994, no provision for income taxes was required. Deferred tax assets, determined in accordance with FAS 109, consist of the following:

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1995
                                                                                     ---------  ---------
Bad debts..........................................................................  $      42  $      42
Non-deductible accrued expenses....................................................         81         53
Depreciation.......................................................................        136        523
Loss carryforwards.................................................................      6,483      5,841
                                                                                     ---------  ---------
                                                                                         6,742      6,459
                                                                                     ---------  ---------
Valuation reserve..................................................................     (6,742)    (6,459)
                                                                                     ---------  ---------
Net deferred tax asset.............................................................  $  --      $  --
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    For tax return purposes, the following companies have net operating loss carryforwards at December 31, 1994 which expire between 2005-2009:

PRIOR TO REFINANCING PLAN:
  Universal................................................................  $   5,808
  Holding Company..........................................................      7,172
                                                                             ---------
                                                                             $  12,980
                                                                             ---------
                                                                             ---------
SUBSEQUENT TO REFINANCING PLAN:
  Universal................................................................  $   1,622
                                                                             ---------
                                                                             ---------

    Certain restrictions on the Universal's utilization of the net operating losses will apply if there has been an "ownership change" of either Universal, the Holding Company, or both within the meaning of section 382 of the Internal Revenue Code. Upon the Holding Company's completion of its debt offering and stock purchases, a limitation was imposed on the net operating loss carryforwards which arose prior to the Refinancing Plan of Universal. The limitation, as specified in Section 382 of the Internal Revenue Code, is based on a percentage of the value of the Company at the time of the ownership change. Furthermore, the Holding Company's use of Universal's net operating losses are subject to limitations applicable to corporations filing consolidated federal income tax returns.

NOTE 7 -- SUPPLEMENTAL CASH FLOW INFORMATION:

    In March 1995, Universal entered into two stock purchase agreements to purchase, for a net combined purchase price of $1,400, advertising structures located in the Dallas market. Approximately $1,200 of the total purchase price was paid in cash and $200 was paid in the form of promissory notes issued by Universal or assumption of debt of the acquired company. Additionally, during 1995 Universal acquired signboard crane equipment for $103 under a capital lease. Accordingly, the Statement of Cash Flows does not reflect the debt incurred in the acquisition of the stock or the equipment.

                            UNIVERSAL OUTDOOR, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7 -- SUPPLEMENTAL CASH FLOW INFORMATION: (CONTINUED)
    In May 1994, Universal entered into two asset purchase agreements to purchase, for a net combined purchase price of $4,300, advertising structures located in the Chicago and Milwaukee markets. Approximately, $3,300 of the total purchase price was paid in cash and $1,000 was paid in the form of promissory notes issued by Universal. Additionally, in October 1994, Universal acquired a building in Addison, Illinois, for $1,500, $1,200 of which was funded with a secured term note. Accordingly, the Statement of Cash Flows does not reflect these notes issued to acquire the advertising structures or building.

NOTE 8 -- FINANCIAL INSTRUMENTS:

    Universal values its financial instruments as required by FAS No. 107, "Disclosures about Fair Values of Financial Instruments." The carrying amounts of cash and cash equivalents, short term debt and long-term variable rate debt approximate fair value. The fair value of long-term debt is based on market prices. The estimated fair values of Universal financial instruments, for which the carrying amount does not approximate fair value, as of December 31, 1995 is as follows:

                                                                                   CARRYING
                                                                                    AMOUNT    FAIR VALUE
                                                                                  ----------  ----------
Long-term debt..................................................................  $   76,137  $   77,112

NOTE 9 -- CONTINGENCIES:

    Universal is subject to various legal claims, suits and complaints in the normal course of business. Such litigation includes claims by municipalities that certain outdoor advertising structures must be removed. While the ultimate outcome of current and future litigation cannot be predicted with certainty, management believes, based on the advice of the Universal's counsel, the final outcome of such litigation will not have a material adverse effect on the Universal's financial position.

    CONTINGENCIES--UNAUDITED.

    The Company, as the successor to POA Acquisition Company ("POA"), is a defendant in a case entitled IMPACT COMMUNICATIONS OF CENTRAL FLORIDA, INC., ET. AL. VS. NATIONAL OUTDOOR ADVERTISING, ET. AL. pending in the United States District Court, Middle District of Florida. Impact Communications has alleged that POA, among others, conspired to restrain trade and to monopolize the market for leases for land on which outdoor advertising structures can be erected. The case has been set for trial in February 1997. The plaintiffs have alleged that the acts of the defendants resulted in harm to the plaintiffs and damages of $4 to 12 million, which could be trebled under the applicable laws. The Company intends to defend the case vigorously. There can be no assurance as to the ultimate outcome of this litigation although management does not presently believe it will have a material adverse effect on its results of operations or financial condition.

NOTE 10 -- RELATED-PARTY TRANSACTIONS:

    In June 1994, Universal's parent entity, Universal Outdoor Holding, Inc., advanced approximately $1,200 to Universal in the form of a intercompany loan, which was a portion of the proceeds from the sale by the Holding Company of the $50.0 million Senior Secured Discount Notes due 2004 (Note 4). Universal does not pay interest on this loan, and as of December 31, 1995, approximately $234 was outstanding.

                            UNIVERSAL OUTDOOR, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10 -- RELATED-PARTY TRANSACTIONS: (CONTINUED)
    CAPITAL CONTRIBUTION--UNAUDITED

    The Company received capital contributions of $252.3 million during 1996 from the Holding Company.

NOTE 11 -- SUBSEQUENT EVENTS:

    In January 1996, the Company entered into an asset purchase agreement with Ad-Sign, Inc. Under this agreement, Universal purchased approximately 160 display faces in the Chicago market in exchange for $12.5 million. The purchase price was paid in cash and was financed with borrowings against the Acquisition Line of Credit.

    In February 1996, the Company entered into an agreement to purchase all outstanding stock of NOA Holding Company for approximately $85 million ("Naegele Acquisition"). The Company expects fees and expenses associated with the deal to be $5 million. As a result of the proposed stock purchase, Universal will acquire signboards in the Minneapolis/St. Paul, Minnesota and Jacksonville, Florida markets. The Company expects to finance this acquisition with $60 million in bank borrowings and $30 million in cash proceeds from the purchase of equity of the Holding Company by an investor group. The transaction is expected to close in April 1996.

    FINANCING TRANSACTIONS--UNAUDITED

    In April 1996, the Holding Company sold 186,500 shares of Class B common stock and 188,500 shares of Class C common stock for approximately $30 million. The proceeds were used to assist in the financing of the Naegele Acquisition.

    In July 1996, the Holding Company completed an initial public offering (IPO) of its stock whereby the Company sold 4,630,000 shares of Common Stock at net proceeds of $62.4 million. The proceeds were used to pay down on existing debt. In conjunction with the IPO, the Company effected a 16-for-one stock split. The accompanying financial statements and related notes thereto have been restated to reflect the 16-for-one stock split for all periods presented.

    In October 1996, the Company completed a public offering of $200 million 9 3/4% Senior Subordinated Notes due 2006 at net proceeds of $193.2 million.

    In October 1996, the Holding Company completed a secondary public offering of its stock whereby the Company sold 5,750,000 shares of Common Stock at net proceeds of $202.9 million.

    In October 1996, the Company completed a tender offer to purchase all of its outstanding 11% Senior Notes due 2003. Simultaneously, the Holding Company completed a tender offer to purchase all of its then outstanding 14% Senior Secured Discount Notes due 2004. These redemptions resulted in an extraordinary loss of $13.7 million for the Company and $12.5 million for the Holding Company.

    The Company financed the new purchase price of certain of the acquisitions and related refinancing of certain existing bank indebtedness of the Company and paid the fees and expenses associated with the acquisitions in part through a total commitment of $300 million under a New Credit Facility. Following the completion of the October stock and debt offerings, the outstanding amounts under the New Credit Facility were repaid in full, and the maximum commitment of the New Credit Facility was reduced to $225 million.

                            UNIVERSAL OUTDOOR, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 11 -- SUBSEQUENT EVENTS: (CONTINUED)
    In December 1996, the Company issued a private offering of $100 million
9 3/4% Series B Subordinated Notes due 2006 at net proceeds of $98.5 million.

    ACQUISITIONS--UNAUDITED

    In addition to the Naegele Acquisition, the Company has completed the following acquisitions during 1996 and 1997:

                                                                                                 PURCHASE PRICE
                                                                                           --------------------------
                                                                           ACQUIRED           STOCK         ASSET
                                                                             DATE          ACQUISITION   ACQUISITION
                                                                      -------------------  -----------  -------------
                                                                                                 (IN MILLIONS)
Ad-Sign, Inc........................................................        January, 1996                 $    12.5
Naegele.............................................................          March, 1996   $    85.0
Paramount Outdoor, Inc..............................................          April, 1996                        .6
Iowa Outdoor Displays...............................................      September, 1996                       1.8
The Chase Company...................................................      September, 1996                       5.8
Outdoor Advertising Holdings, Inc...................................        October, 1996       240.0
Revere Holding Corp.................................................       December, 1996       123.4
Tanner Peck Outdoor.................................................        January, 1997                      73.3
Matthew Acquisition Corp............................................        January, 1997                      40.0

    All acquisitions have been accounted for under the purchase method of accounting. With respect to the stock acquisitions, net deferred taxes of approximately $71.8 million were recorded representing the temporary difference between the tax basis assumed and recorded book value as of the date of acquisition. Goodwill of $219.3 million was also recorded as part of the stock acquisitions. No deferred taxes are required to be recorded for nondeductible goodwill.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
NOA Holding Company

    We have audited the accompanying consolidated balance sheets of NOA Holding Company as of May 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NOA Holding Company as of May 31, 1994 and 1995 and the consolidated results of its operations and cash flows for each of the three years in the period ended May 31, 1995 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

                                          Minneapolis, Minnesota

                                          July 21, 1995

                              NOA HOLDING COMPANY

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                       MAY 31,
                                                                 --------------------   MARCH 31,
                                                                   1994       1995        1996
                                                                 ---------  ---------  -----------
                                                                                       (UNAUDITED)
Current assets:
  Cash.........................................................  $   1,619  $   1,630   $     906
  Accounts receivable, net of allowance for doubtful accounts
    of $346,000 in 1994 and $338,000 in 1995...................      4,384      4,517       3,639
  Other receivables............................................        256        262         126
  Inventories..................................................        267        282         153
  Current portion of prepaid leases............................      1,183      1,098       1,059
  Prepaid expenses.............................................        390        274         191
  Other assets.................................................        150         35         210
                                                                 ---------  ---------  -----------
      Total current assets.....................................      8,249      8,098       6,284
                                                                 ---------  ---------  -----------
Long-term portion of prepaid leases............................        312        509         545
Property and equipment, net (Note 3)...........................     23,562     22,357      14,422
Intangibles, net (Note 4)......................................     17,505     12,374       5,715
                                                                 ---------  ---------  -----------
      Total assets.............................................  $  49,628  $  43,338   $  26,966
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................  $     605  $     650   $     460
  Revolving credit.............................................        200     --          --
  Accrued interest.............................................        598        191         393
  Other accrued expenses.......................................      1,626      1,800       1,705
  Deferred revenue.............................................        100         66         136
  Current portion of long-term debt............................      6,000        608          91
                                                                 ---------  ---------  -----------
      Total current liabilities................................      9,129      3,315       2,785
                                                                 ---------  ---------  -----------
Long-term debt (Note 5)........................................     29,657     30,324       5,072
Other long-term liabilities....................................        577        480         521

                               STOCKHOLDERS' EQUITY (NOTES 8 AND 9)
Preferred stock, par value $.10 per share:
  Authorized shares -- 1,000
  Issued shares -- 1,000.......................................     --         --          --
Class A common stock, par value $.01 per share:
  Authorized shares -- 200,000
  Issued shares -- 81,693.70 in 1994 and 72,919.94 in 1995.....          1          1           1
Class B common stock, par value $.01 per share:
  Authorized shares -- 25,000
  Issued shares -- 13,199.82 in 1994 and 6,172.16 in 1995......     --         --          --
Additional paid-in capital.....................................     19,524     18,857      18,857
Retained deficit...............................................     (9,260)    (9,639)       (270)
                                                                 ---------  ---------  -----------
      Total stockholders' equity...............................     10,265      9,219      18,588
                                                                 ---------  ---------  -----------
      Total liabilities and stockholders' equity...............  $  49,628  $  43,338   $  26,966
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                                TEN MONTHS ENDED
                                                                    YEAR ENDED MAY 31              MARCH 31,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Revenues...................................................  $  33,503  $  33,784  $  37,054  $  30,369  $  28,964
Less agency commissions and discounts......................      4,394      4,082      4,553      3,730      3,570
                                                             ---------  ---------  ---------  ---------  ---------
Net revenue................................................     29,109     29,702     32,501     26,639     25,394

Operating expenses:
  Production...............................................      6,876      6,466      6,472      5,416      4,697
  Real estate rental.......................................      6,763      7,143      7,556      6,212      6,021
  Selling..................................................      2,364      2,773      2,545      2,108      1,803
  General and administrative...............................      4,951      5,294      5,388      4,391      3,509
  Depreciation and amortization............................      6,726      6,816      7,201      6,589      5,073
                                                             ---------  ---------  ---------  ---------  ---------
                                                                27,680     28,492     29,162     24,716     21,103
                                                             ---------  ---------  ---------  ---------  ---------
Operating profit...........................................      1,429      1,210      3,339      1,923      4,291
Interest...................................................      3,613      3,479      3,062      2,601      1,769
Gain on sale of assets.....................................     --         --         --         --         (9,983)
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) before income taxes......................     (2,184)    (2,269)       277       (678)    12,505
Income taxes...............................................     --         --         --         --          2,441
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................................     (2,184)    (2,269)       277       (678)    10,064
Dividends on preferred stock...............................       (594)    --         --         --           (695)
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common shares..............  $  (2,778) $  (2,269) $     277  $    (678) $   9,369
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                        PREFERRED        CLASS A COMMON       CLASS B COMMON
                                          STOCK               STOCK               STOCK          ADDITIONAL
                                     ----------------   -----------------   ------------------    PAID-IN     RETAINED
                                     SHARES   AMOUNT     SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL     DEFICIT
                                     ------   -------   ---------  ------   ---------  -------   ----------   --------
Balance at May 31, 1992............  1,000     $--      81,693.70    $1     13,199.82   $--       $19,228     $ (3,612)
  Dividends declared...............   --        --         --       --         --        --         --            (594)
  Net loss.........................   --        --         --       --         --        --         --          (2,184)
                                                                     --
                                     ------   -------   ---------           ---------  -------   ----------   --------
Balance at May 31, 1993............  1,000      --      81,693.70     1     13,199.82    --        19,228       (6,390)
  Dividends declared...............   --        --         --       --         --        --         --            (305)
  Dividends in-kind................   --        --         --       --         --        --           296         (296)
  Net loss.........................   --        --         --       --         --        --         --          (2,269)
                                                                     --
                                     ------   -------   ---------           ---------  -------   ----------   --------
Balance at May 31, 1994............  1,000      --      81,693.70     1     13,199.82    --        19,524       (9,260)
  Dividends in-kind................   --        --         --       --         --        --           961         (656)
  Proceeds from issuance of
    stock..........................   --        --         --       --       3,852.63    --         --           --
  Stock redemptions relative to the
    sale of Pony Panels............   --        --      (7,599.32)  --      (9,754.26)   --        (1,372)       --
  Repurchases of stock.............   --        --      (1,174.44)  --      (1,126.03)   --          (270)       --
  Compensation expense on stock
    issuances......................   --        --         --       --         --        --            14        --
  Net income.......................   --        --         --       --         --        --         --             277
                                                                     --
                                     ------   -------   ---------           ---------  -------   ----------   --------
Balance at May 31, 1995............  1,000     $--      72,919.94    $1      6,172.16   $--       $18,857     $ (9,639)
  Net income (unaudited)...........   --        --         --       --         --        --         --           9,369
                                                                     --
                                     ------   -------   ---------           ---------  -------   ----------   --------
Balance at March 31, 1996
  (unaudited)......................  1,000     $--      72,919.94    $1      6,172.16   $--       $18,857     $   (270)
                                                                     --
                                                                     --
                                     ------   -------   ---------           ---------  -------   ----------   --------
                                     ------   -------   ---------           ---------  -------   ----------   --------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                TEN MONTHS ENDED
                                                                    YEAR ENDED MAY 31               MARCH 31,
                                                             -------------------------------  ---------------------
                                                               1993       1994       1995       1995        1996
                                                             ---------  ---------  ---------  ---------  ----------
                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..........................................  $  (2,184) $  (2,269) $     277  $    (678) $    9,369
Adjustments to reconcile to net cash provided by operating
  activities:
  Depreciation and amortization............................      6,726      6,816      7,201      6,589       5,073
  Gain on sale of assets...................................     --         --         --         --          (9,983)
  Deferred tax provision...................................                                                     550
  Barter revenue resulting from purchases of equipment.....       (108)    --         --         --          --
  Stock compensation expense...............................     --         --             14     --          --
  Changes in operating assets and liabilities:
    Accounts receivable....................................       (444)       (57)      (320)       118          (7)
    Other current and noncurrent assets....................        (36)       628         98         66        (123)
    Accounts payable.......................................        191        144         45       (108)     --
    Accrued expenses, deferred revenue and other...........          5       (477)       (59)      (231)       (344)
                                                             ---------  ---------  ---------  ---------  ----------
Net cash provided by operating activities..................      4,150      4,785      7,256      5,756       4,535
                                                             ---------  ---------  ---------  ---------  ----------
INVESTING ACTIVITIES
Capital expenditures for signs.............................       (928)    (1,459)    (1,636)    (1,146)     (1,164)
Proceeds from disposal of signs............................        150        301         51         26         106
Other capital expenditures.................................     --           (242)      (338)      (293)       (235)
Proceeds from the sale of assets...........................     --         --            542        542      21,784
                                                             ---------  ---------  ---------  ---------  ----------
Net cash used in investing activities......................       (778)    (1,400)    (1,381)      (871)     20,491
                                                             ---------  ---------  ---------  ---------  ----------
FINANCING ACTIVITIES
Net borrowings from bank...................................     --            200     --         --           1,500
Dividends paid.............................................       (594)      (296)    --         --          --
Increase in preferred stock................................     --         --         --         --             540
Principal payments of bank debt............................     (3,100)    (3,043)    (5,157)    (4,357)    (27,700)
Payments to revise credit agreement........................     --         --           (669)      (668)     --
Principal payments on notes payable........................     --         --            (38)    --             (90)
                                                             ---------  ---------  ---------  ---------  ----------
Net cash used in financing activities......................     (3,694)    (3,139)    (5,864)    (5,025)    (25,750)
                                                             ---------  ---------  ---------  ---------  ----------
Net cash provided..........................................       (322)       246         11       (140)       (724)
Cash at beginning at of period.............................      1,695      1,373      1,619      1,619       1,630
                                                             ---------  ---------  ---------  ---------  ----------
Cash at end of period......................................  $   1,373  $   1,619  $   1,630  $   1,479  $      906
                                                             ---------  ---------  ---------  ---------  ----------
                                                             ---------  ---------  ---------  ---------  ----------

    Supplemental schedule of noncash operating and investing activities:

        The Company sold the net assets of Pony Panels on August 31, 1994 as part of a stock redemption.

        The book value of the net assets sold totaled approximately $1,900,000.

        The Company incurred long-term obligations of $270,000 for stock redemptions made during the year ended May 31, 1995.

        Purchases of equipment resulting from barter agreements totaled $108,000 for the year ended May 31, 1993. There were no such purchases in 1994 and 1995.

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  MAY 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements consolidate the accounts of NOA Holding Company (formerly McCarty Holding Company, Inc.) and its wholly-owned subsidiary, Naegele Outdoor Advertising Company. All intercompany transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    Advertising revenue is recognized monthly over the period in which advertisement displays are posted on the advertising structures. A full month's revenue is recognized in the first month of posting. The direct costs incurred to produce the related advertisements are expensed as incurred. Payments received in advance of billings are recorded as deferred revenue.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Maintenance, repairs and renewals, which neither materially add to the value of the property, nor appreciably prolong its life, are charged to expense as incurred.

    Depreciation of property and equipment is provided on declining balance and straight-line methods over useful lives of 3 to 25 years.

    INTANGIBLE ASSETS

    Intangibles assets are carried and are amortized on the straight-line method over useful lives of 5 to 40 years. Goodwill represents the cost of acquired businesses in excess of amounts assigned to tangible and intangible assets at the date of acquisition.

    INVENTORIES

    Inventories consist principally of supplies and are stated at lower of cost or market as determined on a first-in, first-out basis.

    INCOME TAXES

    Income taxes are computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes".

    BARTER TRANSACTIONS

    The Company occasionally enters into agreements to trade advertising space for goods or services. Prior to December 8, 1992, the Company did not record such arrangements as revenue unless the items bartered for were capital items. The impact on revenues and expense of barter transactions not recorded in fiscal 1993 was $164,000.

    RECLASSIFICATION

    Certain amounts previously reported in 1993 and 1994 have been reclassified to conform to the 1995 presentation.

                              NOA HOLDING COMPANY

                                  MAY 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTERIM FINANCIAL INFORMATION

    The interim financial information as of March 31, 1996 and 1995 and for the ten months then ended has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

2.  ACQUISITIONS

    Effective January 19, 1994, the Company purchased Atlantic Outdoor Advertising, Inc. for $1 million. The acquisition was recorded using the purchase method of accounting for business combinations.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                                             ESTIMATED
                                                                       1994       1995      USEFUL LIFE
                                                                     ---------  ---------  -------------
                                                                        (IN THOUSANDS)
Land...............................................................  $   1,235  $   1,294       --
Advertising structures.............................................     24,825     25,256       20 years
Buildings..........................................................        491        491    10-25 years
Machinery and equipment............................................      1,180      1,201        6 years
Office furniture and equipment.....................................      1,896      1,865     5-10 years
Automobiles and trucks.............................................      1,045      1,124        5 years
Other..............................................................        384        370     3-10 years
                                                                     ---------  ---------
                                                                        31,056     31,601
Less accumulated depreciation......................................      7,494      9,244
                                                                     ---------  ---------
                                                                     $  23,562  $  22,357
                                                                     ---------  ---------
                                                                     ---------  ---------

4.  INTANGIBLES

    The intangibles consisted of the following:

                                                                                               ESTIMATED
                                                                          1994       1995     USEFUL LIFE
                                                                        ---------  ---------  -----------
                                                                           (IN THOUSANDS)
Advertising site leases...............................................  $  22,760  $  21,762     7 years
Covenant not to compete...............................................      3,118      3,129     5 years
Goodwill..............................................................      2,159      2,030    40 years
Loan costs............................................................      2,028      2,697     6 years
Organization costs....................................................        506        503     5 years
                                                                        ---------  ---------
                                                                           30,571     30,121
Less accumulated amortization.........................................     13,066     17,747
                                                                        ---------  ---------
                                                                        $  17,505  $  12,374
                                                                        ---------  ---------
                                                                        ---------  ---------

    The advertising site leases and covenant not to compete were recorded as a result of an acquisition in May 1991. Their cost represents management's best estimate of the fair value at the date of acquisition.

                              NOA HOLDING COMPANY

                                  MAY 31, 1995

4.  INTANGIBLES (CONTINUED)
The loan costs represent fees paid to obtain a bank term loan and line of credit in 1991 and to refinance the term loan and line of credit in August 1994. In connection with the loan refinancing, the Company wrote-off approximately $1 million of unamortized loan costs. The organization costs are management's estimate of the portion of various fees paid which are allocable to this asset.

5.  DEBT

    Long-term debt consists of the following at May 31:

                                                                            1994       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Revolving Credit Commitment under the Amended and Restated Credit
  Agreement dated August 31, 1994.......................................  $  --      $  30,700
Term loans under the Credit Agreement dated as of May 22, 1991..........     35,657     --
Revolving Credit Loan under the Credit Agreement dated as of May 22,
  1991..................................................................        200     --
Subordinated note payable, annual installments of $52 through July 1997,
  plus quarterly interest payments at prime.............................     --            157
Subordinated notes payable, annual installments of $38 through March
  1997, plus quarterly interest payments at prime.......................     --             75
                                                                          ---------  ---------
                                                                             35,857     30,932
Less current portion....................................................      6,200        608
                                                                          ---------  ---------
                                                                          $  29,657  $  30,324
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Company amended and restated its bank Credit Agreement on August 31, 1994 and established a Revolving Credit Commitment of up to $38,000,000 and an Acquisition Loan Commitment of up to $5,000,000. Both commitments decrease quarterly each fiscal year and terminate on February 28, 2001. The available Revolving Credit Commitment at May 31, 1995 was $32,800,000. At year end there were no borrowings against the $5,000,000 Acquisition Loan Commitment. As part of the Agreement, interest on the first $20,000,000 of debt is payable under an Interest Rate Protect Plan ("IPP"). The IPP provides for a fixed rate of 6.28% plus applicable margin (2.5% at May 31, 1995) for a period of three years and began August 5, 1994. The Amended and Restated Credit Agreement also enables the Company to borrow the remainder of the debt at a rate equal to either the Loan Interbank Offered Rate (LIBOR) plus 3.0% or at the Lending Agent's base rate plus 1.75%. In addition, the Company can realize lower borrowing rates if certain financial results are achieved. At May 31, 1995, the interest rate in effect was LIBOR plus 2.5%.

    The Company is obligated to pay loan commitment fees to the banks equal to one-half of 1% of the average daily unused portion of the commitments.

    The bank has issued a letter of credit to the Company's insurance carrier totaling $323,000 at the end of fiscal 1994 and 1995.

    All common shares of the Company are pledged as collateral for the Credit Agreement; accordingly, substantially all of the Company's assets are effectively pledged as collateral.

    The Credit Agreement contains certain restrictive covenants which the Company must comply with on a continuing basis. The Company is restricted as to borrowings, dividend payments, acquisitions, stock repurchases, sales of assets and capital expenditures.

                              NOA HOLDING COMPANY

                                  MAY 31, 1995

5.  DEBT (CONTINUED)
    During fiscal 1995, the Company entered into certain stock redemption agreements to repurchase 1,174.44 shares of Class A Common Stock and 1,126.03 shares of Class B Common Stock. As part of the agreements, the Company issued subordinated promissory notes totaling approximately $270,000.

    Total interest paid on all debt was $3,849,000, $3,528,000 and $3,468,000 for fiscal 1993, 1994 and 1995, respectively.

    Aggregate annual maturities of long-term debt during the five-year period ending May 31, 2000 are (in thousands):

Year ending May 31:
    1996............................................................  $     608
    1997............................................................      4,365
    1998............................................................      6,227
    1999............................................................      7,600
    2000............................................................      7,600

6.  INCOME TAXES

    At May 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $8.0 million. These carryforwards expire between May 31, 2006 and 2010. During the current fiscal year, the Company utilized approximately $625,000 of net operating loss carryforwards to offset current year taxable income.

    Components of deferred tax assets and liabilities are (in thousands):

                                                                               1994       1995
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Deferred tax assets:
  Loss carryforward........................................................  $   3,403  $   3,145
  Accrued expenses.........................................................        249        207
  Loan cost amortization...................................................     --            343
                                                                             ---------  ---------
                                                                                 3,652      3,695
Deferred tax liabilities:
  Depreciation.............................................................        857      1,090
  Bad debt allowance.......................................................         33         36
                                                                             ---------  ---------
                                                                                   890      1,126
                                                                             ---------  ---------
Net deferred tax assets before valuation allowance.........................      2,762      2,569
Less valuation allowance...................................................      2,762      2,569
                                                                             ---------  ---------
Net deferred tax assets....................................................  $  --      $  --
                                                                             ---------  ---------
                                                                             ---------  ---------

7.  EMPLOYEE BENEFIT PLAN

    The Company has a voluntary defined contribution 401(k) savings and retirement plan for the benefit of its nonunion employees who may contribute from 3% to 10% of their compensation. The Company has no obligation to contribute to the plan and made no contribution for fiscal 1993, 1994 and 1995.

                              NOA HOLDING COMPANY

                                  MAY 31, 1995

8.  REDEEMABLE PREFERRED STOCK

    The preferred stock is redeemable, subject to certain restrictions, by the Company at a price equal to its value as carried on the financial statements. The Company also has the right to convert the preferred stock to debt at a rate of $1,000 principal of debt to $1,000 liquidation value of the preferred stock. The liquidation value of each of share of preferred stock is $7,699 and $8,660 at May 31, 1994 and 1995, respectively. After May 22, 2001, the preferred shareholders have the right to control the Board of Directors for the purpose of selling the Company.

    Subject to certain bank restrictions, dividends on the preferred shares are payable semi-annually at the rate of 8% either in cash or in-kind payments which increase the liquidation value of the preferred stock. Should operating profits exceed certain targets, the dividend rate increases to 12%. The minimum targets for fiscal 1996 are $9,259 for each six month period.

9.  COMMON STOCK AND WARRANT

    The Class B common stock is entirely owned by key employees and officers. The ownership vests over a period of five years. In the event of a sale or liquidation of the Company, the Class A common stock has a 10% return preference over the Class B common stock.

    During fiscal 1995, the Company implemented a stock purchase plan for its key employees. Under the plan, 4,253 shares of Class B common stock will be granted to the employees at a purchase price of $.10 per share. The shares will vest over a five year period. Approximately 3,853 shares had been granted by May 31, 1995.

    Additionally, a warrant to purchase 5,000 shares of Class A common stock at $144.75 per share was outstanding at May 31, 1994 and 1995. The warrant expires on May 22, 2006 and has no voting rights.

10. SALES OF PONY PANELS

    Only July 22, 1994, the Company entered into an agreement with The McCarty Company ("McCarty") under which McCarty acquired all of the assets of the Pony Panels division (excluding cash) in exchange for McCarty's assumption of Pony Panel's liabilities, delivery of 7,599.32 shares of Class A Common Stock and 9,754.26 shares of Class B Common Stock of NOA Holding Company, and cash in the amount of $542.

11. COMMITMENTS AND CONTINGENCIES

    The City of Jacksonville, Florida has enacted a number of ordinances which would require the removal of outdoor advertising structures which are not located on federal aid primary and/or interstate highways. Management has vigorously contested the validity of these ordinances for the last four years. In March 1995, the Company reached a settlement with the City of Jacksonville and Capsigns, Inc. and has agreed to remove 711 billboards faces over a period of 20 years.

    The Company is also involved in litigation with various other municipalities and regulatory agencies as the result of condemnation proceedings and licensing and permit renewal disputes, which could result in the removal of advertising structures.

    Management believes, based upon the information currently available, that the settlement with the City of Jacksonville and Capsigns, Inc., along with the outcomes of the various actions described above, will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

                              NOA HOLDING COMPANY

                                  MAY 31, 1995

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    During fiscal 1995, the Company became a party to certain material litigation. The action alleges that a former billposting employee, while in the process of posting a billboard, fell to the ground (because the platform on which he was working gave way) and suffered significant injuries. It is alleged that these injuries have precluded him from seeking any gainful employment. This matter involves a significant level issue concerning the exclusive remedy provision of workers' compensation law in Minnesota. Minnesota law provides that an employer providing workers' compensation benefits is immune from tort liability. It is the Company's contention that, because the Company provided workers' compensation benefits to the former employee, the Company is entitled to tort immunity.

    The Plaintiff disputes the Company's interpretation of the law and argues that the tort suit can go forward. This matter was argued before a trial judge on February 28, 1995, who ruled in favor of the Plaintiff. An appeal to the Minnesota Court of Appeals is currently pending.

    The Plaintiff has also made a demand of approximately $4.9 million for lost wages and pain and suffering. An attempt to amend this complaint and state a claim for punitive damages has also been made. The Court has not yet acted on the amendment.

    At this time it is not possible to estimate the probable outcome of these actions and, accordingly, the Company has not established a reserve for the outcome of this litigation.

    The Company leases the facility in Minneapolis from the Company's preferred stockholder with annual rents of $480,000, exclusive of operating costs, which commenced May of 1993 and continues through May of 2001.

    The Company is required to make the following minimum operating lease payments for equipment and facilities under noncancelable lease agreements (in thousands):

Year ending May 31:
    1996............................................................  $     552
    1997............................................................        552
    1998............................................................        552
    1999............................................................        557
    2000............................................................        557
    Thereafter......................................................        704
                                                                      ---------
                                                                      $   3,474
                                                                      ---------
                                                                      ---------

    Rent expense for operating leases for the years ended May 31, 1993, 1994 and 1995 totaled $6,950,000, $6,837,000 and $7,268,000, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Universal Outdoor Holdings, Inc.

    We have audited the accompanying statement of revenues and direct expenses of Ad-Sign for the year ended December 31, 1995. This statement is the responsibility of the company's management. Our responsibility is to express an opinion on this statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the statement of revenues and direct expenses audited by us presents fairly, in all material respects, the revenues and direct expenses of Ad-Sign for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

PRICE WATERHOUSE LLP

June 14, 1996
Chicago, Illinois

                                    AD-SIGN

                   STATEMENT OF REVENUES AND DIRECT EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

Gross revenues......................................................................  $   2,804
Less agency commissions.............................................................        224
                                                                                      ---------
  Net revenues......................................................................      2,580
                                                                                      ---------

Direct expenses:
  Direct advertising expenses.......................................................        338
  General and administrative expenses...............................................        402
  Depreciation and amortization.....................................................        454
                                                                                      ---------
                                                                                          1,194
                                                                                      ---------
Operating income....................................................................  $   1,386
                                                                                      ---------
                                                                                      ---------

    See accompanying notes to the statement of revenues and direct expenses.

                                    AD-SIGN

             NOTES TO THE STATEMENT OF REVENUES AND DIRECT EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1995

NOTE 1 -- BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS:

    The Statement of Revenues and Direct Expenses for the year ended December 31, 1995 presents revenues from contracts for the 160 advertising display faces acquired from Ad-Sign, Inc. by Universal Outdoor Holdings, Inc. (Universal) in the first quarter of 1996. This financial statement excludes operating expenses which are not directly related to the assets acquired by Universal. Although Universal only acquired certain assets of Ad-Sign, Inc., this acquisition meets the criteria for a "business acquired" in accordance with Regulation S-X, Rule 3-05 of the Securities Exchange Act of 1934.

    Ad-Sign is an outdoor advertising company which owns and operates outdoor advertising display faces principally in Chicago, Illinois. Ad-Sign sells outdoor advertising space to national, regional and local advertisers.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

    The preparation of the statement of revenues and direct expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. The significant accounting policies used in the preparation of these financial statements are as follows.

REVENUES AND DIRECT EXPENSES

    Advertising revenues are generated from contracts with advertisers generally covering periods of one to twelve months. Ad-Sign recognizes revenues ratably over the contract term and defers customer prepayment of advertising fees. Costs incurred for the production of outdoor advertising displays are recognized in the initial month of the contract or as incurred during the contract period.

PREPAID LAND RENTS

    Most of Ad-Sign's outdoor advertising structures are located on leased land. Land rents are typically paid in advance for periods ranging from one to twelve months. Prepaid land rents are expenses ratably over the related rental term.

NOTE 3 -- SUBSEQUENT EVENT:

    In the first quarter of 1996, Ad-Sign, Inc. entered into an asset purchase agreement with Universal Outdoor Holdings, Inc. Under this agreement, Universal purchased 160 advertising display faces in the Chicago market for $12.5 million.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
POA Acquisition Corporation

    We have audited the accompanying balance sheets of POA Acquisition Corporation as of December 31, 1995 and 1994, and the related statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of POA Acquisition Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the financial statements, the 1994 financial statements have been restated to reflect the correction of an error in the calculation of the provision for income taxes.

                                          Ernst & Young LLP

Orlando, Florida
April 1, 1996, except for Note 16
 as to which the date is
 August 27, 1996

                          POA ACQUISITION CORPORATION
                                 BALANCE SHEETS
                                     ASSETS

                                                                              DECEMBER 31,
                                                                      ----------------------------
                                                                                         1995
                                                                                     -------------  SEPTEMBER 30
                                                                                                    -------------
                                                                          1994                          1996
                                                                      -------------                 -------------
                                                                       (RESTATED)                    (UNAUDITED)
Current assets:
  Cash..............................................................  $     727,690  $     811,352  $   3,534,128
  Accounts receivable...............................................      4,482,520      5,631,320      6,746,361
  Prepaid expenses..................................................      1,698,539      1,822,964      2,576,998
  Prepaid income taxes..............................................         51,629         43,875         43,875
  Deferred income taxes.............................................      2,596,951      3,213,848      3,314,000
                                                                      -------------  -------------  -------------
    Total current assets............................................      9,557,329     11,523,359     16,215,362
Deferred income taxes...............................................     14,269,374     11,835,410     10,040,258
Property, plant and equipment, net..................................     20,112,931     23,005,058     32,821,811
Other assets........................................................     46,266,092     41,854,491     38,741,579
                                                                      -------------  -------------  -------------
                                                                      $  90,205,726  $  88,218,318  $  97,819,010
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............................  $   3,432,619  $   2,992,112  $   4,289,460
  Current portion of long-term debt.................................      8,061,214      9,109,419      9,109,419
  Notes payable.....................................................       --             --              416,000
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................     11,493,833     12,101,531     13,814,879
Long-term debt, less current portion................................     70,210,555     65,603,203     71,682,647
Shareholder's equity
  Common stock, $.01 par value:
    Authorized shares -- 2,000,000
    Issued and outstanding shares -- 100 in 1995 and 1994...........              1              1              1
  Additional paid-in capital........................................     45,419,909     45,419,909     45,419,909
  Accumulated deficit...............................................    (36,918,572)   (34,906,326)   (33,098,426)
                                                                      -------------  -------------  -------------
    Total shareholder's equity......................................      8,501,338     10,513,584     12,321,484
                                                                      -------------  -------------  -------------
                                                                      $  90,205,726  $  88,218,318  $  97,819,010
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                          POA ACQUISITION CORPORATION
                            STATEMENTS OF OPERATIONS

                                                                                     FOR THE NINE MONTHS ENDED
                                            FOR THE YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                       -------------------------------------------  ----------------------------
                                           1993           1994           1995           1995           1996
                                       -------------  -------------  -------------  -------------  -------------
                                                       (RESTATED)                           (UNAUDITED)
Advertising revenues.................  $  37,456,464  $  41,737,266  $  45,830,359  $  33,333,588  $  38,380,932
Less commissions and discounts.......     (3,362,525)    (3,865,492)    (4,393,319)    (3,188,699)    (3,520,734)
                                       -------------  -------------  -------------  -------------  -------------
                                          34,093,939     37,871,774     41,437,040     30,144,889     34,860,198
                                       -------------  -------------  -------------  -------------  -------------
Expenses:
  Operating..........................     10,493,219     11,151,065     11,775,891      8,775,349     10,077,666
  Selling, general and
    administrative...................      9,413,920     10,283,413     10,698,212      7,551,805      9,307,799
  Amortization.......................      4,853,633      5,208,589      5,061,849      3,811,034      3,811,034
  Depreciation.......................      2,871,608      2,878,346      2,545,182      1,870,249      2,547,946
                                       -------------  -------------  -------------  -------------  -------------
                                          27,632,380     29,521,413     30,081,134     22,008,437     25,744,445
                                       -------------  -------------  -------------  -------------  -------------
Income from operations...............      6,461,559      8,350,361     11,355,906      8,136,452      9,115,753
                                       -------------  -------------  -------------  -------------  -------------
Other income (expense):
  Interest expense...................     (5,866,923)    (7,012,646)    (7,346,241)    (5,560,143)    (5,548,379)
  Loss on sale of a division.........       --             (494,824)      --             --             --
  Gain (loss) on disposal of property
    and equipment, net...............       (446,151)      (329,056)       (64,332)      (399,572)      (346,974)
  Interest and other income..........        167,360         24,412         42,244         31,600        367,500
                                       -------------  -------------  -------------  -------------  -------------
                                          (6,145,714)    (7,812,114)    (7,368,329)    (5,928,115)    (5,527,853)
                                       -------------  -------------  -------------  -------------  -------------
Income before income taxes and
 extraordinary item..................        315,845        538,247      3,987,577      2,208,337      3,587,900
Provision for income taxes:
  Current............................        100,158         37,572        158,264         92,000        150,000
  Deferred...........................        478,263      1,256,910      1,817,067      1,002,000      1,630,000
                                       -------------  -------------  -------------  -------------  -------------
                                             578,421      1,294,482      1,975,331      1,094,000      1,780,000
                                       -------------  -------------  -------------  -------------  -------------
Income (loss) before extraordinary
 item................................       (262,576)      (756,235)     2,012,246      1,114,337      1,807,900
Extraordinary item:
  (Loss) gain on early extinguishment
    of debt, net of income tax
    expense (benefit) of ($147,350)
    and $50,000......................       --             (244,552)      --             --             --
                                       -------------  -------------  -------------  -------------  -------------
Net income (loss)....................  $    (262,576) $  (1,000,787) $   2,012,246  $   1,114,337  $   1,807,900
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

                            See accompanying notes.

                          POA ACQUISITION CORPORATION
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                     ADDITIONAL                        TOTAL
                                            COMMON     PREFERRED      PAID-IN       ACCUMULATED    SHAREHOLDER'S
                                             STOCK       STOCK        CAPITAL         DEFICIT          EQUITY
                                           ---------  -----------  --------------  --------------  --------------
Balance at January 1, 1993...............  $       1  $    12,237  $   57,644,726  $  (28,262,869) $   29,394,095
  Net loss for 1993......................     --          --             --              (262,576)       (262,576)
                                           ---------  -----------  --------------  --------------  --------------
Balances at December 31, 1993............          1       12,237      57,644,726     (28,525,445)     29,131,519
  Net loss for 1994 (restated)...........     --          --             --            (1,000,787)     (1,000,787)
  Issuance of preferred stock............     --          550,000       4,950,000        --             5,500,000
  Redemption of preferred stock..........     --         (562,237)    (17,174,817)       --           (17,737,054)
  Cumulative preferred stock dividends...     --          --             --            (7,392,340)     (7,392,340)
                                           ---------  -----------  --------------  --------------  --------------
Balance at December 31, 1994
 (restated)..............................          1      --           45,419,909     (36,918,572)      8,501,338
  Net income for 1995....................     --          --             --             2,012,246       2,012,246
                                           ---------  -----------  --------------  --------------  --------------
Balance at December 31, 1995.............          1      --           45,419,909     (34,906,326)     10,513,584
Net income for the nine months ended
 September 30, 1996 (unaudited)..........     --          --             --             1,807,900       1,807,900
                                           ---------  -----------  --------------  --------------  --------------
                                           $       1  $   --       $   45,419,909  $  (33,098,426) $   12,321,484
                                           ---------  -----------  --------------  --------------  --------------
                                           ---------  -----------  --------------  --------------  --------------

                            See accompanying notes.

                          POA ACQUISITION CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                                             FOR THE NINE MONTHS
                                                      FOR THE YEARS ENDED DECEMBER 31,        ENDED SEPTEMBER 30
                                                   --------------------------------------  ------------------------
                                                      1993                       1995         1995         1996
                                                   -----------                -----------  -----------  -----------
                                                                    1994
                                                                ------------
                                                                 (RESTATED)                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)................................  $  (262,576) $ (1,000,787) $ 2,012,246  $ 1,114,337  $ 1,807,900
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Amortization...................................    4,853,633     5,208,589    5,061,849    3,811,034    3,811,034
  Depreciation...................................    2,871,608     2,878,346    2,545,182    1,870,249    2,547,946
  Deferred income taxes..........................      478,263     1,123,867    1,817,067    1,002,000    1,695,000
  Loss on sale of division.......................    1,367,286       494,824      --           --           --
  Loss on disposal of property and equipment,
    net..........................................      446,151       329,056       64,332      --           346,977
  Provision for bad debts........................      122,694       375,190       64,285      --           176,000
  Changes in operating assets and liabilities:
    Increase in accounts receivable..............     (677,585)     (523,087)  (1,213,085)    (581,542)    (957,596)
    Increase in prepaid expenses.................      (68,365)     (253,802)    (124,425)     (62,829)    (574,486)
    Decrease (increase) in prepaid income taxes..      (78,843)      (27,786)       7,754      --           --
    Decrease (increase) in other assets..........          862    (2,511,167)    (500,248)     --          (126,183)
    (Increase) decrease in accounts payable and
      accrued expenses...........................      867,753       772,507     (440,507)     871,538    1,253,284
                                                   -----------  ------------  -----------  -----------  -----------
Net cash provided by operating activities........    9,920,881     6,865,750    9,294,450    8,024,787    9,979,876
INVESTING ACTIVITIES
Proceeds from sale of division...................      --          2,000,000      --           --           --
Proceeds from disposal of property and
 equipment.......................................      160,450       101,463      227,854      --           367,500
Purchases of property, plant and equipment.......   (2,586,418)   (1,787,528)  (5,729,495)  (4,687,306)  (3,805,706)
Purchaser of other assets........................      --            --           --          (135,250)     --
Purchases of intangibles.........................      --            --          (150,000)     --        (9,898,338)
                                                   -----------  ------------  -----------  -----------  -----------
Net cash (used in) provided by investing
 activities......................................   (2,425,968)      313,935   (5,651,641)  (4,822,556) (13,336,544)
FINANCING ACTIVITIES
Proceeds from long-term borrowings...............      133,500    83,023,442    4,500,000    3,000,000   13,147,633
Payments of long-term debt.......................   (8,151,871)  (70,696,101)  (8,059,147)  (6,044,831)  (7,068,189)
Proceeds from issuance of preferred stock........      --          5,500,000      --           --           --
Redemption of preferred stock....................      --        (17,737,054)     --           --           --
Dividends paid...................................      --         (7,392,340)     --           --           --
                                                   -----------  ------------  -----------  -----------  -----------
Net cash (used in) provided by financing
 activities......................................   (8,018,371)   (7,302,053)  (3,559,147)  (3,044,831)   6,079,444
                                                   -----------  ------------  -----------  -----------  -----------
Net increase (decrease) in cash..................     (523,458)     (122,368)      83,662      157,400    2,722,776
Cash at beginning of year........................    1,373,516       850,058      727,690      727,690      811,352
                                                   -----------  ------------  -----------  -----------  -----------
Cash at end of year..............................  $   850,058  $    727,690  $   811,352  $   885,090    3,534,128
                                                   -----------  ------------  -----------  -----------  -----------
                                                   -----------  ------------  -----------  -----------  -----------

                            See accompanying notes.

                          POA ACQUISITION CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1 -- ORGANIZATION

    On January 31, 1989, Outdoor Advertising Holdings, Inc. (Holdings) contributed its shares of POA Acquisition Corporation (Company) common stock, along with cash, to Peterson Acquisition, Inc. (Acquisition), a wholly-owned subsidiary of Holdings. Acquisition immediately purchased the Company's outstanding common shares under the terms of an Agreement and Plan of Merger dated December 21,1988. Acquisition was subsequently merged into the Company and its outstanding shares were converted into one hundred shares of the Company's common stock.

    The merger was accounted for as a purchase with a purchase price of $33,279,550 (including acquisition costs of $4,448,023). Certain individuals, who were former shareholders of the Company, own shares of Holdings and are included in the management of Holdings and the Company. The Company allocated the purchase price among the assets acquired and liabilities assumed, based upon the respective fair values of the assets and liabilities, with the excess purchase price recorded as goodwill.

    The Company provides outdoor advertising services in the states of Florida, South Carolina and Tennessee. Approximately 70% of the business is in the State of Florida.

NOTE 2 -- RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS

    In October 1994, the Company sold certain assets, liabilities and the business of its Orangeburg Division. In determining the gain or loss on the sale for tax purposes, approximately $2,500,000 of goodwill was incorrectly included in the calculation. The 1994 financial statements have been restated to reflect the correction of this error resulting in a decrease in income before extraordinary item and an increase in net loss of $956,000 from the amounts previously reported.

NOTE 3 -- ACCOUNTING POLICIES

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation for financial reporting purposes is computed by the straight-line method over the estimated useful lives of the various classes of assets as follows:

                                                                       28-30
Buildings.......................................................       years
Advertising structures..........................................    12 years
Equipment.......................................................   2-7 years

    The Company uses the accelerated Cost Recovery System and the Modified Accelerated Cost Recovery System for income tax reporting purposes.

    OTHER ASSETS

    Loan costs incurred in connection with obtaining financing have been deferred and are being amortized over the life of the loans. Goodwill represents the excess of the cost of acquired businesses over the fair market value at acquisition of the specifically identified assets.

    Intangible assets are being amortized over the following periods:

                                                                        8-10
Advertising structure leases.....................................      years
Goodwill.........................................................   40 years
Deferred loan costs..............................................  1-6 years

    INCOME TAXES

    The Company follows the liability method of accounting for income taxes. Deferred income taxes relate to the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 3 -- ACCOUNTING POLICIES (CONTINUED)
    ADVERTISING REVENUE

    Advertising revenue is recognized ratably on a monthly basis over the period in which advertisement displays are posted on the advertising structures.

    ADVERTISING STRUCTURE RENTALS

    Advertising structure lease rentals are generally paid in advance and charged to expense over the life of the lease.

    INTEREST RATE SWAP AND INTEREST CAP AGREEMENTS

    The Company has entered into interest rate swap and interest rate cap agreements to effectively convert a portion of its variable-rate borrowings into fixed-rate obligations. The amount to be received or paid related to these agreements is recognized over the lives of the agreements as an adjustment to interest expense.

    BARTER TRANSACTIONS

    The Company enters into agreements to provide outdoor advertising services in exchange for various goods and services of their customers. Revenue recognized from these transactions approximated $1,497,000, $830,000 and $0 in 1995, 1994 and 1993, respectively.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts receivable, accounts payable and long-term debt at December 31, 1995 approximate fair value.

    ACCOUNTING STANDARD

    In March 1995, the FASB issued Statement No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. As of December 31, 1995 there were no indications of impairment that would effect the carrying value of assets.

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of September 30, 1996 and 1995 and for the nine months then ended has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 4 -- ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following:

                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1995          1994
                                                                              ------------  ------------
Trade.......................................................................  $  5,701,472  $  4,493,568
Employee notes and other....................................................       463,300       458,119
                                                                              ------------  ------------
                                                                                 6,164,772     4,951,687
Less allowance for uncollectible accounts...................................      (533,452)     (469,167)
                                                                              ------------  ------------
                                                                              $  5,631,320  $  4,482,520
                                                                              ------------  ------------
                                                                              ------------  ------------

    Included in employee notes and other are notes and accrued interest aggregating $299,269 in 1995 and $279,473 in 1994 from common shareholders.

NOTE 5 -- PREPAID EXPENSES

    Prepaid expenses consist of the following:

                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1995          1994
                                                                              ------------  ------------
Lease rental payments.......................................................  $  1,261,795  $  1,065,874
Maintenance supplies........................................................        94,581       133,268
Other.......................................................................       466,588       499,397
                                                                              ------------  ------------
                                                                              $  1,822,964  $  1,698,539
                                                                              ------------  ------------
                                                                              ------------  ------------

NOTE 6 -- PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and consist of the following:

                                                                                   DECEMBER 31,
                                                                          ------------------------------
                                                                               1995            1994
                                                                          --------------  --------------
Land....................................................................  $    2,466,681  $    2,466,681
Buildings...............................................................       2,074,084       2,011,256
Advertising structures..................................................      31,857,123      27,446,874
Equipment...............................................................       3,602,942       2,978,167
                                                                          --------------  --------------
                                                                              40,000,830      34,902,978
Less accumulated depreciation...........................................     (16,995,772)    (14,790,047)
                                                                          --------------  --------------
                                                                          $   23,005,058  $   20,112,931
                                                                          --------------  --------------
                                                                          --------------  --------------

NOTE 7 -- OTHER ASSETS

    Other assets consist of the following:

                                                                                   DECEMBER 31,
                                                                          ------------------------------
                                                                               1995            1994
                                                                          --------------  --------------
Goodwill................................................................  $   45,239,949  $   45,239,949
Advertising structure leases, at cost...................................      26,096,863      26,021,863
Non-compete and other, at cost..........................................       6,495,641       6,420,390
Deferred loan costs.....................................................       3,403,068       2,903,068
                                                                          --------------  --------------
                                                                              81,235,521      80,585,270
Less accumulated amortization...........................................     (39,381,027)    (34,319,178)
                                                                          --------------  --------------
                                                                          $   41,854,494  $   46,266,092
                                                                          --------------  --------------
                                                                          --------------  --------------

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 8 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1995          1994
                                                                              ------------  ------------
Trade accounts payable......................................................  $  1,285,008  $  1,794,814
Accrued compensation and other..............................................     1,677,573     1,623,766
Accrued interest............................................................        29,531        14,039
                                                                              ------------  ------------
                                                                              $  2,992,112  $  3,432,619
                                                                              ------------  ------------
                                                                              ------------  ------------

NOTE 9 -- LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                               1995           1994
                                                                           -------------  -------------
Notes payable to banks...................................................  $  74,500,000  $  78,000,000
Other long-term debt.....................................................        212,622        271,769
                                                                           -------------  -------------
                                                                              74,712,622     78,271,769
Less amounts due within one year.........................................     (9,109,419)    (8,061,214)
                                                                           -------------  -------------
                                                                           $  65,603,203  $  70,210,555
                                                                           -------------  -------------
                                                                           -------------  -------------

    In January 1994, the Company refinanced its notes payable to banks, paid off the unsecured subordinated notes payable to investment banking firms and redeemed the 14% Series A senior redeemable cumulative preferred stock with term notes and revolving credit notes totaling $83,000,000 and $7,000,000, respectively. Notes payable to banks are term notes and revolving credit notes are secured by all assets and common stock of the Company. Interest is charged on borrowings under the term notes and revolving credit notes at the Company's discretion at either a Eurodollar base rate or an ABR rate determined in accordance with the terms of the Credit Agreement. Interest on the term notes is currently charged at a Eurodollar base rate determined at each interest renewal period. The December 31, 1995 term notes consist of a $54,500,000 borrowing at 8.19% and a $20,000,000 borrowing at 10.94%. On December 29, 1995, the Company amended its Credit Agreement to allow for an additional $50,000,000 line of credit available for acquisitions. No borrowings under this amendment have occurred. Long-term debt maturities over the next five years are approximately as follows: 1996 -- $9,107,000: 1997 -- $11,051,000: 1998 -- $13,048,000: 1999
-- $21,505,000: 2000 -- $20,000,000 and $0 thereafter.

    The refinancing of the notes payable in 1994 resulted in an extraordinary loss of $391,902 as a result of writing-off the unamortized portion of deferred loan costs related to those borrowings.

    The Company entered into interest rate swap and interest rate cap agreements that expire in 1997 with a notional amount of $40,000,000 at December 31, 1995 to reduce the impact of changes in interest rates on its variable rate long-term debt.

    The counterpart to the agreements is a major financial institution. In the event a counterparty fails to meet the terms of an interest rate swap or interest rate cap agreement, the Company's exposure is limited to the interest rate differential. Credit loss from counterparty nonperformance is not anticipated.

    The Company paid approximately $7,331,000, $7,570,000 and $4,301,000 in cash for interest in 1995, 1994 and 1993, respectively.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 10 -- EMPLOYEE BENEFITS PLANS

    The Company has a discretionary defined contribution plan which provides retirement benefits to substantially all employees. The contributions made to this plan were approximately $100,000 in 1995 and 1994, respectively and $110,000 in 1993.

NOTE 11 -- INCOME TAXES

    At December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $43,600,000 for income tax purposes available to offset future taxable income through 2006 to 2009. The Company was subject to alternative minimum tax which is imposed at a 20% rate on the corporation's alternative minimum taxable income in 1995. The alternative minimum tax expense for 1995 was $132,800 and $100,158 for 1993. The tax paid will be allowed as a credit carryover against regular tax in future periods. Net operating loss carryforwards for alternative minimum tax purposes are approximately $38,900,000. For financial reporting purposes, no valuation allowance has been recognized to offset the deferred tax assets related to these carryforwards. The tax benefit of any net operating losses which are not utilized will be recognized as a current year expense in the year of expiration.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1995, are attributable to the bad debt allowance, depreciation and amortization differences, alternative minimum tax, and net operating loss carryforwards.

    Components of the provision for income taxes for each year are as follows:

                                                                                YEAR ENDED
                                                                               DECEMBER 31,
                                                                  --------------------------------------
                                                                      1995                       1993
                                                                  ------------      1994      ----------
                                                                                ------------
                                                                                 (RESTATED)
Current
  Federal.......................................................  $    132,754  $     11,522  $  100,158
  State.........................................................        25,510        26,050      --
                                                                  ------------  ------------  ----------
Total current...................................................  $    158,264  $     37,572  $  100,158
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------
Deferred:
  Federal.......................................................  $  1,532,587  $  1,073,054  $  432,500
  State.........................................................       284,480       183,856      45,763
                                                                  ------------  ------------  ----------
Total deferred..................................................  $  1,817,067  $  1,256,910  $  478,263
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------

    The provision for income taxes included in the statements of operations differs from the amounts computed by applying the statutory rate to income before income taxes as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------
                                                                      1995                       1993
                                                                  ------------      1994      ----------
                                                                                ------------
                                                                                 (RESTATED)
Income tax expense at the statutory rate........................  $  1,355,776  $    183,004  $  107,387
Goodwill........................................................       387,017       942,732     481,136
Meals and entertainment.........................................        17,432        21,214       7,959
State taxes, net of federal benefit.............................       204,593       138,538      30,204
Other...........................................................        10,513         8,994     (48,265)
                                                                  ------------  ------------  ----------
                                                                  $  1,975,331  $  1,294,482  $  578,421
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 11 -- INCOME TAXES (CONTINUED)
    Components of deferred tax assets for each year are as follows:

                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                               1995
                                                                           -------------      1994
                                                                                          -------------
                                                                                           (RESTATED)
Current deferred tax assets:
  Net operating loss carryforward........................................  $   3,000,000  $   2,444,000
  Charitable contribution carryforward...................................          2,050       --
  Prepaid expenses.......................................................        (82,331)      (114,184)
  Bad debt allowance.....................................................        254,347        176,407
  Accrued liabilities....................................................         39,782         90,728
                                                                           -------------  -------------
Total current deferred tax assets........................................  $   3,213,848  $   2,596,951
                                                                           -------------  -------------
                                                                           -------------  -------------
Noncurrent deferred tax assets:
  Property and equipment.................................................  $     141,450  $      87,150
  Intangible assets......................................................     (1,961,941)    (2,224,357)
  Alternative minimum tax credit.........................................        276,112        148,370
  Net operating loss carryforward........................................     13,391,143     16,269,565
  State income taxes.....................................................        (11,354)       (11,354)
                                                                           -------------  -------------
                                                                           $  11,835,410  $  14,269,374
                                                                           -------------  -------------
                                                                           -------------  -------------

    The Company paid income taxes of $149,000, $48,000 and $104,000 in 1995, 1994 and 1993, respectively.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases office space under various non-cancelable operating leases. Minimum lease payments under these leases are approximately as follows:
1996 -- $151,000; 1997 -- $136,000 and $0 thereafter. The Company also leases land for advertising structures under operating leases which are cancelable or which have terms of less than one year.

    Rent expense charged to operations amounted to approximately $7,461,000 in 1995, $6,947,000 in 1994 and $6,630,000 in 1993.

NOTE 13 -- PREFERRED STOCK

    Holdings has issued various classes of preferred stock which provide for, among other things, cumulative dividends which accrue quarterly whether or not declared by the board of directors, and a liquidation value which includes accrued dividends. This liquidation value amounted to approximately $70,711,000 at December 31, 1995 and $66,029,000 at December 31, 1994, of which approximately $28,110,000 and $23,428,000, respectively, is accrued but unpaid dividends. At December 31, 1995 Holdings had no assets, other than its investment in the Company. The Holdings preferred stock does not contain mandatory redemption features.

NOTE 14 -- ACQUISITIONS

    During the year ended December 31, 1995, the Company acquired the assets of three separate advertising entities. Under the terms of the transactions, the Company acquired certain fixed assets, customer lists and advertising leases of these entities for a combined total of $3,710,000. In connection with the acquisition of the customer lists and advertising leases, intangible assets were recorded at a total of $150,000. The customer lists and advertising leases were assigned useful lives of three and ten years, respectively.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 15 -- SUBSEQUENT EVENTS

    ACQUISITION

    On March 29, 1996, the Company purchased the stock of a company that provides outdoor advertising services for $710,000. The Acquisition has been accounted for by the purchase method.

    COMMITMENT

    The Company has entered into an agreement to purchase the capital stock of a company that provides outdoor advertising services. The purchase price is $10,000,000 which will be financed with the Company's Term C notes. The Company anticipates accounting for this Acquisition by the purchase method.

NOTE 16 -- SALE OF THE COMPANY

    On October 8, 1996, the Company's parent, Holdings, sold the outstanding capital stock of Holdings for approximately $240,000,000 in cash.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Revere Holding Corp. and Subsidiaries:

    We have audited the accompanying consolidated balance sheet of Revere Holding Corp. (a Maryland corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revere Holding Corp. and Subsidiaries, as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Baltimore, Maryland,
March 8, 1996

                     REVERE HOLDING CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 AS OF            AS OF
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------   ---------------
                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)........................  $  1,140,569    $     511,605
  Cash held in escrow (Note 17).............................       400,000       20,447,420
  Accounts receivable -- trade, net of allowance for
    doubtful accounts of $316,000 and $445,000,
    respectively............................................     5,349,808        5,336,129
  Accounts receivable -- barter, net of allowance for
    doubtful accounts of $11,000 and $9,000, respectively
    (Note 2)................................................       207,728          318,577
  Accounts receivable -- other..............................        99,287          105,831
  Inventories (Note 2)......................................       259,522          318,193
  Prepaid expenses --
    Sign site leases (Note 12)..............................     1,958,745        1,622,871
    Other...................................................       689,174          395,757
  Deferred income taxes.....................................       687,000          627,000
                                                              ------------   ---------------
      Total current assets..................................    10,791,833       29,683,383
PROPERTY AND EQUIPMENT, net (Notes 2 and 4).................    38,899,139       28,046,022
GOODWILL, net of accumulated amortization of $570,000 and
  $984,000, respectively (Note 3)...........................    22,668,371       21,809,424
OTHER ASSETS, net (Notes 2 and 5)...........................    16,383,846       13,829,535
                                                              ------------   ---------------
      Total assets..........................................  $ 88,743,189    $  93,368,364
                                                              ------------   ---------------
                                                              ------------   ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $    605,780    $     319,133
  Accounts payable -- barter (Note 2).......................       258,698          371,589
  Income taxes payable......................................        21,000        2,738,000
  Accrued interest expense..................................        31,025          382,026
  Deferred revenue..........................................       611,134          717,095
  Accrued bonuses...........................................       547,216          178,058
  Accrued health benefits...................................       434,463          330,284
  Accrued liabilities (Note 2)..............................     2,701,525        1,750,886
  Current portion of long-term debt (Note 6)................     2,851,765        3,305,379
  Current portion of capital lease obligations (Note 12)....       234,016          220,392
                                                              ------------   ---------------
      Total current liabilities.............................     8,296,622       10,312,842
LONG-TERM DEBT, less current portion (Note 6)...............    38,094,955       38,280,668
CAPITAL LEASE OBLIGATIONS, less current portion (Note 12)...       470,637          382,286
DEFERRED TAX LIABILITY (Notes 2 and 7)......................     5,520,000        5,502,202
                                                              ------------   ---------------
      Total liabilities.....................................    52,382,214       54,477,998
                                                              ------------   ---------------
MINORITY INTEREST...........................................       140,000          140,000
                                                              ------------   ---------------
STOCKHOLDERS' EQUITY:
  Common stock, par value $.01, 5,000,000 shares authorized;
    3,823,458 shares issued and outstanding at December 31,
    1995 and September 30, 1996 (unaudited).................        38,235           38,235
  Paid-in capital in excess of par..........................    38,196,347       38,196,347
  Retained earnings (accumulated deficit)...................    (1,125,107)       3,053,521
  Treasury stock, at cost, -0- shares at December 31, 1995
    and 150,751 shares at September 30, 1996 (unaudited)
    (Note 11)...............................................       --            (1,653,737)
Notes receivable from management stockholders...............      (888,500)        (884,000)
                                                              ------------   ---------------
      Total stockholders' equity............................    36,220,975       38,750,366
                                                              ------------   ---------------
      Total liabilities and stockholders' equity............  $ 88,743,189    $  93,368,364
                                                              ------------   ---------------
                                                              ------------   ---------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         FOR THE      FOR THE NINE MONTHS ENDED
                                                                       YEAR ENDED           SEPTEMBER 30,
                                                                      DECEMBER 31,   ----------------------------
                                                                          1995           1995           1996
                                                                      -------------  -------------  -------------
                                                                                             (UNAUDITED)
REVENUES:
  Gross revenues....................................................  $  44,075,763  $  32,703,421  $  32,529,347
  Less: Agency commissions..........................................     (4,714,467)    (3,522,060)    (3,482,596)
                                                                      -------------  -------------  -------------
      Net revenues..................................................     39,361,296     29,181,361     29,046,751
                                                                      -------------  -------------  -------------

OPERATING EXPENSES:
  Operations........................................................      8,569,222      6,313,353      6,469,145
  Real estate.......................................................      8,807,786      6,420,824      7,146,224
  Sales.............................................................      4,924,970      3,518,556      3,718,209
  General and administrative........................................      5,611,970      4,240,221      4,117,587
  Depreciation and amortization.....................................      6,898,155      5,164,942      5,541,859
                                                                      -------------  -------------  -------------
      Total operating expenses......................................     34,812,103     25,657,896     26,993,024
                                                                      -------------  -------------  -------------
      Operating Income..............................................      4,549,193      3,523,465      2,053,727
                                                                      -------------  -------------  -------------

OTHER INCOME (EXPENSE):
  Interest expense (Notes 5,6 and 12)...............................     (4,584,699)    (3,501,551)    (3,391,499)
  Gain on sale of assets............................................       --             --            8,623,905
  Other (expenses) income...........................................       (333,834)        57,964       (214,151)
                                                                      -------------  -------------  -------------
      Total other income (expenses).................................     (4,918,533)    (3,443,587)     5,018,255
                                                                      -------------  -------------  -------------
      Income (loss) before income taxes.............................       (369,340)        79,878      7,071,982

(PROVISION) BENEFIT FOR INCOME TAXES
  (Notes 2 and 7)...................................................       (578,360)      (271,719)    (2,893,354)
                                                                      -------------  -------------  -------------
      Net income (loss).............................................  $    (947,700) $    (191,841) $   4,178,628
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      NOTES
                                                        RETAINED                   RECEIVABLE
                                           PAID-IN      EARNINGS      TREASURY        FROM            TOTAL
                                COMMON    IN EXCESS   (ACCUMULATED     STOCK,      MANAGEMENT     STOCKHOLDERS'
                                 STOCK     OF PAR       DEFICIT)       AT COST    STOCKHOLDERS       EQUITY
                                -------  -----------  ------------   -----------  -------------   -------------
BALANCE,
  December 31, 1994...........  $38,235  $38,196,347   $ (177,407)   $   --         $(888,500)     $37,168,675
  Net loss....................    --         --          (947,700)       --           --              (947,700)
                                -------  -----------  ------------   -----------  -------------   -------------

BALANCE,
  December 31, 1995...........  38,235    38,196,347   (1,125,107)       --          (888,500)      36,220,975
  Payment on note receivable
    from management
    stockholders
    (unaudited)...............    --         --           --             --             4,500            4,500
  Treasury stock acquired, at
    cost (unaudited)..........    --         --           --          (1,653,737)     --            (1,653,737)
  Net income (unaudited)......    --         --         4,178,628        --           --             4,178,628
                                -------  -----------  ------------   -----------  -------------   -------------

BALANCE,
  September 30, 1996
    (Unaudited)...............  $38,235  $38,196,347   $3,053,521    $(1,653,737)   $(884,000)     $38,750,366
                                -------  -----------  ------------   -----------  -------------   -------------
                                -------  -----------  ------------   -----------  -------------   -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      FOR THE YEAR       FOR THE NINE MONTHS
                                                                          ENDED          ENDED SEPTEMBER 30,
                                                                      DECEMBER 31,   ----------------------------
                                                                          1995           1995           1996
                                                                      -------------  -------------  -------------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................................  $    (947,700) $    (191,841) $   4,178,628
  Adjustments to reconcile net loss to net cash provided by
    operating activities --
    Depreciation and amortization...................................      7,552,486      5,655,691      6,034,913
    (Gain) Loss on disposals of property and equipment..............        418,222        114,319     (8,623,905)
    Deferred income tax provision...................................        354,273        103,654         41,665
    Changes in assets and liabilities --
      Increase in accounts receivable, net..........................       (219,824)      (187,242)      (103,714)
      Decrease (increase) in inventories............................         32,807        (22,493)       (58,671)
      (Increase) decrease in prepaid expenses and other.............       (204,546)      (399,644)       629,291
      (Decrease) increase in accounts payable and accrued
        expenses....................................................     (1,795,535)    (1,747,672)     1,976,230
                                                                      -------------  -------------  -------------
        Net cash flows provided by operating activities.............      5,190,183      3,324,772      4,074,437
                                                                      -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...............................     (3,583,772)    (1,951,075)    (1,588,848)
  Proceeds from sale of property and equipment......................        123,551         45,926     21,514,834
  Funds transferred to escrow.......................................       --             --          (20,447,420)
  Increase in interest receivable...................................        (53,330)       (58,290)       (51,035)
  Increase in other assets..........................................     (1,974,930)    (1,873,220)      (952,589)
  Cash paid for acquisitions........................................     (3,080,631)    (3,080,631)    (2,075,000)
  (Increase) decrease in goodwill, net of noncash items.............        (39,140)      --               13,042
  Cash paid for treasury stock......................................       --             --               (8,237)
                                                                      -------------  -------------  -------------
        Net cash flows used in investing activities.................     (8,608,252)    (6,917,290)    (3,595,253)
                                                                      -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Reduction of long-term debt.......................................     (3,501,044)    (2,181,869)    (2,435,099)
  Payment of liability for Mall Media purchase......................     (4,000,000)    (4,000,000)      --
  Proceeds from long-term debt......................................      4,166,227      3,000,000      1,326,951
                                                                      -------------  -------------  -------------
        Net cash used in financing activities.......................     (3,334,817)    (3,181,869)    (1,108,148)
                                                                      -------------  -------------  -------------

NET DECREASE IN CASH AND CASH EQUIVALENTS...........................     (6,752,886)    (6,774,387)      (628,964)
CASH AND CASH EQUIVALENTS, beginning of period......................      7,893,455      7,893,455      1,140,569
                                                                      -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of period............................  $   1,140,569  $   1,119,068  $     511,605
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    The financial statements of Revere Holding Corp. and Subsidiaries (the Company) include the accounts of Revere Holding Corp. (Holding) and its wholly-owned subsidiary, Revere Acquisition Corp. (Acquisition) and Acquisition's wholly-owned subsidiaries, Revere National Corporation and subsidiaries (National), Revere Billboard, Inc. (Billboard), Stait Outdoor Advertising Co. (Stait) and Mall Media Acquisition Corp. (Mall Media). National provides outdoor advertising services through its network of sign structures in the Mid-Atlantic region and Texas (see Note 17). Mall Media owns and maintains a network of kiosks located in shopping malls nationwide and sells advertising space on the kiosks. Stait provides outdoor advertising services through its sign structures primarily located in New Jersey and Pennsylvania. All significant intercompany accounts and transactions have been eliminated in consolidation.

    On December 20, 1994, Acquisition acquired the entities described below, which were accounted for by the purchase method of accounting. The results of operations of the acquired companies are included in Holding's statements of operations for the period in which they were owned by Holding.

    On December 20, 1994, Holding was capitalized with $35.0 million in cash from Merrill Lynch Capital Partners and $375,000 in cash from certain members of the Board of Directors. The cash was used to capitalize Acquisition, and through a secured bank credit agreement, Acquisition received funding of an additional $40.0 million.

    Through a series of transactions, Acquisition acquired the assets of Billboard and Mall Media for $26.5 million and the outstanding stock of National and Stait for $26.6 million. Additional existing secured debt of National totaling $20.3 million was repaid by Acquisition, and the remaining funds were used for financing and acquisition costs.

    Additionally, Holding issued and transferred shares of common stock to certain members of management and the Board of Directors of the Company with a value of $1,359,582. The consideration for the shares issued was notes receivable of $888,500 and common stock of National with a value of $471,082.

    As provided in the asset purchase agreement, Mall Media purchased certain assets of the kiosk business, described above, on December 20, 1994. Of the $5.5 million purchase price, $4.0 million was not paid until January 1995. As part of the purchase price, Holding issued $1.5 million in common stock to the former owner.

    On January 2, 1996, the Company effected a reorganization of its legal entities. Revere National Corporation of San Antonio, Revere National Corporation of Victoria, Revere National Corporation of Corpus Christi, Revere National Corporation of Laredo ("Texas Subs") and Revere National Corporation of Delmarva ("Delmarva") effected a statutory merger with and into Revere National Corporation of Philadelphia ("D.C."), with D.C. being the surviving entity. Further, through a series of transactions, Stait was merged into Revere National Corporation of Pennsylvania ("PA") effective January 2, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    REVENUE RECOGNITION

    Advertising revenues from the sale of advertising space are recognized on a straight-line basis over the terms of the individual contracts.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term highly liquid investments with a maturity of three months or less.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INVENTORIES

    Inventories, consisting primarily of sign structure parts, are stated at the lower of cost (computed on a first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost with the exception of those assets which have been recorded at estimated fair value in conjunction with the purchase transactions discussed in Note 3. The cost of sign structures includes materials and supplies, labor directly involved in construction of the sign structures and an allocation of direct overhead expenses. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. The ranges of estimated useful lives are as follows:

                                                                                 USEFUL LIVES
                                                                                 -------------
Sign structures and kiosks.....................................................     7-15 years
Buildings......................................................................     31.5 years
Machinery and equipment........................................................      5-7 years
Vehicles.......................................................................        5 years
Leasehold improvements.........................................................     Lease Term

    Tear down expense or other disposals of sign structures are recorded net of the estimated realizable value of salvaged materials. The estimated realizable value of salvaged materials from torn down structures remains recorded as property and equipment and is depreciated over its remaining useful life. These materials are used in construction of new structures or refurbishment of existing structures.

    LEASE ACQUISITION COSTS

    The direct costs of acquiring and renewing land leases for sites on which sign structures are erected are capitalized in other assets and amortized using the straight-line method over five years, which is the estimated average lives of the leases.

    BARTER ARRANGEMENTS

    The Company enters into nonmonetary barter transactions with customers wherein certain goods and services are used by the Company in exchange for advertising services. Such transactions are recorded in the accompanying consolidated financial statements at the estimated fair market value of the goods and services received. Included in revenues and expenses are nonmonetary transactions of approximately $631,000 and $601,000, respectively, for the year ended December 31, 1995 and approximately $450,000 and $439,000, and $511,000 and $379,000, respectively, for the nine months ended Setember 30, 1995 and 1996 (unaudited). Included in property and equipment are nonmonetary transactions of approximately $97,000 for the year ended December 31, 1995, and $18,000 and $43,000, respectively, for the nine months ended September 30, 1995 and 1996 (unaudited).

    The gross amount of barter receivables and barter payables is recorded at the estimated fair value of services to be received and provided, respectively.

    FINANCIAL INSTRUMENTS

    The Company values its financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments." Management believes the

                     REVERE HOLDING CORP. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt approximate fair value.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

    INCOME TAXES

    Provision has been made, using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", for deferred Federal and state income taxes which arise from differences between the basis of certain assets and liabilities, for income tax and financial statement reporting purposes, and differences between reporting methods for income tax and financial statement reporting purposes. The differences relate principally to property, deferred costs and accruals. The Company and its subsidiaries file consolidated Federal income tax returns.

    RECLASSIFICATIONS.

    Certain financial information in the prior years have been reclassified to conform to the current year presentation.

    ACCOUNTING STANDARD

    In March 1995, the FASB issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. As of September 30, 1996 (unaudited), management believes there were no indications of impairment that would effect the carrying values of assets.

    NON-CASH TRANSACTIONS

    In addition to the previously described barter transactions, the Company entered into the following non-cash transactions for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996:

                                                        FOR THE YEAR    FOR THE NINE MONTHS
                                                           ENDED        ENDED SEPTEMBER 30,
                                                        DECEMBER 31,  -----------------------
                                                            1995        1995         1996
                                                        ------------  ---------  ------------
                                                                            (UNAUDITED)
Property and equipment under capital leases...........   $  336,277   $  19,600  $    273,063
                                                        ------------  ---------  ------------
                                                        ------------  ---------  ------------
Treasury stock purchased in exchange for note
  payable.............................................   $   --       $  --      $  1,645,500
                                                        ------------  ---------  ------------
                                                        ------------  ---------  ------------

                     REVERE HOLDING CORP. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INTERIM FINANCIAL INFORMATION

    The interim financial information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

3. GOODWILL:

    The Company utilized the purchase method of accounting for the acquisitions of the common stock of National and Stait and the purchase of the assets of Billboard and Mall Media. The total purchase price of $73.5 million was originally allocated approximately $37.7 million to property and equipment, $4.6 million to an acquired deferred tax liability and $18.3 million to other net assets and liabilities, resulting in goodwill of approximately $22.1 million. During 1995, the Company adjusted the purchase price allocation to reflect an income tax liability of approximately $310,000 which existed at the acquisition date, resulting in an increase to goodwill for the same amount. Goodwill is being amortized over a period of 40 years.

    During 1995, the Company executed several acquisitions which had an aggregate purchase price of approximately $2.8 million. These acquisitions were accounted for in accordance with the purchase method, whereby the purchase price is allocated to assets acquired and liabilities assumed based upon estimated fair value. As a result of these acquisitions, the Company recorded additional goodwill of approximately $654,000. In addition, goodwill in the amount of $140,000 has been recorded at December 31, 1995, relating to another acquisition of the Company in 1995.

4. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following as of December 31, 1995 and September 30, 1996:

                                                                  AS OF            AS OF
                                                               DECEMBER 31,    SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   --------------
                                                                                (UNAUDITED)
Sign structures and kiosks..................................    $ 32,770,314     $ 24,205,343
Land and buildings..........................................       6,311,519        4,694,414
Machinery and equipment.....................................       1,638,450        1,846,847
Vehicles....................................................         740,388          195,419
Leasehold improvements......................................         196,519          224,865
                                                              --------------   --------------
                                                                  41,657,190       31,166,888
Less -- Accumulated depreciation and amortization...........      (2,758,051)      (3,120,866)
                                                              --------------   --------------
Property and equipment, net.................................    $ 38,899,139     $ 28,046,022
                                                              --------------   --------------
                                                              --------------   --------------

    Depreciation expense for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited) was $2,782,706, and $2,111,160 and $2,222,964, respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

5. OTHER ASSETS:

    Other assets consisted of the following as of December 31, 1995 and September 30, 1996:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Intangible lease assets.....................................    $  9,352,833     $   7,183,851
Financing and acquisition costs.............................       6,627,239         6,655,367
Lease acquisition costs.....................................       3,952,191         3,789,525
MTC contract for advertising privileges.....................        --               1,935,000
Covenants not to compete....................................         570,000           350,000
Deposits....................................................          82,450            76,025
Other.......................................................         151,092           108,697
                                                              --------------   ---------------
                                                                  20,735,805        20,098,465
Less -- Accumulated amortization............................      (4,351,959)       (6,268,930)
                                                              --------------   ---------------
Other assets, net...........................................    $ 16,383,846     $  13,829,535
                                                              --------------   ---------------
                                                              --------------   ---------------

    Amortization for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited) was $4,769,780, and $3,544,531 and
$3,811,949, respectively, including amortization of deferred financing costs of $654,331, and $490,749 and $493,054, which was classified as interest expense.

    Intangible lease assets represent site leases with rents below market rates which were purchased with the acquisition of Billboard. The intangible lease assets have been recorded at the present value of the excess of the fair market rents of the lease over the actual rents. This amount is being amortized over the life of the leases.

    Financing and acquisition costs consisting of bank, legal and other professional fees and other costs of approximately $6.0 million were incurred and capitalized in connection with the acquisitions described in Note 1 and the related financing described in Note 6. These costs are being amortized over the period of the related debt agreements.

    Covenants not to compete were entered into with the former owners of the assets of certain purchase transactions at the time of the respective purchase and are being amortized over terms ranging from five to ten years.

6. LONG-TERM DEBT:

    In connection with the acquisitions described in Note 1, Acquisition and Holding entered into a Credit Agreement consisting of a Revolving Credit Loan, a Term A Loan and a Term B Loan.

    The Revolving Credit Loan consists of a reducing revolving credit facility with a principal amount not to exceed $17 million. As of December 31, 1995 and September 30, 1996 (unaudited), outstanding borrowings against the facility were $3,500,000 and $5,000,000, respectively. The commitment under the revolving credit facility will decrease by $1.0 million annually on December 31, 1995 through 1998. The remaining available $13.0 million will expire on June 30, 2001.

    The Term A Loan in the amount of $24.5 million is scheduled to be amortized annually in three equal installments in June, September and December of each year. The annual amortization amounts are $2,750,000 in 1996, $3,570,000 in 1997 and 1998; and $4,500,000, $6,125,000 and $3,735,000 in 1999, 2000 and 2001,
respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

6. LONG-TERM DEBT: (CONTINUED)
    The Term B Loan in the amount of $13.0 million is scheduled to be paid in a single installment on June 30, 2002.

    In addition to the debt repayments discussed above, the Company is required to make prepayments of 50% of Excess Cash Flow as defined in the Credit Agreement. No such prepayments were required for the periods ending December 31, 1995 and September 30, 1996 (unaudited).

    Interest on borrowings under this agreement are at varying rates based, at the Company's option, on the federal funds rate, the bank's prime rate, a three month average certificate of deposit rate or the London Interbank Offering Rate (LIBOR), plus a fixed percent and are adjusted based upon the ratio of total debt to operating cash flow. Additionally, commitment fees of 1/2% on available but undrawn revolving credit funds are payable quarterly in advance. The weighted average interest rates for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited) were 8.3%, and 8.8% and 8.4%, respectively. Interest expense relating to the Credit Agreement for the year ended December 31, 1995, and for the nine months ended September 30, 1995 and 1996 (unaudited), were approximately $3,852,000 and $2,951,555 and $2,782,050, respectively.

    Under the covenants of the Credit Agreement, the Company is required to maintain certain financial ratios, including an interest coverage ratio, a leverage ratio and a fixed charges ratio. Substantially all of the Companies' assets have been pledged as security under the Credit Agreement.

    Long-term debt at September 30, 1996 (unaudited), includes a subordinated promissory note in the amount of $1,645,500 to a former stockholder and employee of the Company as a result of the repurchase by the Company of all of his shares of outstanding common stock (see Note 11). The note matures on March 27, 1999, and interest is payable annually at the lowest rate of interest applicable to borrowings under the Credit Agreement.

    A summary of long-term debt as of December 31, 1995 and September 30, 1996 (unaudited), is as follows:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Credit Agreement Term A Note................................    $ 24,250,000     $  21,916,666
Credit Agreement Term B Note................................      13,000,000        13,000,000
Revolving Credit Note.......................................       3,500,000         5,000,000
Other notes payable with varying maturity dates.............         196,720         1,669,381
                                                              --------------   ---------------
  Total long-term debt......................................      40,946,720        41,586,047
Less -- Current portion of long-term debt...................      (2,851,765)       (3,305,379)
                                                              --------------   ---------------
  Long-term debt less current portion.......................    $ 38,094,955     $  38,280,668
                                                              --------------   ---------------
                                                              --------------   ---------------

                     REVERE HOLDING CORP. AND SUBSIDIARIES

6. LONG-TERM DEBT: (CONTINUED)
    Future maturities of long-term debt as of December 31, 1995 and September 30, 1996, are as follows:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
1996........................................................    $  2,851,765     $   3,305,379
1997........................................................       3,632,255         3,573,693
1998........................................................       3,602,700         3,574,080
1999........................................................       4,500,000         6,150,007
2000........................................................       6,125,000         6,127,427
2001 and thereafter.........................................      20,235,000        18,855,461
                                                              --------------   ---------------
  Total.....................................................    $ 40,946,720     $  41,586,047
                                                              --------------   ---------------
                                                              --------------   ---------------

    Interest payments for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited), were approximately $3,901,000, and $2,911,780 and $2,387,456, respectively.

7. INCOME TAXES:

    The (provision) benefit for income taxes for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited), consists of the following:

                                                     FOR THE YEAR  FOR THE NINE MONTHS ENDED
                                                        ENDED            SEPTEMBER 30,
                                                     DECEMBER 31,  --------------------------
                                                         1995         1995          1996
                                                     ------------  -----------  -------------
                                                                          (UNAUDITED)
Current
  Federal..........................................   $  (72,187)  $   (54,140) $  (2,087,942)
  State............................................     (151,900)     (113,925)      (763,747)
                                                     ------------  -----------  -------------
                                                        (224,087)     (168,065)    (2,851,689)
                                                     ------------  -----------  -------------
Deferred
  Federal..........................................     (267,373)      (38,479)       (34,541)
  State............................................      (86,900)      (65,175)        (7,124)
                                                     ------------  -----------  -------------
                                                        (354,273)     (103,654)       (41,665)
                                                     ------------  -----------  -------------
    Total..........................................   $ (578,360)  $  (271,719) $  (2,893,354)
                                                     ------------  -----------  -------------
                                                     ------------  -----------  -------------

    Income tax payments made for the year ended December 31, 1995, and for the nine months ended September 30, 1995 and 1996 (unaudited), were $584,674 and $237,650 and $50,100, respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

7. INCOME TAXES: (CONTINUED)
    The following is a reconciliation of the statutory federal income tax benefit to the recorded effective tax (provision) benefit for year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited):

                                                     FOR THE YEAR  FOR THE NINE MONTHS ENDED
                                                        ENDED            SEPTEMBER 30,
                                                     DECEMBER 31,  --------------------------
                                                         1995         1995          1996
                                                     ------------  -----------  -------------
                                                                          (UNAUDITED)
Statutory federal taxes, at 34% of pretax..........   $  125,576   $    94,182  $  (2,404,474)
State provision....................................     (238,800)     (179,100)      (504,073)
Non-deductible depreciation and amortization.......     (549,748)     (412,311)      (203,097)
Other..............................................       84,612       225,510        218,290
                                                     ------------  -----------  -------------
  Effective tax benefit (provision)................   $ (578,360)  $  (271,719) $  (2,893,354)
                                                     ------------  -----------  -------------
                                                     ------------  -----------  -------------

    The Company has incurred net operating losses which are available as carryforwards to offset future taxable income. At December 31, 1995 and September 30, 1996 (unaudited) net operating losses for income tax reporting purposes are approximately $5.2 million and $3.9 million, respectively, and expire between 2008 and 2010. For losses incurred prior to December 20, 1994, utilization is limited to taxable gains recognized through 1998 on the sale of assets which had "built-in gains" in 1994. A full valuation allowance on all losses has been reflected in the accompanying balance sheet due to uncertainties relating to the utilization of these net operating losses.

    Total deferred tax assets and liabilities and the sources of the differences between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and liabilities are as follows as of December 31, 1995 and September 30, 1996 (unaudited):

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward...........................    $  2,128,403     $   1,612,389
  Accrued liabilities.......................................         560,942           560,483
  Accrued environmental remediation.........................         147,814            68,141
  Bad debt reserves.........................................         134,517           187,101
  Valuation allowance.......................................      (2,128,403)       (1,612,389)
                                                              --------------   ---------------
                                                                     843,273           815,725
                                                              --------------   ---------------
Deferred tax liabilities:
  Property and equipment....................................       5,487,547         5,501,664
  Prepaid expenses..........................................           8,464             8,464
  Officer bonuses...........................................        --               --
  Other.....................................................         180,262           180,799
                                                              --------------   ---------------
                                                                   5,676,273         5,690,927
                                                              --------------   ---------------
    Net deferred tax liability..............................    $  4,833,000     $   4,875,202
                                                              --------------   ---------------
                                                              --------------   ---------------

                     REVERE HOLDING CORP. AND SUBSIDIARIES

8. MANAGEMENT STOCK OPTION PLAN:

    On December 20, 1994, Holding instituted a Management Stock Option Plan ("the Stock Option Plan") under which nonqualified incentive and performance stock options were granted to certain consultants, directors and employees of the Company. Each option entitles the grantee to purchase one share of common stock at a certain price per share, based on the estimated fair value of the shares at the date of grant. The maximum authorized number of shares of common stock which may be issued under the Stock Option Plan is 360,000. All options expire ten years after the date of grant or at the time the grantee ceases to be a full-time employee, director or consultant.

    Options are only exercisable when vested. Incentive options vest 20% every year. Performance options vest over a five year period based on the Company achieving certain defined levels of earnings performance or upon approval of the Board of Directors.

    The following options were outstanding and exercisable:

                                                                     OPTION
                                                                   PRICE/SHARE  INCENTIVE  PERFORMANCE    TOTAL
                                                                   -----------  ---------  -----------  ---------
Total outstanding at December 31, 1994...........................   $   10.00     170,660     170,660     341,320
Granted in 1995..................................................   $   10.00       6,840       6,840      13,680
                                                                                ---------  -----------  ---------
Total outstanding at December 31, 1995...........................                 177,500     177,500     355,000
                                                                                ---------  -----------  ---------
                                                                                ---------  -----------  ---------
Exercisable at December 31, 1995.................................                  35,500      35,500      71,000
                                                                                ---------  -----------  ---------
                                                                                ---------  -----------  ---------
Granted, January 1, 1996 to September 30, 1996 (unaudited).......   $   12.50      25,000      25,000      50,000
                                                                                ---------  -----------  ---------
Exercised, March 27, 1996 (unaudited)............................   $   10.00      (7,700)     (7,700)    (15,400)
                                                                                ---------  -----------  ---------
Expired, January 1, 1996 to September 30, 1996 (unaudited).......   $   10.00     (32,266)    (32,266)    (64,532)
                                                                                ---------  -----------  ---------
Total outstanding at September 30, 1996 (unaudited)..............                 162,534     162,534     325,068
                                                                                ---------  -----------  ---------
                                                                                ---------  -----------  ---------
Exercisable at September 30, 1996 (unaudited)....................                  32,507      32,507      65,014
                                                                                ---------  -----------  ---------
                                                                                ---------  -----------  ---------

9. PROFIT SHARING PLAN:

    The Revere National Corporation 401(k) profit sharing plan and trust (the
Plan) covers eligible employees of the Company. Contributions made to the Plan include an employee elected salary deduction amount and Company matching contributions. The Company's 401(k) expense for the periods ended December 31, 1995 and September 30, 1995 and 1996 (unaudited), was $133,176, and $100,201 and
$113,984, respectively.

10. NOTES RECEIVABLE:

    Notes receivable from management stockholders represent notes due in connection with the issuance of Holding stock as discussed in Note 1. The notes bear interest at the same rate as the Term A Note discussed in Note 6 and are due on December 20, 2004.

11. TREASURY STOCK (UNAUDITED):

    In connection with the termination of two employees, one of which was an officer and director of the Company, the Company purchased 150,751 shares of its common stock at a cost of $1,653,737 during the

                     REVERE HOLDING CORP. AND SUBSIDIARIES

11. TREASURY STOCK (UNAUDITED): (CONTINUED) nine months ended September 30, 1996 (unaudited). These transactions were completed primarily in exchange for a note payable, as described in Note 6.

12. COMMITMENTS:

    The Company leases office space and equipment under the terms of operating leases agreements. Lease expense of approximately $236,300, $167,600 and $230,900 was recorded for the periods ended December 31, 1995, and September 30, 1995 and 1996 (unaudited), respectively.

    Future minimum lease payments under capital and operating leases and the present value of the net minimum lease payments as of December 31, 1995 and September 30, 1996 (unaudited), are as follows:

                                                                                         AS OF SEPTEMBER 30,
                                                               AS OF DECEMBER 31, 1995           1996
                                                               -----------------------  ----------------------
                                                                 CAPITAL    OPERATING    CAPITAL    OPERATING
YEAR ENDING DECEMBER 31,                                         LEASES       LEASES      LEASES      LEASES
-------------------------------------------------------------  -----------  ----------  ----------  ----------
                                                                                             (UNAUDITED)
1996.........................................................  $   288,394  $  227,776  $   52,221  $   71,177
1997.........................................................      235,066     222,770     269,064     246,528
1998.........................................................      186,610     219,778     227,160     210,930
1999.........................................................       98,724     128,224     111,323     124,575
2000.........................................................        9,274      88,164      21,484      86,164
2001 and thereafter..........................................      --           --          --          18,420
                                                               -----------  ----------  ----------  ----------
Minimum lease payments.......................................  $   818,068  $  886,712  $  681,252  $  757,794
                                                                            ----------              ----------
                                                                            ----------              ----------
Less -- Amount representing interest and executory costs.....     (113,415)                (78,574)
                                                               -----------              ----------
Present value of minimum lease payments......................  $   704,653              $  602,678
                                                               -----------              ----------
                                                               -----------              ----------

    Additionally, substantially all of the Company's sign structures are located on land which is leased from unrelated parties for periods ranging from one to ten years. Generally, these sign site lease agreements permit the Company to cancel an agreement upon 30 days written notice.

13. MINORITY INTEREST:

    In August 1995, Mall Media entered into a 15 year operating agreement with Vision Digital Communications, LLC ("VDC"), a California limited liability corporation in which Mall Media holds an 80% investment, to conduct an interactive kiosk business. Pursuant to this agreement, the initial capital contributions of two of the minority investors of VDC were $140,000, which reflected the estimated fair value of assets and properties these two members contributed to VDC. This amount has been reflected in the consolidated financial statements as Minority Interest at December 31, 1995. In accordance with the operating agreement, 100% of the loss during 1995 was allocated to Mall Media.

14. LITIGATION:

    The Company is involved in various legal and administrative actions evolving from its conduct of routine operations. These actions include resolutions of disputes with land owners, regulatory compliance issues and personal property tax assessment issues, the outcome of which cannot currently be determined. Management does not believe that the outcome of these actions will have a material adverse effect on the Company.

                     REVERE HOLDING CORP. AND SUBSIDIARIES

15. UNAUDITED PRO FORMA SUMMARY RESULTS OF OPERATIONS:

    The unaudited pro forma summary consolidated results of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 (unaudited), assuming the acquisitions executed during 1995 and 1996 (as described in Notes 3 and 16) and the sale of the Company's operations in Texas (as described in Note 17) had been consummated on January 1, 1995, are as follows (dollars in thousands):

                                                                  FOR THE YEAR  FOR THE NINE
                                                                     ENDED      MONTHS ENDED
                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
                                                                          (UNAUDITED)
Net revenues....................................................   $   34,688     $  25,400
                                                                  ------------  -------------
                                                                  ------------  -------------
Net loss........................................................   $     (287)    $  (1,395)
                                                                  ------------  -------------
                                                                  ------------  -------------

16. SUBSEQUENT EVENTS:

    On February 2, 1996, the Company acquired certain assets of Mass Transit Communications ("MTC") and Mass Transit Communications -- Wallscapes ("MTC-W") for $2,075,000. This purchase, which is effective February 1, 1996, allows the Company to exclusively sell and service advertising space in and on municipal transit systems of the cities of Baltimore and Annapolis, Maryland.

    In March 1996, the Board of Directors approved a restructuring of the Company's operations at Mall Media. The ultimate impact of the restructuring has not yet been determined; however, management does not believe the restructuring will have a material impact on the Company's financial position or results of operations in 1996.

17. EVENTS SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT (UNAUDITED):

    On July 1, 1996, the Company sold substantially all of its assets associated with the Company's operations in San Antonio, Texas, through a third-party intermediary with the intention of completing a like-kind exchange of assets by December 28, 1996. Associated with this sale was the establishment of an escrow account whereby the proceeds of the sale ($11,000,000) were deposited and can only be withdrawn for the purchase of like-kind property or to pay down existing senior debt. If the purchase of like-kind property is successfully completed within 180 days of the sale, the Company may defer the gain, for income tax purposes, on the property sold. The gain is estimated to be approximately $5,000,000.

    On August 30, 1996, the Company sold substantially all of its assets associated with operations in Corpus Christi and Laredo, Texas, in a like-kind exchange transaction, similar to that discussed above, with the intentions of completing a like-kind exchange of property by February 28, 1997. The proceeds from the sale also were deposited with a third-party intermediary totaling $9,300,000. The gain, for income tax purposes, if the purchase of like-kind property is not successfully completed within 180 days of the sale, is estimated to be approximately $4,000,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Prospectus Summary.............................          3
Risk Factors...................................         13
The Transactions...............................         17
Use of Proceeds................................         19
The Exchange Offer.............................         19
Capitalization.................................         26
Pro Forma Financial Information................         27
Selected Consolidated Financial and Operating
  Data.........................................         34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         36
Business.......................................         43
Management.....................................         53
Certain Transactions...........................         56
Principal Stockholders.........................         57
Description of Notes...........................         59
Description of Indebtedness and Other
  Commitments..................................         82
Certain United States Federal Income Tax
  Consequences.................................         84
Plan of Distribution...........................         86
Legal Matters..................................         87
Experts........................................         87
Index to Financial Statements..................        F-1

                                     [LOGO]

                            UNIVERSAL OUTDOOR, INC.

                             OFFER TO EXCHANGE ITS
                             9 3/4% SERIES B SENIOR
                                  SUBORDINATED
                                 EXCHANGE NOTES
                                    DUE 2006
                             FOR ANY AND ALL OF ITS
                          OUTSTANDING 9 3/4% SERIES B
                           SENIOR SUBORDINATED NOTES
                                    DUE 2006

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the offering described in this Registration Statement. All amounts shown are estimates, except the SEC registration fee.

 Securities and Exchange Commission Registration Fee..............  $  30,304
 Printing and Engraving Expenses..................................     50,000
 Legal Fees and Expenses..........................................     75,000
 Accounting Fees and Expenses.....................................     50,000
 Blue Sky Fees and Expenses.......................................      5,000
 Exchange Agent Fees and Expenses.................................     15,000
 Miscellaneous....................................................     25,000
                                                                    ---------
                                                                    $ 250,304
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Certain provisions of the Illinois Business Corporation Act of 1983, as amended, provide that Universal Outdoor, Inc. ("the Registrant") may, and in some circumstances must, indemnify the directors and officers of the Registrant and of each subsidiary company against liabilities and expenses incurred by such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute.

    The By-laws of the Registrant generally provide that the Registrant shall indemnify its officers and directors if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Indemnification shall be provided only upon a determination that such indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made by the Registrant as authorized by Section 8.75(d) of the Illinois Business Corporation Act of 1983, as amended, or any successor provisions. Expenses may be advanced to the indemnified party upon receipt of an undertaking by, or on behalf of, such person to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On December 16, 1996, the Registrant issued and sold to Bear, Stearns & Co., Inc. and BT Securities Corporation (the "Series B Initial Purchasers") $100 million principal amount of 9 3/4% Series B Senior Subordinated Notes due 2006 (sold with a 3% discount to the Series B Initial Purchasers). This sale to the Series B Initial Purchasers was exempt from registration as an exempt private placement under Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT
NUMBER DESCRIPTION OF EXHIBIT
------ --------------------------------------------------------------------------
  2.1  Plan and Agreement of Merger, dated November 18, 1993, between the Company and Universal Outdoor II, Inc. (filed as Exhibit 2 to the Company's
         Registration Statement on Form S-1 (Commission File No. 33-72710) and
         incorporated herein by reference)

  2.2* Agreement and Plan of Merger between the Company, Universal Acquisition
         Corp. and Outdoor Advertising Holdings, Inc. dated August 27, 1996

EXHIBIT
NUMBER DESCRIPTION OF EXHIBIT
------ --------------------------------------------------------------------------
  2.3* Option and Asset Purchase Agreement between the Company and the
         Memphis/Tunica Sellers dated September 12, 1996

  2.4  Asset Purchase Agreement by and among Mountain Media, Inc., d/b/a Iowa
         Outdoor Displays, Robert H. Lambert and the Company dated September 12,
         1996

  2.5* Asset Purchase Agreement between the Company and The Chase Company dated
         September 11, 1996

  2.6  Stock Purchase Agreement, dated as of November 22, 1996, among Revere, the
         Company and the Stockholders of Revere

  2.7  Asset Purchase Agreement, dated as of December 10, 1996, by and among
         Matthew, Matthew Acquisition Corp. and the Company

  3.1 Third Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Commission File No.
         333-12427) and incorporated herein by reference)

  3.2  Second Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company's
         Registration Statement on Form S-1 (Commission File No. 333-12427) and incorporated herein by reference)

  4.1  Indenture, dated as of December 16, 1996, between the Company and United
         States Trust Company of New York, as Trustee

  4.2 Purchase Agreement, dated as of December 11, 1996, among the Company and the Initial Purchasers relating to the Old Notes

  4.3  Form of New Notes

  4.4 Registration Rights Agreement, dated as of December 16, 1996, by and among the Company and the Initial Purchasers

  5.1  Opinion of Winston & Strawn

 10.1 Consolidated Credit Agreement dated October 31, 1996, among the Company, certain financial institutions, Bankers Trust Company, as Agent and LaSalle National Bank, as Co-Agent

 10.2  Agreement Regarding Tax Liabilities and Payments dated as of November 18,
         1993 by and between Parent and the Company (filed as Exhibit 10(f) to the Company's Form S-1 Registration Statement (File No. 33-72710) and incorporated herein by reference)

 10.3  Indenture, dated as of October 16, 1996 between the Company and United
         States Trust Company of New York as Trustee

 12.1  Computation of Ratios

 21.1  Subsidiaries of the Company

 23.1  Consent of Price Waterhouse LLP

 23.2  Consent of Ernst & Young LLP

 23.3  Consent of Ernst & Young LLP

 23.4  Consent of Arthur Andersen LLP

 23.5  Consent of Winston & Strawn (contained in Exhibit 5.1)

 24.1  Power of Attorney (included on Signature Page)

 25.1  Statement of eligibility of Trustee on Form T-1

 99.1  Letter of Transmittal

 99.2  Notice of Guaranteed Delivery

EXHIBIT
NUMBER DESCRIPTION OF EXHIBIT
------ --------------------------------------------------------------------------
 99.3  Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
         Nominees

 99.4  Letter from Registered Holders to Clients

------------------------

* Filed with Parent's Registration Statement on Form S-1, dated October 9, 1996 (Commission File No. 333-12457) and incorporated herein by reference

ITEM 17.  UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  The undersigned Registrant hereby undertakes that:

    Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER DESCRIPTION OF EXHIBIT
------ --------------------------------------------------------------------------
  2.1  Plan and Agreement of Merger, dated November 18, 1993, between the Company and Universal Outdoor II, Inc. (filed as Exhibit 2 to the Company's
         Registration Statement on Form S-1 (Commission File No. 33-72710) and
         incorporated herein by reference)

  2.2* Agreement and Plan of Merger between the Company, Universal Acquisition
         Corp. and Outdoor Advertising Holdings, Inc. dated August 27, 1996

  2.3* Option and Asset Purchase Agreement between the Company and the
         Memphis/Tunica Sellers dated September 12, 1996

  2.4  Asset Purchase Agreement by and among Mountain Media, Inc., d/b/a Iowa
         Outdoor Displays, Robert H. Lambert and the Company dated September 12,
         1996

  2.5* Asset Purchase Agreement between the Company and The Chase Company dated
         September 11, 1996

  2.6  Stock Purchase Agreement, dated as of November 22, 1996, among Revere, the
         Company and the Stockholders of Revere

  2.7  Asset Purchase Agreement, dated as of December 10, 1996, by and among
         Matthew, Matthew Acquisition Corp. and the Company

  3.1 Third Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Commission File No.
         333-12427) and incorporated herein by reference)

  3.2  Second Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company's
         Registration Statement on Form S-1 (Commission File No. 333-12427) and incorporated herein by reference)

  4.1  Indenture, dated as of December 16, 1996, between the Company and United
         States Trust Company of New York, as Trustee

  4.2 Purchase Agreement, dated as of December 11, 1996, among the Company and the Initial Purchasers relating to the Old Notes

  4.3  Form of New Notes

  4.4 Registration Rights Agreement, dated as of December 16, 1996, by and among the Company and the Initial Purchasers

  5.1  Opinion of Winston & Strawn

 10.1 Consolidated Credit Agreement dated October 31, 1996, among the Company, certain financial institutions, Bankers Trust Company, as Agent and LaSalle National Bank, as Co-Agent

 10.2  Agreement Regarding Tax Liabilities and Payments dated as of November 18,
         1993 by and between Parent and the Company (filed as Exhibit 10(f) to the Company's Form S-1 Registration Statement (File No. 33-72710) and incorporated herein by reference)

 10.3  Indenture, dated as of October 16, 1996 between the Company and United
         States Trust Company of New York as Trustee

 12.1  Computation of Ratios

 21.1  Subsidiaries of the Company

 23.1  Consent of Price Waterhouse LLP

 23.2  Consent of Ernst & Young LLP

 23.3  Consent of Ernst & Young LLP

 23.4  Consent of Arthur Andersen LLP

 23.5  Consent of Winston & Strawn (contained in Exhibit 5.1)

 24.1  Power of Attorney (included on Signature Page)

EXHIBIT
NUMBER DESCRIPTION OF EXHIBIT
------ --------------------------------------------------------------------------
 25.1  Statement of eligibility of Trustee on Form T-1

 99.1  Letter of Transmittal

 99.2  Notice of Guaranteed Delivery

 99.3  Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
         Nominees

 99.4  Letter from Registered Holders to Clients